EXHIBIT 2.1

INVESTMENT AGREEMENT

by and among

HOLLYWOOD CASINO SHREVEPORT,

ELDORADO RESORTS LLC,

ELDORADO SHREVEPORT #1, LLC,

and

ELDORADO SHREVEPORT #2, LLC

Dated as of October 18, 2004

INDEX OF DEFINED TERMS

Acquisition Proposal
Actual Retained Cash
Ad Hoc Committee of Noteholders
Agreement
Break-Up Fee
Business
Capital Improvements
Cash Distribution
Closing
Closing Date
Commitment Letter
Company
Company’s Closing Certificates
Competing Transaction
Confidentiality Agreement
Confirmation Order
Contemplated Transactions
Customer Information
Deposit Funds
Disbursing Agent
Dispute Deadline
Dispute Notice
Eldorado
Eldorado Closing Certificates
Employee Benefit Plan
Employee Benefit Plans
ERISA
Escrow Agent
Escrow Property
Estimated Retained Cash
Financial Statements
First Mortgage Notes
HSR Act
Investment
Investment Price
Investor Closing Date
Investor I
Investor II
Investors
Investors Protection Order
LGCB

Management Agreement
Net Working Capital
New Non-Voting Equity Interests
New Notes
New Voting Equity Interests
Notes
Old Partnership Interests
Paddlewheels
Preferred Equity Interests
Preliminary Estimate
Property
Reorganized Company Agreement
Senior Secured Notes
Tax Returns

List of Schedules

Schedule 1.3	Schedule of Accounts
Schedule 3.3	Governmental Consents and Approvals
Schedule 3.7	Pending/Material Litigation
Schedule 3.10	Employee Benefit Plans
Schedule 3.12(a)	Non-filed Tax Returns
Schedule 3.12(b)	Tax Audits, Investigations or Other Agreements or Applications
Schedule 3.12(c)	Tax Sharing or Allocation Agreements
Schedule 3.12(d)	Tax Delinquencies
Schedule 3.13	Permitted Encumbrances
Schedule 3.14	Environmental Matters
Schedule 5.1	Conduct of Business
Schedule 6.1(e)	Required Consents – Company
Schedule 6.2(e)	Required Consents – Eldorado and Investors

List of Exhibits

Exhibit A	Form of Plan of Reorganization
Exhibit B	Form of Indenture
Exhibit C	Form of Fifth Amended and Restated Joint Venture Agreement of Eldorado Casino Shreveport Joint Venture
Exhibit D	Form of Management Agreement

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (together with all exhibits and schedules hereto, the “Agreement”), dated as of October 18, 2004, by and among Eldorado Resorts LLC, a Nevada limited liability company (“Eldorado”), Eldorado Shreveport #1, LLC, a Nevada limited liability company (“Investor I”), Eldorado Shreveport #2, LLC, a Nevada limited liability company (“Investor II” and together with Investor I, the “Investors”), and Hollywood Casino Shreveport, a Louisiana general partnership (the “Company”).

WHEREAS, the Company owns and operates a business (the “Business”) consisting of a hotel and riverboat gaming complex located in Shreveport, Louisiana (the “Property”);

WHEREAS, Donald L. Carano, the Chief Executive Officer and President of Eldorado, and Gary L. Carano, a member of the Board of Managers of Eldorado, are the sole members and managers of the Investors and desire to cause the Investors to acquire the Business;

WHEREAS, Eldorado has an option to acquire all of the membership interests of the Investors and will benefit from this Agreement and the Management Agreement (as defined below);

WHEREAS, the Company has outstanding $150 million aggregate principal amount of 13% First Mortgage Notes due 2006 with Contingent Interest (the “First Mortgage Notes”), which were issued under an indenture dated as of August 10, 1999 among the Company and Shreveport Capital Corporation, as issuers, HWCC-Louisiana, Inc., HCS I, Inc. and HCS II, Inc., as guarantors, and U.S. Bank National Association (successor to State Street Bank and Trust Company), as trustee;

WHEREAS, the Company has outstanding $39 million aggregate principal amount of 13% Senior Secured Notes due 2006 with Contingent Interest (the “Senior Secured Notes,” and together with the First Mortgage Notes, collectively, the “Notes”), which were issued under an indenture dated as of June 15, 2001 among the Company and Shreveport Capital Corporation, as issuers, and U.S. Bank National Association (successor to State Street Bank and Trust Company), as trustee;

WHEREAS, the Notes have been in default under the terms of their respective note indentures since May 2003;

WHEREAS, certain holders of Notes have formed an ad hoc committee represented by Milbank, Tweed, Hadley & McCloy LLP (the “Ad Hoc Committee of Noteholders”);

WHEREAS, on September 10, 2004, a group of creditors filed an involuntary petition against the Company under chapter 11, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Western District of Louisiana, Shreveport Division (the “Bankruptcy Court”);

WHEREAS, in connection with and as part of the transactions contemplated by this Agreement, to effectuate the consummation of the transactions contemplated by this Agreement through a plan of reorganization (the “Plan”), which shall be substantially in the form attached as Exhibit A, subject to such changes as the parties may agree in good faith, certain of the Company’s affiliates will commence voluntary Chapter 11 cases, and, if an order for relief has not been entered against the Company in the involuntary Chapter 11 case currently pending in the Bankruptcy Court, the Company will consent to an order for relief before a hearing on confirmation of the Plan (the “Chapter 11 Cases”);

WHEREAS, pursuant to the Plan, on the Closing Date (as herein defined) the promissory notes and other instruments evidencing the Notes shall be deemed cancelled and (A) the Company shall issue (i) new non-voting general partnership interests (the “New Non-Voting Equity Interests”) representing a 25 percent (25%) interest in the Company to a newly formed corporation wholly owned by holders of the Notes,  (ii) $20 million of preferred equity partnership interests (the “Preferred Equity Interests”), (iii) $140 million of First Mortgage Notes due 2012 (the “New Notes”), the form of Indenture for which shall be substantially in the form attached as Exhibit B, subject to such changes as the parties may agree in good faith, and (B) the Company will cancel the existing outstanding partnership equity interests held by Shreveport Paddlewheels, L.L.C. (“Paddlewheels”);

WHEREAS, in connection with the consummation of the Plan, on the Investor Closing Date (as herein defined) the Investors intend, collectively, to purchase from the reorganized Company, and the reorganized Company intends to issue and sell to the Investors (the “Investment”), subject to the terms and conditions contained herein, new voting general partnership interests (the “New Voting Equity Interests”) representing a 75 percent (75%) interest in the reorganized Company in exchange for the Investment Price (as defined below), and following such purchase and sale of New Voting Equity Interests, the Company will cancel its existing outstanding partnership equity interests, which are held by HCS I, Inc. and HCS II, Inc. (collectively with the partnership interests previously held by Paddlewheels, the “Old Partnership Interests”);

WHEREAS, Eldorado, the Investors, the Company, HCS I, Inc., HCS II, Inc. and the Ad Hoc Committee of Noteholders desire that the Investors make the Investment and continue the Business of the Company as a Louisiana general partnership pursuant to and in accordance with the terms of this Agreement and the Plan;

WHEREAS, the Company, Eldorado and the Investors desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated herein; and

WHEREAS, the parties acknowledge that consummation of the Investment and related transactions contemplated by this Agreement (collectively, the “Contemplated Transactions”) is subject to the approval of the Bankruptcy Court and the Louisiana Gaming Control Board (the “LGCB”).

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NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

ISSUANCE AND PURCHASE OF NEW VOTING EQUITY INTERESTS;
INVESTMENT CONSIDERATION

Section 1.1             Issuance and Purchase of New Voting Equity Interests.

Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties hereinafter set forth, on the day immediately following the Closing (the “Investor Closing Date”) the reorganized Company will issue, sell and deliver to (i) Investor I a New Voting Equity Interest in the reorganized Company consisting of 74% of the partnership interests in the reorganized Company, and (ii) Investor II a New Voting Equity Interest in the reorganized Company consisting of 1% of the partnership interests in the reorganized Company in exchange for the Investment Price as described in Section 1.2 below.

Section 1.2             Investment Price.

In consideration for the New Voting Equity Interests to be issued by the reorganized Company to the Investors pursuant to Section 1.1, and subject to the terms and conditions of this Agreement, Eldorado shall cause the Investors, in proportion to their New Voting Equity Interests, to pay and deliver to the reorganized Company $5 million cash (the “Investment Price”) to be paid to the reorganized Company on the Investor Closing Date, $1 million of which was deposited with Deutsche Bank Trust Company Americas, a New York banking corporation (the “Escrow Agent”), pursuant to the letter, dated August 27, 2004, between the Company and Eldorado, as amended (the “Commitment Letter”), $1 million of which was deposited with the Escrow Agent in connection with the execution of this Agreement, and $3 million of which shall be deposited with the Escrow Agent on the Closing Date (collectively, such amounts deposited with the Escrow Agent, the “Deposit Funds”);

Section 1.3             Closing Cash; Cash Distribution.

(a)           Definitions.  “Net Working Capital” means (x) the actual aggregate amount at Closing of those line items of “Current Assets,” before investment of the Investment Price, less (y) the actual aggregate amount at Closing of those line items of “Current Liabilities,” each as reflected on the Schedule of Accounts attached hereto as Schedule 1.3 and identified thereon as “Included” line items, and each as determined in accordance with generally accepted accounting principles applied consistently with the Company’s past practice; provided that all liabilities of the Company arising out of or otherwise relating to this Agreement, the Plan and the Contemplated Transactions, including, without limitation, any fees, costs and expenses of legal advisors, financial advisors and brokers, (including the parties identified in Section 3.5), and any portion of transfer taxes and related expenses referred to in Section 8.8 allocable to the Company, that have not been paid on or prior to the Closing shall be included as Current Liabilities at Closing.

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(b)           Retained Cash.  The Company shall retain cash (including cash equivalents) as of the Closing and not including the investment of the Investment Price of (x) $18.2 million, (y) (i) plus the amount by which the Net Working Capital is less than negative $4.25 million, or (ii) less the amount by which Net Working Capital exceeds negative $4.25 million, and (z) less the total amount spent (or incurred and included as a “Current Liability”) by the Company on capital improvements to the Property which are made (1) in substance pursuant to the Company’s existing plan, a copy of which has been provided to the Investors, or (2) as otherwise approved by the Investors pursuant to Section 5.1 (collectively, the “Capital Improvements”), such resulting amount referred to as the “Actual Retained Cash“.  The amount of the Company’s cash at the Closing in excess of the Actual Retained Cash, if any, shall be transferred to the “Disbursing Agent” with respect to “Excluded Liabilities,” in each case as defined in the Plan (the “Disbursing Agent”).  Because of the difficulty of determining the actual amount of Net Working Capital as of the Closing, the procedure set forth in paragraph (c) of this Section 1.3 shall be followed to estimate Net Working Capital at the Closing and the amount of cash, if any, to be distributed to the Disbursing Agent at the Closing or pursuant to Section 1.4 hereof, or paid to the Company pursuant to Section 1.4 hereof.

(c)           Estimate; Procedure.  Between five and ten business days before Closing, the Company shall deliver to Eldorado and the Investors an estimate of the Net Working Capital at Closing (the “Preliminary Estimate”) together with a summary of the amount of Capital Improvements (the “Capital Improvements Summary”).  The Company may update the Preliminary Estimate and the Capital Improvements Summary prior to the Closing Date.  The Preliminary Estimate and the Capital Improvements Summary and any updates thereto shall be prepared in good faith and shall contain all information reasonably necessary to estimate Net Working Capital and the amount of Capital Improvements.  The amount of cash the Company shall initially retain on the Closing Date shall be based on the Preliminary Estimate and the Capital Improvements Summary, as updated (the “Estimated Retained Cash”).  The actual amount of cash held by the Company on the Closing Date, as determined under Section 2.3 before the investment of the Investment Price, in excess of the Estimated Retained Cash, if any, shall be transferred to the Disbursing Agent to be held for distribution under the Plan (the “Cash Distribution”) or as otherwise required by Section 1.4.

Section 1.4             Final Net Working Capital Determination.

As soon as practicable, but not later than 60 days, after the Closing, the Investors’ independent accountant shall prepare and deliver to the Disbursing Agent and the Ad Hoc Committee of Noteholders an audited statement prepared in accordance with generally accepted accounting principles consistently applied with the Company’s past practices, showing actual Net Working Capital and the actual amount of Capital Improvements as of the Closing Date, along with appropriate supporting documentation.  The Disbursing Agent, in consultation with the Ad Hoc Committee of Noteholders, shall have 20 days (the last day of such 20 day period is hereinafter referred to as the “Dispute Deadline”) to review the audited statement and the work papers of the Investors’ accountant and to deliver written notice (the “Dispute Notice”) of any disagreements specifying in reasonable detail the nature and extent of such disagreement.  If the Disbursing Agent delivers a Dispute Notice and the Disbursing Agent’s accountant and the Investors’ accountant cannot resolve such disagreement within ten business days after the Investors’ accountant’s receipt of the Dispute Notice, the items of disagreement shall be referred

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for final determination to the Bankruptcy Court.  The Disbursing Agent or the Company shall pay (and the Investors shall cause the Company to pay, if applicable) the amount by which Actual Retained Cash differs from the Estimated Retained Cash to the other party within five business days after (i) if a Dispute Notice is not delivered by the Dispute Deadline, the Dispute Deadline or (ii) if a Dispute Notice is timely delivered, the date that the parties’ accountants resolve the dispute or entry of an Order by the Bankruptcy Court resolving the dispute.

Section 1.5             Deposit Funds.

The Investors have previously deposited the Deposit Funds with the Escrow Agent.  Upon termination of this Agreement, the Escrow Property (as defined in the Escrow Agreement) (“Escrow Property”) shall be transferred as follows:

(a)           In the event this Agreement is terminated by the Company pursuant to Section 7.1(e), then the Escrow Property shall be transferred to the Company;

(b)           In the event this Agreement is terminated pursuant to Section 7.1(a), 7.1(b), 7.1(d), 7.1(f) or 7.1(g), the Escrow Property shall be transferred by the Escrow Agent to the Investors;

(c)           In the event the Agreement is terminated pursuant to Section 7.1(c), the Escrow Property shall be transferred by the Escrow Agent to the Investors, unless the conditions precedent set forth in Sections 6.1(a) or 6.1(b) (substituting the date of termination of this Agreement for the Closing Date in such provisions) have not been satisfied in which event the Escrow Property shall be transferred by the Escrow Agent to the Company.

(d)           On the Investor Closing Date, the Escrow Property shall be transferred by the Escrow Agent to the Company pursuant to Section 1.2(a).

ARTICLE II

CLOSING; CLOSING DELIVERIES

Section 2.1             Closing.

The consummation of the purchase and sale of the New Voting Equity Interests by the Investors, which shall take place on the Investor Closing Date, and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Los Angeles, California 90071, at 10:00 a.m., Los Angeles time, (i) on the later of eleven days following the entry by the Bankruptcy Court of the Confirmation Order (as defined herein) and the satisfaction or waiver of the conditions specified in Sections 6.1 and 6.2 or (ii) at such other time, date, and place as shall be agreed upon by the parties (the date of the Closing being herein referred to as the “Closing Date”).  The Closing shall be effective at 12:00 a.m., Shreveport, Louisiana time, on the Closing Date.

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Section 2.2             Deliveries at Closing.

(a)           At the Closing and on the Closing Date, the Company shall deliver (or cause to be delivered) to Eldorado and the Investors:

(i)            certificates of the officers of the managing general partner of the Company (the “Company’s Closing Certificates”) certifying that, (a) the conditions to Closing set forth in Section 6.2(a) have been satisfied; and (b) the conditions to Closing set forth in Section 6.2(b) have been satisfied; and

(ii)           each of the other agreements and documents contemplated to be delivered by or entered into by the Company in connection with or pursuant to this Agreement, duly executed by the Company, and any other such documents, instruments or certificates, required to be delivered in connection with the Company’s obligations under this Agreement, or as Eldorado and the Investors or their counsel may reasonably request.

(b)           At the Closing and on the Closing Date, Eldorado and the Investors, as applicable, shall deliver (or cause to be delivered) to the Escrow Agent $3 million in cash from the Investors.

(c)           At the Closing, Eldorado and the Investors, as applicable, shall deliver (or cause to be delivered) to the Company:

(i)            certificates of the officers of Eldorado and the Investors (the “Eldorado Closing Certificates”) certifying that, (a) the conditions to Closing set forth in Section 6.1(a) have been satisfied; and (b) the conditions to Closing set forth in Section 6.1(b) have been satisfied; and

(ii)           any other such documents, instruments or certificates required to be delivered in connection with Eldorado’s and the Investor’s obligations under this Agreement, or as the Company or its counsel may reasonably request.

(d)           On the Investor Closing Date, the Company shall deliver (or cause to be delivered) to the Investors a Fifth Amended and Restated Joint Venture Agreement of Eldorado Casino Shreveport Joint Venture substantially in the form of Exhibit C attached hereto, subject to such changes as the parties may agree in good faith (the “Reorganized Company Agreement”) duly executed by the parties as contemplated by the Plan.

(e)           On the Investor Closing Date, Eldorado and the Investors, as applicable, shall deliver (or cause to be delivered) to the Company:

(i)            the Reorganized Company Agreement duly executed by each of the Investors;

(ii)           the Escrow Property; and

(iii)          a Management Agreement, substantially in the form of Exhibit D attached hereto, subject to such changes as the parties may agree in good faith (the

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“Management Agreement”) duly executed by the parties thereto (including Investor I, as general partner of the reorganized Company).

Section 2.3             Cash Count.

On the Closing Date, all currency on the Property, including cage cash, cash in the hoppers, buckets (or slot drops) and the bill acceptors shall be counted (by emptying and counting the cash in the loads of all machines) by the Company and verified by Eldorado and the Investors.  The Company and Eldorado shall determine, in good faith, appropriate procedures to count the above described cash as close as practical to the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Eldorado and the Investors as follows:

Section 3.1             Organization.

The Company is validly existing and in good standing as a general partnership under the laws of the State of Louisiana and has the partnership power and authority to own, lease, and operate its properties and licenses and to carry on the Business as it is now being conducted.

Section 3.2             Authority Relative to this Agreement.

The Company has the partnership power and authority to enter into this Agreement and to carry out its obligations hereunder.  Subject to and effective upon the entry of the Confirmation Order, this Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.  The execution, delivery and performance by the Company of this Agreement and the other agreements to be delivered or entered into with or pursuant to this Agreement, and the consummation of the Contemplated Transactions, have been duly and validly authorized by the Company.

Section 3.3             Governmental Consents and Approvals.

Except as set forth on Schedule 3.3, no consent, approval or authorization of, or declaration, filing, or registration with, any Governmental Entity will be required to be made or obtained by the Company in connection with the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions, except  (i) those specified in the conditions precedent set forth in Sections 6.1(c) through (e) and (ii) those which the failure to obtain would not reasonably be expected to have a materially adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company (“Material Adverse Effect”).

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Section 3.4             Capitalization.

HCS I, Inc. HCS II, Inc. and Paddlewheels are the only partners in the Company and collectively hold all of the Old Partnership Interests.

Section 3.5             Brokers.

No person, other than Libra Securities, LLC and CIBC World Markets Corp., is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.6             Permits; Compliance with Laws.

The Company holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of the Business, except for such licenses, franchises, permits and authorizations, the failure of which to hold would not reasonably be expected to have a Material Adverse Effect, and the Company has complied with, and is in compliance with, all laws, statutes, codes, rules and regulations applicable to the Business except for such failure to comply which would not reasonably be expected to have a Material Adverse Effect.

Section 3.7             Litigation.

Except as set forth on Schedule 3.7, there are no actions, suits, proceedings, claims or investigations pending or, to the Company’s knowledge, threatened by any third party or governmental authority with respect to the Business that is or would be reasonably expected to have a Material Adverse Effect.

Section 3.8             Financial Statements.

The Company has previously delivered to Eldorado the Company’s (a) audited consolidated balance sheets as of December 31, 2001, 2002 and 2003, and audited consolidated statements of operations, comprehensive loss, changes in partners’ deficit and cash flows for the years ended December 31, 2001, 2002 and 2003, and accompanying notes and (b) unaudited consolidated balance sheet as of June 30, 2004 and unaudited consolidated statements of operations, comprehensive loss, changes in partners’ deficit and cash flows for the six months ended June 30, 2004.  All of the foregoing financial statements (including the notes thereto) are referred to as the “Financial Statements.”  The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied with the Company’s past practices (except, with respect to the unaudited financial statements, for normal year-end adjustments and the absence of certain footnotes and other disclosures required for audited financial statements) and present fairly the financial condition and operating results of the Company as of the dates, and for the periods, thereof.

Section 3.9             Absence of Certain Changes or Events.

Since June 30, 2004, except for the proceedings in the Bankruptcy Court, and all actions or inaction required thereby, Capital Improvements, the Company’s restructuring

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activities, including, without limitation, efforts to sell the Business, the Company has conducted the Business in the ordinary course consistent with past practices.  Since June 30, 2004 there has not been any material adverse changes in the Company’s trade payables and other operating debts.

Section 3.10           Employee Benefit Plans.

Schedule 3.10 contains an accurate and complete list of each “employee benefit plan” (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”)) and any other material employee benefit plan, program or arrangement (each, an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”) which provides benefits to employees of the Company.  The Company has not made any plan or commitment to establish any new Employee Benefit Plan or to modify any existing Employee Benefit Plan (except to the extent required by any applicable law).  Each Employee Benefit Plan complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code.  With respect to each Employee Benefit Plan, all required payments, premiums, contributions, distributions or reimbursements for all periods ending prior to or as of the date of this Agreement have been made in the normal course in accordance with the terms of the applicable Employee Benefit Plan and applicable law or properly accrued.  The Company has not incurred any material liability under Title IV of ERISA with respect to any Employee Benefit Plan that has not been satisfied in full.  None of the Employee Benefit Plans is a “multiemployer plan”  as defined in Section 3(37) of ERISA and except as set forth on Schedule 3.10 hereto neither the Company nor any member of its “Controlled Group”  (defined as any organization that is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code) has at any time during the past six years sponsored or contributed to or has any liability or obligation in respect of, any multiemployer plan that remains unsatisfied.

Section 3.11           No Violations.

Subject and after giving effect to any required approvals of the Bankruptcy Court (including, without limitation, the Confirmation Order) and the Plan and assuming the receipt of all consents and approvals described in Section 3.3, neither the execution, delivery, or performance of this Agreement by, nor the consummation of the transactions contemplated hereby, nor compliance by, the Company with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Third Amended and Restated Joint Venture Agreement of the Company, as amended on August 2, 1999 and December 20, 2000, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension, or revocation) under any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan, or other instrument or obligation to which the Company is a party or by which any of its properties or assets may be bound or affected, (c) violate any material order, writ, injunction, decree, statute, rule, or regulation applicable to the Company or any of its properties or assets, or (d) cause the suspension or revocation of any permit, license, governmental authorization, consent, or approval necessary for the Company to conduct its business as currently conducted, except in the case of clauses (b) and (d) for violations, breaches, defaults, terminations, cancellations,

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accelerations, vestings, payments, exercises, suspensions or revocations that would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect.

Section 3.12           Taxes.

(a)           Except as disclosed in Schedule 3.12 (a) hereto, the Company has filed all U.S. federal, state, local, foreign and other tax returns (including any information returns, reports and statements) (the “Tax Returns”) that are required to have been filed by it with the appropriate taxing authorities, and all information provided in such Tax Returns is complete and accurate in all material respects. Except as disclosed in Schedule 3.12(a), the Company has paid all taxes owed by it (whether or not actually shown on such Tax Returns), other than in those instances in which such taxes (i) are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP in respect of all such taxes and/or (ii) relate to a tax period (or portion thereof) ending on or before the date of this Agreement and that first became due and payable after the date of this Agreement.  Except as disclosed in Schedule 3.12(a) hereto, there is no tax liability proposed by any taxing authority to be imposed upon the Company for fiscal year ended December 31, 2003 for which there is not an adequate reserve.

(b)           Except as disclosed in Schedule 3.12(b) hereto, no audits or investigations relating to any taxes for which the Company may be liable are pending by any taxing authority.  Except as disclosed in Schedule 3.12(b) hereto, there are no agreements or applications by the Company for the extension of the time for filing any material tax return or paying any material tax nor have there been any waivers of any statutes of limitation for the assessment of any material taxes.

(c)           Except as disclosed in Schedule 3.12(c) hereto, the Company is not a party to any agreements with any Person relating to the sharing or allocation of taxes.

(d)           Except as disclosed in Schedule 3.12(d) hereto, the Company has withheld from its employees and timely paid to the appropriate taxing authority proper and accurate amounts in all material respects through all periods in compliance in all material respects with all employee tax withholding provisions of all applicable laws.

(e)           The Company has always been subject to tax as a partnership for federal income tax purposes and has never made an election to be taxable as a corporation.

Section 3.13           Real Property.

Except as set forth in Schedule 3.13 hereto, the Company has good and marketable title in fee simple to all real property owned by the Company and valid leasehold or subleasehold interests in all real property leased by the Company, except for such defects in title as could not, individually or in the aggregate reasonably be expected to have a material adverse effect on the Company.  There is no pending, or to the knowledge of the Company, threatened condemnation (or sale in lieu thereof) affecting any such real property.

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Section 3.14           Environmental Matters.

(a)           Except as would not reasonably be expected to have a material adverse effect on the Company, to the Company’s knowledge, except as set forth on Schedule 3.14,

(i)            The Company is in compliance with all applicable Environmental, Health, and Safety Requirements;

(ii)           The Company has obtained and is in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements in connection with the Company’s use of or operations on any real property or with respect to the business of the Company;

(iii)          The Company has not received any written notice, report or other written information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities to any governmental authorities or third parties under any Environmental, Health, and Safety Requirements; and

(iv)          The properties currently owned, leased or operated by the Company (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Material in such a manner or concentration that the Company would be required under any Environmental, Health and Safety Requirements to remedy the existence of such Hazardous Material.

(b)           To the Company’s knowledge, except as set forth on Schedule 3.14, the Company is not subject to any material order, decree, injunction, lien, or notice of violation by any governmental authority or any material pending or threatened claim with any third party relating to liability under any Environmental, Health, and Safety Requirements.

(c)           The representations and warranties in this Section 3.14 constitute the sole representations and warranties in this Agreement related to environmental matters.

(d)           For purposes of this Section 3.14, the following terms shall have the following meanings:

(i)            Environmental, Health, and Safety Requirements”  means all applicable federal, state, local and foreign statutes, laws (including principles of common law), regulations and ordinances (including licenses, permits, approvals or restrictions issued or enacted thereunder) concerning public health and safety, worker health and safety (as such matters relate to Hazardous Material), natural resources and pollution or protection of the environment, including without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Material, as such requirements are enacted and in effect on or prior to the Closing.

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(ii)           “Hazardous Material”  means all pollutants, contaminants, hazardous substances, hazardous waste, toxic substances, solid or special waste and materials, petroleum and petroleum constituents, PCBs, asbestos, radon, radioactive materials and any other compound, element, material or substance regulated or restricted by or under Environmental Health and Safety Requirements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Eldorado and each of the Investors jointly and severally represents and warrants to the Company as follows:

Section 4.1             Organization.

Eldorado and each Investor is validly existing and in good standing under the laws of the State of Nevada and has the limited liability company power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted.

Section 4.2             Authority Relative to this Agreement.

Eldorado and each Investor has the limited liability company power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution, delivery, and performance of this Agreement by Eldorado and each Investor and the consummation by Eldorado and each Investor of the Contemplated Transactions have been duly authorized by all requisite actions of Eldorado and the Investors.  This Agreement has been duly and validly executed and delivered by Eldorado and each Investor and constitutes a valid and binding agreement of Eldorado and each Investor, enforceable against them in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

Section 4.3             Governmental Consents and Approvals.

Except as set forth in the following sentence, no consent, approval, or authorization of, or declaration, filing or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by Eldorado or any Investor in connection with the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions.  The only governmental or regulatory consents, approvals or authorizations required to consummate the Contemplated Transactions are entry of the Confirmation Order by the Bankruptcy Court, the consent of the LGCB, and the necessary consents and approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), if applicable, and the other consents referred to in Section 3.3.

Section 4.4             No Violations.

Neither the execution, delivery, or performance of this Agreement by, nor the consummation of the transactions contemplated hereby, nor compliance by Eldorado and each

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Investor with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the organizational documents of Eldorado or the Investors including, without limitation, any limited liability company agreement, operating agreement, charter or bylaws, as applicable, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension, or revocation) under any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan, or other instrument or obligation to which Eldorado or the Investors is a party or by which any of their properties or assets may be bound or affected, (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Eldorado or the Investors or any of their properties or assets, or (d) cause the suspension or revocation of any permit, license, governmental authorization, consent, or approval necessary for Eldorado or the Investors to conduct their business as currently conducted, except in the case of clauses (b), (c), and (d) for violations, breaches, defaults, terminations, cancellations, accelerations, vestings, payments, exercises, suspensions, or revocations that would not individually or in the aggregate have a material adverse effect on Eldorado or the Investors.

Section 4.5             Brokers.

No person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Eldorado or the Investors in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Eldorado or the Investors.

Section 4.6             Financing.

Eldorado and each of the Investors represents that as of the date hereof and on the Closing there is and will be cash on hand sufficient to cause the Investors to deliver the balance of the Investment Price to the Company on the Closing.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.1             Conduct of Business by the Company Pending the Closing.

Subject to any obligations as debtor in possession under the Bankruptcy Code, prior to Closing, the Company shall use reasonable efforts to preserve intact and operate the Business in the ordinary course, including meeting its post-petition date obligations as such become due, the orders of the Bankruptcy Court and the additional covenants and agreements set forth herein.  However, the foregoing shall not prevent the Company from rejecting contracts or leases in accordance with the terms hereof.  The Company agrees to provide Eldorado and the Investors with notice of its intention to reject any such contract or lease and to provide Eldorado and the Investors with the opportunity to elect to cause the Company not to reject such contract or lease as long as Eldorado and the Investors provide the Company written notice of such election within 5 business days after the Company’s written notice to Eldorado and the Investors of its intent to reject.  Without limiting the foregoing, the Company shall use reasonable efforts

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to: (a) maintain the assets of the Company in good working condition (normal wear excepted); (b) maintain good relations with the Company’s employees, (c) maintain reserves, accruals and payables in the ordinary course of business and consistent with past practices, (d) protect the confidentiality of its customer trade secret information, including its customers’ records, records of past customer play and marker activity, customer lists and other marketing materials, and players club lists and information (collectively “Customer Information”) and (e) maintain the Business, assets, and operations as an ongoing business and consistent with past practices.  Except as Eldorado and the Investors may otherwise consent to in writing, as set forth on Schedule 5.1, or as otherwise ordered by the Court or required under the Bankruptcy Code, the Company shall not take any of the following actions:

(a)           Enter into, create, incur or assume any obligations, take any other action, or enter into any agreement in any case which are other than in the ordinary course of business or would have a material adverse effect on Eldorado and the Investors’ ability following the Closing to operate, exercise, employ and exploit the Business in substantially the same manner as currently operated by the Company;

(b)           Except in the ordinary course of business consistent with past practice, sell, transfer, lease, license, encumber or otherwise dispose of any of the assets of the Company; or, except in the ordinary course of business consistent with past practice, terminate or in any material respect amend any material contract or lease;

(c)           Except in the ordinary course of business consistent with past practice, terminate the services of any employee of the Company or make any material change to the compensation or benefits provided to the Company’s employees;

(d)           Fail to keep in full force and effect present insurance policies or other comparable insurance benefiting the assets of the Company and the conduct of the Business;

(e)           Transfer or share any Customer Information with any affiliates, agents or representatives, of any entity; provided that Customer Information may be shared with HCS I or HCS II; or

(f)            Enter into any contract, arrangement or understanding, or agree, in writing or otherwise, to take any of the actions described in Section 5.1 or any action that would make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

Section 5.2             Certain Notifications.

(a)           The Company shall:

(i)            Use commercially reasonable efforts to promptly notify Eldorado and the Investors in writing of the occurrence of any circumstance or event that will result in, or could reasonably be expected to result in, the failure of the Company to timely satisfy any of the closing conditions specified in Section 6.1 or 6.2 of this Agreement;

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(ii)           Use commercially reasonable efforts to promptly forward to Eldorado and the Investors at least three (3) business days in advance of filing, except in case of emergency, drafts, for Eldorado’s and the Investor’s reasonable comment, of all pleadings, motions, notices, statements, schedules, applications, reports and other papers that the Company intends to file in the Chapter 11 Cases that relate to this Agreement, the Investment, Eldorado, the Investors, or in any manner relate to or affect the Contemplated Transactions; and

(iii)          Promptly forward to Eldorado and the Investors a copy (unless already served on Eldorado’s counsel and the Investors’ counsel) of any notice, application, motion, objection, response, proposed order or other documents or pleadings filed with a court or regulatory agency and received by the Company relating in any way to this Agreement or the Contemplated Transactions (together with a copy of any such documents or pleadings).

(b)           Eldorado and the Investors shall:

(i)            Promptly notify the Company in writing of the occurrence of any circumstance or event that will result in, or could reasonably be expected to result in, the failure of Eldorado or the Investors to timely satisfy any of the closing conditions specified in Section 6.1 or 6.2 of this Agreement; and

(ii)           Promptly forward to the Company a copy (unless already served on the Company’s counsel) of any notice, application, motion, objection, response, proposed order or other documents or pleadings filed with a court or regulatory agency and received by Eldorado or the Investors relating in any way to this Agreement or the Contemplated Transactions (together with a copy of any such documents or pleadings).

Section 5.3             Access to Personnel and Information.

The Company shall make reasonable efforts to permit Eldorado and the Investors and their representatives, in coordination with the Company, to have access with reasonable advance notice, and in a manner so as not to interfere with the normal business operations of the Company, to (a) entities having business relationships with the Company, including parties to any contracts and leases, and (b) present employees of the Company for purposes of discussing and potentially negotiating employment arrangements and for purposes of reviewing the Company’s reserves and policies regarding outstanding casino receivables and other issues associated with the Business.  Subject to compliance with Louisiana gaming laws, Eldorado and the Investors shall be permitted to have a reasonable number of representatives on the Property at any given time to observe and monitor the Company’s business operations.  The Company shall furnish Eldorado and the Investors with all financial, operating and other data and information, including copies of all records and information, related to the Business as Eldorado and the Investors may reasonably request.  No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Contemplated Transactions.

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Section 5.4             Customer Information.

The Company shall use commercially reasonable efforts to cause its affiliates, agents and representatives, and their respective officers or employees’ to return to the Company, or destroy, any copies of Customer Information, (whether in hard copy or electronic format).  The Company shall promptly notify the Investors in writing if, to the knowledge of the Company, any circumstance or event has occurred that will result in, or could reasonably be expected to result in, the failure of any holders of Customer Information to return to the Company, or destroy, any copies thereof.

Section 5.5             Bankruptcy Cases.

The Contemplated Transactions are subject to entry of an Order (the “Confirmation Order”) by the Bankruptcy Court confirming the Plan.  The Confirmation Order shall be in form and substance reasonably acceptable to the Company and Eldorado and the Investors.

Section 5.6             Investor Protections; Break-Up Fee.

(a)           Following the written request of the Investors, the Company shall promptly file or cause to be filed (and shall diligently pursue an order on shortened time if permitted by the Bankruptcy Court) a motion seeking entry of an order (the “Investors Protection Order”) in a form reasonably agreed to by the Company and Eldorado and the Investors approving the matters specified in this Section 5.6 and Section 8.7(b).  Eldorado and the Investors shall reasonably cooperate with the Company in providing any information or documentation that the Bankruptcy Court might reasonably request or require in connection with the Company’s efforts to obtain the Investor Protection Order.

(b)           Unless and until this Agreement is terminated, except as the Company may reasonably determine in good faith to be otherwise required in connection with applicable fiduciary duties after consultation with counsel, the Company, except as otherwise required by the Bankruptcy Court, will not, nor will it authorize or permit any officer, director, employee or agent of, or any investment banker, attorney, accountant or other advisor or representative of, the Company to, directly or indirectly, initiate, solicit or encourage any inquiries, offers or proposals that constitute, or may reasonably be expected to lead to, a proposal or offer for (x) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction, (y) any sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of assets representing all or substantially all of the assets of the Company, or (z) sale of equity interests representing, individually or in the aggregate, a majority of the voting power of the Company (any of the foregoing inquiries, offers or proposals being referred to as an “Acquisition Proposal”).

(c)           Notwithstanding anything to the contrary contained in this Agreement, the Company may (A) enter into a definitive agreement providing for the implementation of a superior Acquisition Proposal if the Company is concurrently terminating this Agreement under Section 7.1(f) or (B) furnish non-public information to, enter into customary confidentiality agreements with, or enter into discussions or negotiations with, any

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person or entity in connection with a bona fide written Acquisition Proposal to the Company, if the Company determines in its good faith reasonable judgment after consultation with its advisors that such Acquisition Proposal, if accepted, constitutes, or is reasonably likely to lead to or result in, a superior Acquisition Proposal.  A superior Acquisition Proposal means any bona fide written Acquisition Proposal obtained not in breach of this Section 5.6, on terms that the general partners of the Company determine in their good faith judgment (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal and this Agreement deemed relevant by the general partners, including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, and the ability of the party making such proposal to obtain financing for such Acquisition Proposal and taking into account all other legal, financial, regulatory and all other aspects of such proposal) are more favorable on the whole to the general partners and the holders of the Notes than the Contemplated Transactions and that has a reasonable likelihood of being consummated.

(d)           If (i) prior to the 180th day after termination of this Agreement, the Company enters into a definitive agreement providing for the implementation of an Acquisition Proposal (a “Competing Transaction”) and thereafter consummates such Competing Transaction (whether or not the consummation of the Competing Transaction occurs prior to such 180th day) or (ii) the Company or Eldorado terminates this Agreement pursuant to Section 7.1(f) or 7.1(g) or (iii) Eldorado and the Investors terminate this Agreement pursuant to Section 7.1(d) as a result of a failure of the Company to satisfy the condition set forth in Section 6.2(b), then, except as provided in Section 5.6(e), Eldorado shall be entitled to a break-up fee in the amount of $1,250,000 (the “Break-Up Fee”).

(e)           Notwithstanding Section 5.6(d), Eldorado shall not be entitled to payment of the Break-Up Fee if the Company enters into an agreement for or consummates a Competing Transaction after (i) the Bankruptcy Court denies confirmation of the Plan primarily or exclusively for a reason other than the existence of a Competing Transaction, (ii) the LGCB determines not to approve the Contemplated Transactions or (iii) the Company terminates this Agreement pursuant to Section 7.1(e).

(f)            If Eldorado becomes entitled to payment of the Break-Up Fee pursuant to Section 5.6(d), the Company shall pay the Break-Up Fee to Eldorado, by wire transfer of immediately available funds not later than ten days after the date on which Eldorado becomes entitled to payment of the Break-Up Fee.  The Break-Up Fee shall be deemed to be an administrative expense of the Chapter 11 Cases.

Section 5.7             Reasonable Efforts; Cooperation.

Prior to the Closing, upon the terms and subject to the conditions of this Agreement, each of the Company, Eldorado and the Investors shall also use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable to consummate the Contemplated Transactions as promptly as practicable.  Eldorado and the Investors further agree to cause to be taken (including through their officers and directors), as soon as commercially reasonable all commercially reasonable actions, and to do, or cause to be done,

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and to assist and cooperate with the other parties in doing, all commercially reasonable things necessary, proper or advisable to obtain the approvals necessary to consummate the Contemplated Transactions, including obtaining approval from the LGCB and, if required, under the HSR Act.  Eldorado and the Investors agree to file any application or other document necessary to commence these approval processes as soon as practicable, but in no event later than the tenth business day after the execution of this Agreement with respect to approvals necessary to satisfy the conditions set forth in Sections 6.2(c), 6.2(d) and 6.2(e), except with respect to any required filings under the HSR Act which may be commenced no later than the earlier of (i) the fifth business day after the Bankruptcy Court has entered the Confirmation Order and (ii) the fifth business day following satisfaction of the condition described in Section 6.2(d); provided, however, that if on such earlier date no filing under the HSR Act is required, then such filing under the HSR Act shall be made within ten business days following the date such filing under the HSR Act becomes required, if applicable.  The Company agrees to cooperate with Eldorado and the Investors, at no expense to the Company or the creditors of the Company, with regard to any tax favorable treatment related to the structuring of the Contemplated Transactions, provided, however, that the unavailability of any such favorable tax treatment shall not delay the Closing.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1             Condition Precedent to Obligations of the Company.

The obligation of the Company to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)           Accuracy of Representation.  The representations and warranties made by Eldorado and the Investors in this Agreement are true and correct in all material respects (except those representations and warranties that are qualified as to materiality, which shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (except those representations and warranties that are qualified as to materiality, which shall be true and correct in all respects) as of such earlier date).

(b)           Performance of Obligations.  Eldorado and the Investors have performed in all material respects all obligations herein required to be performed by them on or prior to the Closing Date.

(c)           Court Approval.  The Bankruptcy Court has entered the Confirmation Order, and that order has not been reversed, stayed, modified, or amended in any manner, material to the Company.

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(d)           LGCB Approval.  The LGCB has approved the Contemplated Transactions.

(e)           Consents.  All authorizations, consents and permits required to consummate the Contemplated Transactions set forth on Schedule 6.1(e) have been obtained and the required statutory waiting period under the HSR Act, if applicable, has expired or been terminated.

(f)            No Adverse Proceedings.  No order, decree or judgment of any court, governmental agency or other governmental entity of competent jurisdiction has been rendered against any party hereto, or no such court, agency or entity has made effective any law that would render it unlawful, as of the Closing Date, to effect the Contemplated Transactions in accordance with the terms of this Agreement or that would permit the consummation of the Contemplated Transactions only by subjecting a party to a condition or restriction that would reasonably be expected to have a Material Adverse Effect upon such party.

Section 6.2             Condition Precedent to Obligations of Eldorado and the Investors.

The obligation of Eldorado and the Investors to effect the Contemplated Transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)           Accuracy of Representations.  The representations and warranties made by the Company in this Agreement are true and correct in all material respects (except those representations and warranties that are qualified as to materiality, which shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (except those representations and warranties that are qualified as to materiality, which shall be true and correct in all respects) as of such earlier date).

(b)           Performance of Obligations.  The Company has performed in all material respects all obligations herein required to be performed by it on or prior to the Closing Date.

(c)           Court Approval.  The Bankruptcy Court has entered the Confirmation Order, and that order has not been reversed, stayed, modified, or amended in any manner, material to Eldorado and the Investors.

(d)           LGCB Approval.  The LGCB has approved the Contemplated Transactions.

(e)           Consents.  All authorizations, consents and permits required to consummate the Contemplated Transactions set forth on Schedule 6.2(e) have been obtained and the required statutory waiting period under the HSR Act, if applicable, has expired or been terminated.

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(f)            No Material Changes.  There shall have been no material adverse changes in the Company’s trade payables and other operating debts since the date of this Agreement.

(g)           No Adverse Proceedings.  No order, decree or judgment of any court, governmental agency or other governmental entity of competent jurisdiction has been rendered against any party hereto, or no such court, agency or entity has made effective any law that would render it unlawful, as of the Closing Date, to effect the Contemplated Transactions in accordance with the terms of this Agreement or that would permit the consummation of the Contemplated Transactions only by subjecting a party to a condition or restriction that would reasonably be expected to have a Material Adverse Effect upon such party.

(h)           Customer Information.  All copies of any Customer Information held by HCS I, Inc. or HCS II, Inc. or any of their respective, agents, representatives, officers or employees shall have been destroyed or returned to the Company and executive officers of each of the foregoing entities shall have certified to the Investors as to such destruction or return.

ARTICLE VII

TERMINATION

Section 7.1             Termination.

This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to Closing:

(a)           by the mutual written consent of Eldorado, the Investors and the Company;

(b)           immediately upon written notice of Eldorado and the Investors to the Company, if (i) the Company has not, on or before November 15, 2004, (x) filed the Plan and a related disclosure statement with the Bankruptcy Court and (y) moved to schedule a hearing to consider approval of the disclosure statement and solicitation procedures with respect to the Plan, unless a later date has been agreed to in writing by Eldorado and the Investors and the Company or (ii) the Investors Protection Order in a form reasonably acceptable to Eldorado and the Investors has not been approved by the Bankruptcy Court within thirty (30) days following the written request of the Investors referred to in Section 5.6(a), unless a later date has been agreed to in writing by Eldorado and the Investors and the Company;

(c)           immediately upon written notice by Eldorado and the Investors to the Company, or the Company to Eldorado and the Investors, if the Closing does not occur on or prior to the earlier of (i) March 31, 2005 or (ii)  15 days after the satisfaction of all conditions precedent set forth in Sections 6.1(c), 6.1(d), 6.1(e), 6.2(c), 6.2(d) and 6.2(e) hereof; unless a later date has been agreed upon in writing by Eldorado and the Investors and the Company;

(d)           immediately upon written notice by Eldorado and the Investors to the Company, so long as Eldorado or the Investors are not then in breach of their material obligations under this Agreement, upon the occurrence of the Company’s inability to satisfy the

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conditions precedent set forth in Section 6.2(a) and (b) hereof; and the Company has not remedied such breach or satisfied such condition within 30 calendar days after the receipt of written notice by the Company from Eldorado and the Investors specifying such breach or unsatisfied condition;

(e)           immediately upon written notice by the Company to Eldorado and the Investors, so long as the Company is not then in breach of its material obligations under this Agreement, upon the occurrence of Eldorado’s or the Investors’ inability to satisfy the conditions precedent set forth in Section 6.1(a) and (b) hereof; and Eldorado or the Investors have not remedied such breach or satisfied such condition within 30 calendar days after the receipt of written notice by Eldorado and the Investors from the Company specifying such breach or unsatisfied condition;

(f)            by the Company or Eldorado, in the event the Company enters into a definitive agreement for a Competing Transaction; or

(g)           by the Company or Eldorado, in the event that the Bankruptcy Court approves a Competing Transaction.

Section 7.2             Effect of Termination.

In the event of the termination of this Agreement by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment of the Contemplated Transactions is made.  Upon termination of this Agreement (i) the Confidentiality Agreement (as defined below), Section 1.5, Section 5.6, this Section 7.2 and Article VIII shall survive termination of this Agreement, and (ii) there shall be no liability or obligation thereafter on the part of Eldorado or the Investors, or the Company except (A) for fraud, (B) for breach of this Agreement prior to such termination or abandonment of the Contemplated Transactions and (C) pursuant to Section 1.5, Section 5.6 or Article VIII or pursuant to the Confidentiality Agreement.  The acceptance by the Company of a bid other than Eldorado’s or the Investors’ and seeking the approval of the Bankruptcy Court of a bid other than Eldorado’s or the Investors’ shall not constitute a breach for purposes of this Section 7.2.  Notwithstanding anything to the contrary contained in this Agreement, in the event Eldorado is entitled to receive the “Break-Up Fee”  referred to in Section 5.6 upon termination of this Agreement, the right of Eldorado to receive such amounts, together with any expense reimbursement pursuant to the provisions of Section 8.7(b), shall constitute Eldorado’s and the Investors’ sole remedy for (and such amount shall constitute liquidated damages in respect of) any breach by the Company of any of its representations, warranties, covenants or agreements set forth in this Agreement.

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ARTICLE VIII

GENERAL PROVISIONS

Section 8.1             Notices.

All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed given upon the earliest of (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of five business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to Eldorado and the Investors, to

Eldorado Resorts LLC

Fourth & Virginia Streets

P.O. Box 3399

Reno, Nevada  89505

Fax:  (775) 348-9259

Attn:  Donald L. Carano

with a copy to

Wolf, Block, Schorr & Solis-Cohen LLP

1650 Arch Street

22nd Floor

Philadelphia, Pennsylvania 19103-2097

Fax:  (215) 405-3834

Attn:  Howell Reeves, Esq.

and a copy to

McDonald Carano Wilson LLP

100 West Liberty Street, 10th Floor

P.O. Box 2670

Reno, Nevada  89505

Fax:  (775) 788-2020

Attn:  A. J. Hicks, Esq.

If to the Company, to

Hollywood Casino Shreveport

5601 Bridge Street, Suite 300

Fort Worth, Texas  76112

Fax:  (817) 492-7066

Attn:  Mr. John Hull

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with a copy to

Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
201 St. Charles Avenue, 48th Floor
New Orleans, LA  70170-5100
Fax:  (504) 582-8218
Attn:  J. Kelly Duncan, Esq.

and

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Ave.
Los Angeles, CA  90071
Fax: (213) 687-5600
Attn:  Richard Levin, Esq.

Section 8.2             Confidentiality.

The Company, Eldorado and the Investors shall continue to be bound by the terms of that certain Confidentiality Agreement between the parties dated as of February 24, 2004 (the “Confidentiality Agreement”).  As such, Eldorado, the Investors and the Company, HCS I, Inc. and HCS II, Inc. and their respective officers, directors, principal shareholders and representatives shall not make or issue any public statement or announcement with respect to the Contemplated Transactions without the prior written approval of the other parties hereto, except as required by law, as permitted by the Confidentiality Agreement, or in connection with the Chapter 11 Cases.  However, following the execution of this Agreement, the Company, Eldorado, the Investors and their principal shareholders shall be permitted to issue press releases regarding the Contemplated Transactions.  Such press releases shall be subject to the approval of the Company, Eldorado and the Investors, as appropriate, with such approval not to be unreasonably withheld or delayed.  Upon prior notice to the other party, any party may make any other public disclosure it believes in good faith is required by law or governmental rule, regulation or requirement or in connection with the Chapter 11 Cases or otherwise, or any listing or trade agreement concerning its publicly traded securities.  None of the Company nor Eldorado, nor the Investors shall disclose the terms of this Agreement to any party without the Company’s, Eldorado’s and the Investor’s prior written consent, except as required by law or governmental rule, regulation or requirement or in connection with the Company’s Chapter 11 Cases.  The Company shall advise Eldorado and the Investors of all disclosures related to the Contemplated Transactions required by the Chapter 11 Cases as soon as the Company is permitted to do so under applicable laws.  If any party is required by law or governmental rule, regulation or requirement to disclose any confidential information, such party shall provide the other party with prompt written notice so that a protective order or other remedy may be sought or compliance with this Section 8.2 may be waived.

Section 8.3             Construction.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The term

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“including”  (and all variants thereof) shall be exemplary rather than a term of limitation.  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 8.4             Entire Agreement; Assignment.

This Agreement (including the exhibits, schedules, and the other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements (including the Commitment Letter) and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties hereto, except that the terms of the Confidentiality Agreement shall survive execution of this Agreement, and (b) shall not be assigned by operation of law or otherwise, except that at Closing, Eldorado and the Investors may assign their respective rights hereunder to one or more affiliates of Eldorado, but no such assignment shall relieve Eldorado or either of the Investors of its respective obligations hereunder.

Section 8.5             No Obligations to Third Parties.

The execution and delivery of this Agreement shall not confer any rights upon any person or entity other than the parties hereto, or make any person or entity a third party beneficiary of this Agreement, or obligate the parties to any person or entity other than the parties to this Agreement.

Section 8.6             Governing Law.

To the extent not governed by the Bankruptcy Code, this Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed in that State, including Section 5-1401 of the New York General Obligations Law, without reference to its conflict of laws rules.  The parties hereto agree that the appropriate and exclusive forum for any disputes arising out of this Agreement solely between the Company, Eldorado and the Investors shall be the Bankruptcy Court, or if such court will not hear any such suit, the U.S. District Court for the Southern District of New York, or if such court does not have jurisdiction, the courts of the State of New York, and, the parties hereto irrevocably consent to the exclusive jurisdiction of such courts, and agree to comply with all requirements necessary to give such courts jurisdiction.

Section 8.7             Expenses; Attorneys’ Fees.

(a)           Whether or not the Contemplated Transactions are consummated, subject to paragraph (b) of this Section 8.7, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.  Notwithstanding the foregoing, Eldorado and the Investors shall be responsible for all fees and expenses paid to third parties related to obtaining regulatory approvals including of the LGCB and under the HSR Act (exclusive of fees and expenses of legal, financial and other

24

advisors engaged by the Company or the holders of the Notes in connection with obtaining regulatory approvals).

(b)           If the Break-Up Fee becomes payable to Eldorado in accordance with Section 5.6(d), the Company shall reimburse Eldorado and the Investors an amount equal to $750,000 in consideration of all of their expenses incurred in connection with this Agreement and the Contemplated Transactions concurrently with the payment of such Break-Up Fee to Eldorado.  All payments made pursuant to this Section 8.7(b) shall be made by wire transfer of same day funds to an account designated by Eldorado.

Section 8.8             Transfer Taxes and Related Expenses.

Except as provided under Section 1146 of the Bankruptcy Code, all state real estate transfer fees and related fees and taxes will be paid at Closing by the Company and all other closing costs, fees and taxes imposed as the result of the sale of any real property shall be allocated in accordance with customary commercial practice in Shreveport, Louisiana.  All escrow fees, related costs and prorations shall be borne equally by the Investors, on the one hand, and the Company, on the other hand.

Section 8.9             Amendment.

This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

Section 8.10           Waiver.

At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies of the other parties hereto in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance of the other parties hereto with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  No failure or delay on the part of any party hereto to exercise any right or remedy under this Agreement shall operate as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy shall preclude any other or further exercise thereof.  No party shall be deemed to have waived any claim arising out of this Agreement, or any right or remedy under this Agreement, unless the waiver of such claim, right or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party.

Section 8.11           Counterparts; Effectiveness.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.  This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by the other parties hereto.

25

Section 8.12           Severability; Validity.

If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 8.13           Nonsurvival of Representations and Warranties.

None of the representations, warranties, covenants and agreements in this Agreement or in any Exhibit, Schedule or instrument delivered pursuant to this Agreement shall survive beyond the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing and this Article VIII.  This Section 8.13 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

Section 8.14           Company Schedules.

The parties acknowledge and agree that (i) the inclusion of any items or information in the Schedules to this Agreement that are not required by this Agreement to be so included is solely for the convenience of the Company, (ii) the disclosure by the Company of any matter in the Schedules to this Agreement shall not be deemed to constitute an acknowledgment by the Company that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, (iii) if any Schedule to this Agreement lists an item or information in such a way as to make its relevance to the disclosure required by another Schedule to this Agreement readily apparent, the matter shall be deemed to have been disclosed in such other Schedule to this Agreement notwithstanding the omission of an appropriate cross-reference to such other Schedule to this Agreement, (iv) headings have been inserted in the sections of the Schedules to this Agreement for convenience of reference only and (v) Schedules to this Agreement are qualified in their entirety by reference to specific provisions of this Agreement, and are not intended to constitute, and shall not be construed as constituting, representation or warranties of the Company except as and to the extent provided in this Agreement.

[Remainder of Page Intentionally Blank]

26

IN WITNESS WHEREOF, the Company, Eldorado and the Investors have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.

HOLLYWOOD CASINO SHREVEPORT
By:	HCS I, Inc., its managing general partner

	By:	/s/ John C. Hull
John Hull,
Chairman of the Board, Chief Executive Officer and President of HCS I, Inc.

ELDORADO RESORTS LLC
By:	Recreational Enterprises, Inc., its Managing Member

	By:	/s/ Gary L. Carano
Gary L. Carano, Vice President

ELDORADO SHREVEPORT #1, LLC

By:		/s/ Gary L. Carano
Gary L. Carano
Manager

ELDORADO SHREVEPORT #2, LLC

By:		/s/ Gary L. Carano
Gary L. Carano
Manager

i

ii

EXHIBIT A

FORM OF PLAN OF REORGANIZATION

[INTENTIONALLY OMITTED]

EXHIBIT B

FORM OF INDENTURE

ELDORADO CASINO SHREVEPORT JOINT VENTURE
SHREVEPORT CAPITAL CORPORATION,
as Issuers,

 and the Guarantors listed on the signature page hereof

$140,000,000 FIRST MORTGAGE NOTES DUE 2012

AMENDED AND RESTATED INDENTURE

Dated as of              , 2005

U.S. BANK NATIONAL ASSOCIATION

as Trustee

CROSS-REFERENCE TABLE* [To Be Updated]

Acquired Debt
Affiliate
Agent
Applicable Procedures
Asset Sale
Attributable Debt
Bankruptcy Law
Base Management Fees
Beneficial Owner
Board of Directors
Business Day
Capital Lease Obligation
Capital Stock
Cash Collateral Account
Cash Equivalents
Change of Control
Collateral
Collateral Agent
Collateral Documents
Consolidated Cash Flow
Consolidated Net Income
Corporate Trust Office of the Trustee
Custodian
Default
Definitive Note
Depositary
Disqualified Stock
Eligible Institution
Equity Interests
ES I
ES II
Event of Loss
Exchange Act
Fixed Charge Coverage Ratio
Fixed Charges
GAAP
Gaming Authority
Gaming Law
Gaming License
Global Note Legend
Global Notes
Government Securities
Guarantee
Guarantor
Hedging Obligations
Holder
Indebtedness
Indenture
Indirect Participant
Intercompany Notes
Interest
Investments
Legal Holiday
License Agreement
Lien
Management Agreement
Management Fees
Manager
Manager Subordination Agreement
Moody’s
Net Income
Net Loss Proceeds
Net Proceeds
Newco
Non-Recourse Debt
Note Guarantee
Notes
Obligations
Officer
Officers’ Certificate
Opinion of Counsel
Participant
Permitted Business
Permitted Investments
Permitted Liens
Permitted Refinancing Indebtedness
Person
Pledged Securities
Preferred Interests
Qualified Equity Offering
Responsible Officer
Restricted Investment
Restricted Subsidiary
SEC
Securities Act
Shreveport Resort
Significant Subsidiary
Stated Maturity
Subsidiary
Tax Amount

Tax Sharing Agreement
TIA
Total Assets
Trustee
Unrestricted Subsidiary
Voting Stock
Weighted Average Life to Maturity

N.A. means not applicable.

* This Cross Reference Table is not part of this Indenture.

ii

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.01.	Definitions
Section 1.02.	Other Definitions
Section 1.03.	Incorporation by Reference of Trust Indenture Act
Section 1.04.	Rules of Construction

ARTICLE 2 THE NOTES
Section 2.01.	Form and Dating
Section 2.02.	Execution and Authentication
Section 2.03.	Registrar and Paying Agent
Section 2.04.	Paying Agent to Hold Money in Trust
Section 2.05.	Holder Lists
Section 2.06.	Transfer and Exchange
Section 2.07.	Replacement Notes
Section 2.08.	Outstanding Notes
Section 2.09.	Treasury Notes
Section 2.10.	Temporary Notes
Section 2.11.	Cancellation
Section 2.12.	Defaulted Interest

ARTICLE 3 REDEMPTION AND PREPAYMENT
Section 3.01.	Notices to Trustee
Section 3.02.	Selection of Notes to Be Redeemed
Section 3.03.	Notice of Redemption
Section 3.04.	Effect of Notice of Redemption
Section 3.05.	Deposit of Redemption Price
Section 3.06.	Notes Redeemed in Part
Section 3.07.	Optional Redemption
Section 3.08.	Mandatory Disposition Pursuant to Gaming Laws
Section 3.09.	Repurchase Offers

ARTICLE 4 COVENANTS
Section 4.01.	Payment of Notes
Section 4.02.	Maintenance of Office or Agency
Section 4.03.	Reports
Section 4.04.	Compliance Certificate
Section 4.05.	Taxes
Section 4.06.	Stay, Extension and Usury Laws
Section 4.07.	Restricted Payments
Section 4.08.	Dividend and Other Payment Restrictions Affecting Subsidiaries
Section 4.09.	Incurrence of Indebtedness and Issuance of Preferred Equity
Section 4.10.	Asset Sales
Section 4.11.	Events of Loss
Section 4.12.	Transactions with Affiliates
Section 4.13.	Liens

Section 4.14.	Line of Business
Section 4.15.	Existence
Section 4.16.	Offer to Repurchase Upon Change of Control
Section 4.17.	[Intentionally Blank]
Section 4.18.	[Intentionally Blank]
Section 4.19.	Limitation on Status as Investment Company
Section 4.20.	Sale and Leaseback Transactions
Section 4.21.	Additional Subsidiary Guarantees
Section 4.22.	Designation of Restricted and Unrestricted Subsidiaries
Section 4.23.	Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries
Section 4.24.	Advances to Restricted Subsidiaries
Section 4.25.	Compliance with Securities Laws
Section 4.26.	Payments for Consent
Section 4.27.	Further Assurances
Section 4.28.	Insurance
Section 4.29.	Amendments to Certain Agreements
Section 4.30.	Restriction on Payment of Management Fees
Section 4.31.	Restrictions on Activities of ES I, ES II and Capital

ARTICLE 5 SUCCESSORS
Section 5.01.	Merger, Consolidation, or Sale of Assets
Section 5.02.	Successor Entity Substituted

ARTICLE 6 DEFAULTS AND REMEDIES
Section 6.01.	Events of Default
Section 6.02.	Acceleration
Section 6.03.	Other Remedies
Section 6.04.	Waiver of Past Defaults
Section 6.05.	Control by Majority
Section 6.06.	Limitation on Suits
Section 6.07.	Rights of Holders of Notes to Receive Payment
Section 6.08.	Collection Suit by Trustee
Section 6.09.	Trustee May File Proofs of Claim
Section 6.10.	Priorities
Section 6.11.	Undertaking for Costs
Section 6.12.	Management of the Shreveport Resort
Section 6.13.	Restoration of Rights and Remedies

ARTICLE 7 TRUSTEE
Section 7.01.	Duties of Trustee
Section 7.02.	Rights of Trustee
Section 7.03.	Individual Rights of Trustee
Section 7.04.	Trustee’s Disclaimer
Section 7.05.	Notice of Defaults
Section 7.06.	Reports by Trustee to Holders of the Notes
Section 7.07.	Compensation and Indemnity

Section 7.08.	Louisiana Gaming Control Board
Section 7.09.	Replacement of Trustee
Section 7.10.	Successor Trustee by Merger, etc.
Section 7.11.	Eligibility; Disqualification
Section 7.12.	Preferential Collection of Claims Against Issuers
Section 7.13.	Authorization of Trustee to Take Other Actions

ARTICLE 8 LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01.	Option to Effect Legal Defeasance or Covenant Defeasance
Section 8.02.	Legal Defeasance and Discharge
Section 8.03.	Covenant Defeasance
Section 8.04.	Conditions to Legal or Covenant Defeasance
Section 8.05.	Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions
Section 8.06.	Repayment to Partnership
Section 8.07.	Reinstatement

ARTICLE 9 AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01.	Without Consent of Holders of Notes
Section 9.02.	With Consent of Holders of Notes
Section 9.03.	Compliance with Trust Indenture Act
Section 9.04.	Revocation and Effect of Consents
Section 9.05.	Notation on or Exchange of Notes
Section 9.06.	Trustee to Sign Amendments, etc.

ARTICLE 10 COLLATERAL AND SECURITY
Section 10.01.	Security
Section 10.02.	Recording and Opinions
Section 10.03.	Release of Collateral
Section 10.04.	Protection of the Trust Estate
Section 10.05.	Certificates of the Issuers
Section 10.06.	Certificates of the Trustee
Section 10.07.	Authorization of Actions to Be Taken by the Trustee Under the Collateral Documents
Section 10.08.	Trustee’s Duties
Section 10.09.	Authorization of Receipt of Funds by the Trustee Under the Collateral Documents
Section 10.10.	Termination of Security Interest
Section 10.11.	Cooperation of Trustee
Section 10.12.	Collateral Agent

ARTICLE 11 NOTE GUARANTEES
Section 11.01.	Guarantee
Section 11.02.	Additional Note Guarantees
Section 11.03.	Limitation on Guarantor Liability
Section 11.04.	Execution and Delivery of Note Guarantee
Section 11.05.	Guarantors May Consolidate, etc., on Certain Terms

Section 11.06.	Releases Following Sale of Assets

ARTICLE 12 SATISFACTION AND DISCHARGE
Section 12.01.	Satisfaction and Discharge
Section 12.02.	Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions
Section 12.03.	Repayment to Partnership

ARTICLE 13 JOINT AND SEVERAL LIABILITY

ARTICLE 14 MISCELLANEOUS
Section 14.01.	Trust Indenture Act Controls
Section 14.02.	Notices
Section 14.03.	Communication by Holders of Notes with Other Holders of Notes
Section 14.04.	Certificate and Opinion as to Conditions Precedent
Section 14.05.	Statements Required in Certificate or Opinion
Section 14.06.	Rules by Trustee and Agents
Section 14.07.	No Personal Liability of Directors, Officers, Employees, Incorporators, Members, Stockholders and Partners
Section 14.08.	Governing Law
Section 14.09.	No Adverse Interpretation of Other Agreements
Section 14.10.	Successors
Section 14.11.	Severability
Section 14.12.	Counterpart Originals
Section 14.13.	Acts of Holders
Section 14.14.	Benefit of Indenture
Section 14.15.	Louisiana Riverboat Economic Development and Gaming Control Act
Section 14.16.	Table of Contents, Headings, etc

EXHIBITS

Exhibit A                FORM OF NOTE

Exhibit B                FORM OF NOTATION OF NOTE GUARANTEE

Exhibit C                FORM OF SUPPLEMENTAL INDENTURE

AMENDED AND RESTATED INDENTURE dated as of                     , 2005, among Eldorado Casino Shreveport Joint Venture, a Louisiana general partnership (the “Partnership”), Shreveport Capital Corporation, a Louisiana corporation (“Capital” and, together with the Partnership, the “Issuers”), Eldorado Shreveport #1, LLC, a Nevada limited liability company (“ES I”), Eldorado Shreveport #2, LLC, a Nevada limited liability company (“ES II”), HCS I, Inc., a Louisiana corporation (“HCS I”), HCS II, Inc., a Louisiana corporation (“HCS II”) and U.S. Bank National Association, as trustee (the “Trustee”).

WHEREAS, the Partnership, under its prior name Hollywood Casino Shreveport (“Original Issuer”) and Shreveport Capital Corporation, a Louisiana corporation (“Capital”, and together with the Original Issuer, the “Original Issuers”), HCS I and HCS II, entered into an Indenture dated as of August 10, 1999 (the “Original Indenture”) with State Street Bank and Trust Company, a Massachusetts trust company, as trustee (in such capacity, the “ Original Trustee”), for the holders of the Original Notes under the Original Indenture, pursuant to which the Original Issuers issued $150,000,000 of their 13% First Mortgage Notes due 2006 with Contingent Interest (as amended, supplemented, restated, exchanged, replaced or otherwise modified from time to time, the “First Mortgage Notes”);

WHEREAS, the Original Issuers issued an additional $39 million aggregate principal amount of 13% Senior Secured Notes due 2006 with Contingent Interest on or about June 15, 2001 (as amended, supplemented, restated, exchanged, replaced or otherwise modified from time to time, the “Equipment Notes” and together with the First Mortgage Notes, the “Original Notes”);

WHEREAS, on                     , 2004, an order for relief was entered under Chapter 11 of the Bankruptcy Code against the Original Issuers and other related entities;

WHEREAS, Original Issuers’ administratively consolidated chapter 11 cases were heard in the United States Bankruptcy Court for the                       District of                    as chapter 11 case no.                 ;

WHEREAS, on                         , 2004, the Bankruptcy Court entered its order confirming Original Issuers’                              Plan of Reorganization dated                     , 2004 (the “Plan”); and

WHEREAS, pursuant to the Plan, (i) the promissory notes and other instruments evidencing the Original Notes were deemed cancelled, (ii) the partners of Original Issuer and Newco entered into a Fourth Amended and Restated Joint Venture Agreement pursuant to which (a) the name of the partnership was changed to Eldorado Casino Shreveport Joint Venture and  (b) the Partnership issued new non-voting general partnership interests and $20 million of preferred equity partnership interests to NewCo (the “Preferred Interests”), and (iii) the Issuers and the Guarantors were authorized to amend and restate the Original Indenture and issue $140,000,000 in aggregate principal amount of 10% First Mortgage Notes due 2012 in replacement of the Original Notes (the “Notes”);

WHEREAS, in connection with the consummation of the Plan to be effective on the day subsequent to the effective time of the occurrence of the events described in the preceding paragraph, (i) ES I and ES II shall collectively purchase from the Partnership, and the Partnership intends to issue and sell to ES I and ES II general partnership interests in the Partnership, (ii) immediately after the issuance of general partnership interests to ES I and ES II, pursuant to the Plan, the partnership interests held by the partners of the Original Issuers were deemed cancelled, and (iii) ES I, ES II and Newco shall enter into a Fifth Amended and Restated Joint Venture Agreement which will provide, among other things, for the issuance of the partnership interests to ES I and ES II (the “Partnership Agreement”);

NOW THEREFORE, the Issuers, HCS I, HCS II, ES I, ES II and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the holders of the Notes:

ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01.          Definitions.

“Acquired Debt” means, with respect to any specified Person:

(1)                                  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)                                  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Agent” means any Registrar or Paying Agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Asset Sale” means:

(1)                                  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Partnership and its Restricted Subsidiaries taken as a whole will be governed by Section 4.16 and Section 5.01 and not by the provisions of Section 4.10 hereof; and

(2)                                  the issuance of Equity Interests by any of the Partnership’s Restricted Subsidiaries or the sale of Equity Interests by the Partnership in any of its Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)                                  any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

(2)                                  a transfer of assets between or among the Partnership and its Restricted Subsidiaries;

(3)                                  an issuance of Equity Interests by a Restricted Subsidiary to the Partnership or to another Restricted Subsidiary;

(4)                                  the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5)                                  the sale or other disposition of cash or Cash Equivalents; and

(6)                                  a Restricted Payment or Permitted Investment that is permitted under Section 4.07 hereof.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Base Management Fees” means the annual base management fee of $2,500,000 set forth in, and paid in accordance with, the Management Agreement.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means: (1) with respect to a corporation, the Board of Directors of the corporation; (2) with respect to a limited liability company, the Board of Managers of the limited liability company; (3) with respect to a partnership, the Board of Directors of the managing general partner of the partnership; and (4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Carano Interests” means Donald L. Carano, his spouse, lineal descendants (including adopted children and their lineal descendants) and any trust or entity owned, controlled by or established for the exclusive benefit of, or the estate of, any of the foregoing.

“Cash Collateral Account” means                                         .

“Cash Equivalents” means:

(1)                                  United States dollars;

(2)                                  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(3)                                  certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)                                  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)                                  commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition; and

(6)                                  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)                                  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Partnership, ES I, ES II or Eldorado Resorts and their respective Subsidiaries taken as a whole;

(2)                                  the liquidation or dissolution of, or the adoption of a plan relating to the liquidation or dissolution of, either of the Issuers, ES I, ES II or Eldorado Resorts or any successor thereto;

(3)                                  during any period of two consecutive years, individuals who at the beginning of such period constituted members of the Board of Directors of the Partnership or Eldorado Resorts (together with any new directors whose election or appointment by such board or whose nomination for election by the partners of the Partnership or members of Eldorado Resorts, as the case may be, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) ceasing for any reason to constitute a majority of the Board of Directors of the Partnership or Eldorado Resorts, as the case may be, then in office;

(5)                                  ES I, ES II or Eldorado Resorts consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, ES I, ES II or Eldorado Resorts, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of ES I, ES II or Eldorado Resorts, respectively, is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of ES I, ES II or Eldorado Resorts, respectively, outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person (or the ultimate parent entity of such Person) constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance;

(6)                                  the first day on which the Carano Interests or Eldorado Resorts ceases to Beneficially Own 100% of the outstanding Equity Interests of the Partnership, other than the Equity Interests of the Partnership owned by Newco on the date of this Indenture;

(7)                                  the first day on which the Carano Interests cease to control a majority of the Voting Stock of Eldorado Resorts; or

(8)                                  the termination, repudiation or assignment by the Manager (other than to Eldorado Resorts) of the Management Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all “collateral” referred to in the Collateral Documents.

“Collateral Agent” shall have the meaning set forth in Section 10.12 and the Collateral Documents.

“Collateral Documents” means, collectively, all agreements, instruments, documents, pledges or filings executed in connection with granting, or that otherwise evidence, the Lien of the Trustee or the Collateral Agent in the Collateral, including, without limitation, each security agreement executed by the Trustee or the Collateral Agent and each of the Partnership, Capital and each Guarantor, as the case may be, and each stock pledge agreement, partnership interest pledge agreement, mortgage, ship mortgage and collateral assignment of documents executed by the Partnership or any of its Restricted Subsidiaries, as the case may be, creating a Lien that secures the Notes and the Note Guarantees, the control agreements executed by the Partnership with respect to the Cash Collateral Account, and any other document, agreement, instrument, pledge or filing executed in connection with the granting, or that otherwise evidence, the Lien of the Trustee or the Collateral Agent on the Collateral.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)                                  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)                                  provision for taxes based on income or profits or the Tax Amount of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes or Tax Amount was deducted in computing such Consolidated Net Income; plus

(3)                                  consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)                                  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense, that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5)                                  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Partnership shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Partnership only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Partnership by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its equityholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

(1)                                  the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2)                                  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)                                  the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(4)                                  the cumulative effect of a change in accounting principles shall be excluded; and

(5)                                  the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Restricted Subsidiaries.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 14.02 hereof or such other address as to which the Trustee may give notice to the Issuers.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Partnership to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Partnership may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof.

“Effective Tax Rate” means, with respect to any Partnership taxable year the greater of (a) the sum of (i) the highest federal marginal income tax rate applicable during such taxable year to an individual plus (ii) the highest marginal Louisiana and Shreveport tax rates in effect for individuals or (b) the sum of (i) highest federal marginal income tax rate applicable during such taxable year to corporations plus (ii) the highest marginal Louisiana and Shreveport tax rates in effect for corporations.

“Eldorado Resorts” means Eldorado Resorts LLC, a Nevada limited liability company.

“Eligible Institution” means a domestic commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated “A” or higher according to S&P or Moody’s at the time any investment or rollover therein is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ES I” means Eldorado Shreveport #1, LLC, a Nevada limited liability company.

“ES II” means Eldorado Shreveport #2, LLC, a Nevada limited liability company.

“Event of Loss” means, with respect to any asset, any (1) loss, destruction or damage of such asset, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such asset or the requisition of the use of such asset or (3) settlement in lieu of clause (2) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“FF&E” means furniture, fixtures and equipment used in the ordinary course of the business of the Partnership and its Restricted Subsidiaries.

“FF&E Financing” means the incurrence of Indebtedness, the proceeds of which are utilized solely to finance the acquisition of (or entry into a capital lease by the Partnership or a Restricted Subsidiary with respect to) FF&E.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period.  In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred equity, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)                                  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2)                                  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3)                                  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)                                  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2)                                  the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)                                  any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)                                  all dividends, whether paid or accrued and whether or not in cash, on any series of preferred equity of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Partnership (other than Disqualified Stock) or to the Partnership or a Restricted Subsidiary of the Partnership, in each case, on a consolidated basis and in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, including, without limitation, the Louisiana Gaming Control Board, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by either of the Issuers,  the Manager or any of their respective Subsidiaries.

“Gaming Law” means the gaming laws of any jurisdiction or jurisdictions to which either of the Issuers, the Manager or any of their respective Subsidiaries is, or may at any time after the date of this Indenture be, subject.

“Gaming License” means any license, permit, franchise or other authorization from any Gaming Authority necessary on the date of this Indenture or at any time thereafter to own, lease, operate or otherwise conduct the business of either of the Issuers, the Manager or any of their respective Subsidiaries.

“Global Note Legend” means the legend set forth in Section 2.06(f) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means Notes substantially in the form of Exhibit A hereto issued in accordance with Section 2.01 or 2.06(d) hereof.

“Government Securities” means securities that are: (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America; which, in either case, are not callable or redeemable at the option of the issuer thereof, and also includes a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantor” means, prior to the execution of the Partnership Agreement, HCS I and HCS II and, following the execution of the Partnership Agreement, ES I, ES II and any Restricted Subsidiary of the Partnership that executes a Note Guarantee in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1)                                  borrowed money;

(2)                                  obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (3) banker’s acceptances;

(4)                                  Capital Lease Obligations;

(5)                                  the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6)                                  any Hedging Obligations;

(7)                                  all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of such Indebtedness shall be limited to the lesser of the fair market value of the assets or property to which such Lien attaches and the amount of the Indebtedness so incurred; and

(8)                                  to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person;

and any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) thereof and any amendments, modifications or supplements thereto, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

The amount of any Indebtedness outstanding as of any date shall be:

(1)                                  the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)                                  the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Intercompany Notes” means the intercompany notes issued by Restricted Subsidiaries of the Partnership in favor of the Partnership or a Guarantor to evidence advances by the Partnership or such Guarantor.

“Interest” means the interest payable on the Notes.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If the Partnership or any Restricted Subsidiary of the Partnership sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Partnership such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Partnership, the Partnership shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in

Section 4.07.   The acquisition by the Partnership or any Restricted Subsidiary of the Partnership of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Partnership or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in Section 4.07 hereof.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the City of Hartford, Connecticut, the State of Nevada, or at a place of payment are authorized by law, regulation or executive order to remain closed.  If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“License Agreement” means the License Agreement dated as of the date of this Indenture, between [Eldorado Resorts LLC] and the Partnership, as in effect on the date of this Indenture or as amended or modified in a manner consistent with Section 4.29 hereof.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Management Agreement” means the Management Agreement dated as of                     , between the Partnership and the Manager relating to the management of the Shreveport Resort, as in effect on the date of this Indenture or as amended or modified pursuant to Section 4.29 hereof.

“Management Fees” means any fees payable to the Manager pursuant to the Management Agreement.

“Manager” means ES I (or Eldorado Resorts, as successor thereto pursuant to the terms of the Management Agreement) or any successor thereto designated pursuant to the Management Agreement and the Partnership Agreement.

“Manager Subordination Agreement” means the Manager Subordination Agreement dated as of the date of this Indenture, among the Partnership, the Manager and the Trustee.

“Minimum Facilities” means, with respect to the Shreveport Resort, a riverboat casino which has at least 1,600 gaming positions, a hotel which has at least 350 hotel rooms, two restaurants with seating for at least 500 people, two bars, an entertainment lounge and parking for at least 1,800 vehicles.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person:

(1)                                  the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred equity dividends or distributions, excluding, however:

(a)                                  any gain (but not loss), together with any related provision for taxes or Tax Amount on such gain (but not loss), realized in connection with: (I) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions); or (II) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(b)                                 any extraordinary gain (but not loss), together with any related provision for taxes or Tax Amount on such extraordinary gain (but not loss); less

(2)                                  in the case of any Person that is a partnership or limited liability company, the Tax Amount of such Person for such period.

“Net Loss Proceeds” means the aggregate cash proceeds received by the Partnership or any of its Restricted Subsidiaries in respect of any Event of Loss, including, without limitation, insurance proceeds from condemnation awards or damages awarded by any judgment, net of the direct costs in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Event of Loss, and any taxes or the portion of the Tax Amount attributable to such Event of Loss paid or payable as a result thereof.

“Net Proceeds” means the aggregate cash proceeds received by the Partnership or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, relocation expenses incurred as a result thereof and taxes or the portion of the Tax Amount attributable to such Asset Sale paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

[“Newco”] means                           , a Delaware corporation.

“Non-Recourse Debt” means Indebtedness:

(1)                                  as to which neither the Partnership nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;

(2)                                  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Partnership or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)                                  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Partnership or any of its Restricted Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuers’ payment obligations under this Indenture and on the Notes, executed pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, as applicable, the Manager, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of a Person by two Officers of such Person, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person, that meets the requirements of Section 14.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 14.05 hereof.  The counsel may be an employee of or counsel to the Issuers, any Subsidiary of the Issuers or the Trustee.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Partnership Agreement” means the Fifth Amended and Restated Joint Venture Agreement of Eldorado Casino Shreveport Joint Venture (formerly known as the “Queen of New Orleans at the Hilton Joint Venture,” “QNOV” and “Hollywood Casino Shreveport”) dated as of [                    ,           ], as in effect as of such date.

“Partnership Interests” means general partnership interests, both voting and non-voting, and Preferred Interests issued in accordance with that certain [Plan of Reorganization styled as                           ].

“Permitted Business” means the gaming business and other businesses necessary for, incident to, connected with, arising out of, or developed, owned or operated to permit or facilitate the operation of the gaming business at the Shreveport Resort (including developing, owning and operating lodging facilities, restaurants, sports or entertainment facilities, transportation services or other related activities or enterprises and any additions or improvements thereto necessary or incidental to the operation of the gaming business at the Shreveport Resort).

“Permitted Investments” means:

(1)                                  any Investment in the Partnership or in a Restricted Subsidiary of the Partnership;

(2)                                  any Investment in Cash Equivalents, Government Securities or Pledged Securities;

(3)                                  any Investment by the Partnership or any Restricted Subsidiary of the Partnership in a Person, if as a result of such Investment:

(a)                                  such Person becomes a Restricted Subsidiary of the Partnership; or

(b)                                 such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Partnership or a Restricted Subsidiary of the Partnership;

(4)                                  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5)                                  any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Partnership;

(6)                                  Hedging Obligations;

(7)                                  any required Investment by the Partnership or any of its Restricted Subsidiaries in persons in order to secure liquor and/or other licenses or permits under applicable law incident to the operation by the Partnership or any of its Restricted Subsidiaries of a Permitted Business; provided that the aggregate amount of such Investment shall at no time exceed $100,000;

(8)                                  any Investment made in settlement of gambling debts incurred by patrons of any casino owned or operated by the Partnership or any of its Restricted Subsidiaries which settlements have been entered into in the ordinary course of business; and

(9)                                  Investments not otherwise permitted by the foregoing clauses (1) through (8) in an aggregate outstanding amount of not more than $250,000.

“Permitted Liens” means:

(1)                                  Liens on the assets of the Issuers and the Guarantors created by this Indenture and the Collateral Documents securing the Notes and the Note Guarantees;

(2)                                  Liens on property of a Person existing at the time such Person is merged into or consolidated with the Partnership or any Restricted Subsidiary of the Partnership; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Partnership or any Restricted Subsidiary;

(3)                                  Liens on property existing at the time of acquisition thereof by the Partnership or any Restricted Subsidiary of the Partnership; provided, however, that such Liens were in existence prior to the contemplation of such acquisition;

(4)                                  Liens existing on the date of this Indenture;

(5)                                  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)                                  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(7)                                  Liens on FF&E to secure Indebtedness permitted by clause (h) of the second paragraph of Section 4.09 hereof;

(8)                                  pledges or deposits in the ordinary course of business to secure lease obligations or non-delinquent obligations under workers’ compensation, unemployment insurance or similar legislation;

(9)                                  easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business or assets of the Partnership or any Subsidiary incurred in the ordinary course of business;

(10)                            ground leases in respect of real property on which facilities owned or leased by the Partnership or any of its Restricted Subsidiaries is located;

(11)                            Liens on assets of Unrestricted Subsidiaries that secure Non- Recourse Debt of Unrestricted Subsidiaries;

(12)                            Liens arising from UCC financing statements regarding property leased by the Partnership or any of its Restricted Subsidiaries;

(13)                            Liens incurred and pledges made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and social security benefits; and

(14)                            without limiting the ability of the Partnership or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien otherwise permitted under any of the foregoing clauses, any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses; provided, however, that any such extension, renewal or replacement Lien is limited to the property or assets covered by the Lien extended, renewed or replaced or substitute property or assets, the value of which is (and, for property or assets having an aggregate fair market value of more than $100,000, as determined by the Board of Directors to be) not materially greater than the value of the property or assets for which the substitute property or assets are substituted.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Partnership or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Partnership or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, however, that:

(1)                                  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith); provided, however, if such Indebtedness is secured by a Lien described in clause (7) of the definition of “Permitted Liens,” then the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness will not exceed the then current fair market value of the asset so encumbered;

(2)                                  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)                                  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)                                  such Indebtedness is incurred either by the Partnership or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledged Securities” means:

(1)                                  Government Securities having a maturity date on or before the date on which the payments of Interest on the Notes to which such Government Securities are pledged occur;

(2)                                  any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution;

(3)                                  commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation other than an Affiliate of the Partnership with a rating at the time any investment therein is made, of “A-1” or higher according to Standard & Poor’s Ratings Services or “P-1” or higher according to Moody’s Investors Service, Inc.;

(4)                                  any banker’s acceptances or money market deposit accounts issued or offered by an Eligible Institution; and

(5)                                  any fund investing exclusively in investments of the types described in clauses (1) through (4) above; and

in the case of clauses (2) through (4) above, which have a maturity date on or before the date on which the payments of Interest on the Notes to which such securities are pledged occur.

“Preferred Interests” shall have the meaning ascribed thereto in the recitals hereof.

“Presumed Tax Liability” means, with respect to each partner of the Partnership for any Partnership taxable year, an amount equal to the product of (a) the amount of taxable income allocated by the Partnership to such partner for such taxable year and (b) the Effective Tax Rate.

“Qualified Capital Contribution” means a capital contribution of ES I or ES II to the Partnership in cash of at least $20.0 million.

“Responsible Officer,” when used with respect to the Trustee, means any officer within Corporate Trust Services department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard and Poor’s Rating Services.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shreveport Resort” means the riverboat casino, hotel and related amenities in Shreveport, Louisiana, located at                                                     .

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)                                  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)                                  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Tax Amount” means payments by the Partnership to its partners with respect to any Partnership taxable year in an amount equal to the aggregate Presumed Tax Liability with respect to each such partner for such taxable year.

[“Tax Sharing Agreement” means the Tax Sharing Agreement dated the date of this Indenture, between [                                    ] as in effect on the date of this Indenture or as amended or modified pursuant to Section 4.29 hereof.]

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa- 77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

“Total Assets” means, with respect to any Person, the aggregate of all assets of such Person and its subsidiaries as would be shown on the balance sheet of such Person prepared in accordance with GAAP.

“Trustee” means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means any Subsidiary of the Partnership other than Capital that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution, but only to the extent that such Subsidiary:

(1)                                  has no Indebtedness other than Non-Recourse Debt;

(2)                                  is not party to any agreement, contract, arrangement or understanding with the Partnership or any Restricted Subsidiary of the Partnership unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Partnership or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Partnership;

(3)                                  is a Person with respect to which neither the Partnership nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)                                  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Partnership or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Partnership as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Partnership as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Partnership shall be in default of such covenant.  The Board of Directors of the Partnership may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Partnership of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)                                  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)                                  the then outstanding principal amount of such Indebtedness.

Section 1.02.          Other Definitions.

Term	Defined in Section

“Act”	14.13
“Affiliate Transaction”	4.12
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Beneficiary”	13
“Benefitted Party”	11.01
“Change of Control Offer”	4.16
“Change of Control Payment”	4.16
“Change of Control Payment Date”	4.16
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Event of Loss Offer”	4.11(c)
“Excess Loss Proceeds”	4.11(c)
“Excess Proceeds”	4.10
“incur”	4.09
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Note Obligations”	13(a)
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Purchase Date”	3.09
“Registrar”	2.03
“Repurchase Offer”	3.09
“Restricted Payments”	4.07

Section 1.03.          Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Issuers and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04.                             Rules of Construction.

Unless the context otherwise requires:

(a)                                  a term has the meaning assigned to it;

(b)                                 an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)                                  “or” is not exclusive;

(d)                                 words in the singular include the plural, and in the plural include the singular;

(e)                                  provisions apply to successive events and transactions; and

(f)                                    references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2
THE NOTES

Section 2.01.          Form and Dating.

(a)                                  General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be in denominations of $1,000 and integral multiples thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)                                 Global Notes.  Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of the Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

Section 2.02.          Execution and Authentication.

One Officer shall sign the Notes for each of the Issuers by manual or facsimile signature.  The Issuers’ seals, if any, shall be reproduced on the Notes and may be in facsimile form.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon a written order of the Issuers signed by two Officers (an “Authentication Order”), authenticate Notes for original issue up to the aggregate principal amount stated in paragraph 4 of the Notes.  The aggregate principal amount of Notes outstanding at any time may not exceed such amount except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.

Section 2.03.          Registrar and Paying Agent.

The Issuers shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Issuers may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Issuers may change any Paying Agent or Registrar without notice to any Holder.  The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Issuers or any of their Subsidiaries may act as Agent.

The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent and to act as Custodian for the Depositary with respect to the Global Notes.

Section 2.04.          Paying Agent to Hold Money in Trust.

The Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or Interest on the Notes, and will notify the Trustee of any default by the Issuers in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Issuers or a Subsidiary) shall have no further liability for the money.  If the Issuers or a Subsidiary act as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to either of the Issuers, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05.          Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuers shall otherwise comply with TIA § 312(a).

Section 2.06.          Transfer and Exchange.

(a)                                  Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes will be exchanged by the Issuers for Definitive Notes if (i) the Issuers deliver to the Trustee a notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days after the date of such notice from the Depositary or (ii) the Issuers in their sole discretion determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver a written notice to such effect to the Trustee.  Upon the occurrence of either of the preceding events in (i) or (ii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections

2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b)                                 Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)                                     Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)                                  All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.  Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(c)                                  Transfer or Exchange of Beneficial Interests for Definitive Notes.  If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d)                                 Transfer and Exchange of Definitive Notes for Beneficial Interests.  A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

(e)                                  Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).  A Holder of a Definitive Note may transfer such Note to a Person who takes delivery thereof in the form of a Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Definitive Note pursuant to the instructions from the Holder thereof.

(f)                                    Legends.  The following legend shall appear on the face of all Global Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.”

(g)                                 Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)                                 General Provisions Relating to Transfers and Exchanges.

(i)                                     To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Issuers’ order or at the Registrar’s request, in each case in accordance with the provisions of Section 2.02 hereof.

(ii)                                  No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.11, 4.16 and 9.05 hereof).

(iii)                               The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)                              All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)                                 The Issuers shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(vi)                              Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and either of the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and Interest on such Notes and for all other purposes, and none of the Trustee, any Agent or either of the Issuers shall be affected by notice to the contrary.

(vii)                           All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07.          Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Holder or Issuers satisfies the reasonable requirements of the Trustee.  If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuers may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08.          Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding.  Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because either of the Issuers or an Affiliate of either of the Issuers holds the Note; however, Notes held by the Issuers or a Subsidiary of either of the Issuers shall not be deemed to be outstanding for purposes of Section 3.07 hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and Interest on it ceases to accrue.

If the Paying Agent (other than the Issuers, or a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue Interest.

Section 2.09.          Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.10.          Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.  Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11.          Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation.  The Agents shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy canceled Notes (subject to the record retention requirement of the Exchange Act).  Certification of the destruction of all canceled Notes shall be delivered to the Issuers.  The Issuers may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12.          Defaulted Interest.

If the Issuers default in a payment of Interest on the Notes, they shall pay the defaulted Interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted Interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof.  The Issuers shall notify the Trustee in writing of the amount of defaulted Interest proposed to be paid on each Note and the date of the proposed payment.  The Issuers shall fix or cause to be fixed each such special record date and payment date, provided, however, that no such special record date shall be less than 10 days prior to the related payment date for such defaulted Interest.  At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such Interest to be paid.

ARTICLE 3
REDEMPTION AND PREPAYMENT

Section 3.01.          Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, they shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (a) the clause of this Indenture pursuant to which the redemption shall occur, (b) the redemption date, (c) the principal amount of Notes to be redeemed and (d) the redemption price.

Section 3.02.          Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes for redemption or repurchase as follows: (i) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or (ii) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased.  Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03.          Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Issuers shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address; provided, however, that in the case of an optional redemption in which the Issuers have called for redemption of all outstanding Notes in connection with a refinancing of such Notes, the Issuers shall be permitted to (a) specify a proposed redemption date, (b) change the proposed redemption date not more than two times prior to a final redemption date by notice mailed to Holders not later than five Business Days prior to the final redemption date, (c) establish the final redemption date as a date not more than 90 days after the first notice from the Issuers calling the Notes for optional redemption was mailed to the Holders and (d) rescind the redemption offer at any time prior to the final redemption date, which recision shall not cause the maturity of the Notes to have changed.  If any Note is to be redeemed in part only pursuant to Section 3.06 hereof, the notice of redemption that relates to that note shall state the portion of principal amount thereof to be redeemed.

Section 3.04.          Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.  A notice of redemption may not be conditional.

Section 3.05.          Deposit of Redemption Price.

On or prior to the redemption date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued Interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued Interest on, all Notes to be redeemed.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption date, Interest shall cease to accrue on the Notes or the portions of Notes called for redemption whether redeemed Notes are delivered to the Paying Agent for payment.  If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid Interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, Interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any Interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06.          Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, upon cancellation of the old Note, the Issuers shall issue and, upon the Issuers’ written request, the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed portion of the Note surrendered.  No Notes in denominations of $1,000 or less shall be redeemed in part.

Section 3.07.          Optional Redemption.

At any time prior to                       ,         , the Issuers may on any one or more occasions redeem up to 35% of the original aggregate principal amount of Notes issued under this Indenture at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid Interest, if any, to the redemption date, with the net cash proceeds of a Qualified Capital Contribution; provided, however, that: (i) at least 65% of the aggregate principal amount of the Notes originally issued under this Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuers, any Subsidiaries of the Issuers and any Person directly or indirectly controlling, controlled by or under common control with the Issuers); and (ii) the redemption must occur within 60 days of such Qualified Capital Contribution.  Except as provided herein, the Notes will not be redeemable at the Issuers’ option prior to                     , 2009.  On or after                   , 2009, the Issuers may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of principal amount) plus accrued and unpaid Interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on          [           ] of the years indicated below:

Year	Percentage
2009	105.0%
2010	102.5%
2011 and thereafter	100.0%

Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

Section 3.08.          Mandatory Disposition Pursuant to Gaming Laws.

(a)                                  Redemption Pursuant to Gaming Authority.  Notwithstanding any other provision of this Article 3, if any Gaming Authority requires that a Person who is a Holder or the Beneficial Owner of a Note be licensed, qualified or found suitable under any applicable Gaming Law, the Holder or Beneficial Owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the time period required by the Gaming Authority.  If the Holder or Beneficial Owner fails to apply for such license, qualification or finding of suitability within the required time period, such Holder or Beneficial Owner, as the case may be, shall be required to dispose of its Notes within the time specified by the Gaming Authority and the Issuers shall have the right to redeem the Notes of such Holder or Beneficial Owner, subject to approval of any applicable Gaming Authority, at the least of (i) the principal amount thereof, (ii) the amount that such Holder or Beneficial Owner paid for the Notes, (iii) the fair market value of the Notes, or (iv) such other amount as may be required by applicable law or by order of any Gaming Authority.  Immediately upon the imposition of a requirement to dispose of Notes by a Gaming Authority, such Holder or Beneficial Owner of the Notes shall, to the extent required by applicable law or by order of any Gaming Authority, have no further right (x) to exercise, directly or indirectly, through any trustee or nominee or any other Person or entity, any right conferred by the Notes or (y) to receive any Interest, dividends, economic interests or any other distributions or payments with respect to the Notes or any remuneration in any form with respect to the Notes from the Issuers, the Guarantors or the Trustee.  Any Holder of Notes that is required to apply for a license, qualification or finding of suitability must pay all fees and costs of any investigation by the applicable Gaming Authorities.  The Issuers are not required to pay or reimburse any Holder of the Notes or Beneficial Owner who is required to apply for such license, qualification or finding of suitability for the costs of the licensure or investigation for such qualification or finding of suitability.  The Issuers shall notify the Trustee in writing of any such redemption as soon as practicable; provided, however, that until such time as the Trustee receives notice from the Issuers of such redemption in accordance with Section 14.02 hereof, the Trustee shall be entitled to treat the Holder or Beneficial Owner as having all of its rights under the Indenture.  The Trustee shall report the names of the record Holders of the Notes to any Gaming Authority when required by law.

(b)                                 Except as described in this Section 3.08, the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09.          Repurchase Offers.

In the event that, pursuant to Section 4.10, 4.11 or 4.16 hereof, the Issuers shall be required to commence, or if pursuant to clause (vii) of Section 4.07 hereof, the Issuers commence, an offer to all Holders to purchase Notes (a “Repurchase Offer”), they shall follow the procedures specified below.

The Repurchase Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers shall purchase at the Purchase Price (as determined in accordance with clause (vii) of Section 4.07, Section 4.10, 4.11 or 4.16 hereof, as the case may

be) the principal amount of Notes required to be purchased pursuant to clause (vii) of Section 4.07, Section 4.10, 4.11 or 4.16 hereof, as the case may be, (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to such Repurchase Offer.  Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid Interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional Interest shall be payable to Holders who tender Notes pursuant to such Repurchase Offer.

Upon the commencement of a Repurchase Offer, the Issuers shall send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to such Repurchase Offer.  The Repurchase Offer shall be made to all Holders.  The notice, which shall govern the terms of such Repurchase Offer, shall state:

(a)                                  that the Repurchase Offer is being made pursuant to this Section 3.09 and clause (vii) of Section 4.07, Section 4.10, 4.11 or 4.16 hereof, as the case may be, and the length of time the Repurchase Offer shall remain open;

(b)                                 the Offer Amount, the purchase price and the Purchase Date;

(c)                                  that any Note not tendered or accepted for payment shall continue to accrue Interest;

(d)                                 that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Repurchase Offer shall cease to accrue Interest after the Purchase Date;

(e)                                  that Holders electing to have a Note purchased pursuant to any Repurchase Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(f)                                    that Holders electing to have a Note purchased pursuant to any Repurchase Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuers, a Depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice on or before the Purchase Date;

(g)                                 that Holders shall be entitled to withdraw their election if the Issuers, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h)                                 that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Notes shall be selected for purchase pursuant to the terms of Section 3.02 hereof, and that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; and

(i)                                     that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Issuers shall, to the extent lawful, accept for payment, pursuant to the terms of Section 3.02 hereof, the Offer Amount of Notes or portions thereof tendered pursuant to the Repurchase Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 3.09.  The Issuers, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five Business days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuers for purchase, and the Issuers shall promptly issue a new Note, and the Trustee, upon written request from the Issuers, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered.  Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof.  The Issuers shall publicly announce the results of the Repurchase Offer on the Purchase Date.

The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent that such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to the Repurchase Offer.  To the extent that the provisions of Rule 14e-1 under the Exchange Act or any securities laws or regulations conflict with the provisions of Sections 3.09, clause (vii) of Section 4.07, 4.10, 4.11 or 4.16 of this Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under those sections of this Indenture.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4
COVENANTS

Section 4.01.          Payment of Notes..

The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuers or a Subsidiary thereof, holds as of 12:00 noon Eastern Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and Interest then due or, if applicable, additional Notes sufficient to pay such installment of interest.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02.          Maintenance of Office or Agency.

The Issuers shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served.  The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes.  The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03 hereof.

Section 4.03.          Reports.

Whether or not required by the SEC, so long as any notes are outstanding, the Issuers will furnish to the Holders of Notes: (a) within 15 days following the time periods specified in the SEC’s rules and regulations for filings by registrants that are not accelerated filers, all consolidated quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuers were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuers’ certified independent accountants; and (b) promptly, and in no event later than the tenth (10th) day of each calendar month, the information required to be disclosed in any current reports that would have been required to be filed with the SEC on Form 8-K during the preceding calendar month if the Issuers were required to file such reports.  In addition, ES I and ES II shall furnish, within 15 days following the time periods specified in the SEC’s rules and regulations for filings of quarterly and annual reports on Form 10-K and Form 10-Q by registrants that are not accelerated filers, a balance sheet as of the end of the applicable fiscal period which, in the case of the balance sheet as of the fiscal year end, shall be audited.

If the Issuers have designated any of their Subsidiaries as Unrestricted Subsidiaries, then the consolidated quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Issuers and the Partnership’s Restricted Subsidiaries separate from the financial condition and results of operations of the Partnership’s Unrestricted Subsidiaries as required by the rules and regulations of the SEC.

If required by the SEC, the Issuers will file a copy of all of the information and reports referred to in clauses (a) and (b) of the first paragraph of this Section 4.03 with the SEC for public availability within the time periods specified in the SEC’s rules and regulations.  In addition, the Issuers will make all of the information and reports referred to in clauses (a) and (b) of the first paragraph of this Section 4.03 available to securities analysts and prospective investors upon request.  The Issuers shall at all times comply with TIA § 314(a), to the extent required by such section.

Section 4.04.          Compliance Certificate.

(a)                                  Each of the Issuers and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 120 days after the end of each fiscal year of such Issuer or Guarantor, as applicable, an Officers’ Certificate stating that a review of the activities of such Issuer or such Guarantor and its Subsidiaries, as the case may be, during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether such Issuer or Guarantor, as the case may be, has kept, observed, performed and fulfilled its obligations under this Indenture and the Collateral Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge such Issuer or Guarantor, as the case may be, has kept, observed, performed and fulfilled each and every covenant contained in this Indenture, and the Collateral Documents and is not in default in its performance or observance of any of the terms, provisions and conditions of this Indenture, or the Collateral Documents (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the applicable entity is taking or proposes to take with respect thereto) and to the best of his or her knowledge, no event has occurred and is continuing which is, or after notice or lapse of time or both would become, an Event of Default (or, if such an event has occurred and is continuing, specifying each such event known to such Officer and the nature and status thereof) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or Interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the applicable entity is taking or proposes to take with respect thereto.

(b)                                 So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03(a) above shall be accompanied by a written statement of the Issuers’ or the Guarantors’, as the case may be, independent public accountants (each of which shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that either of the Issuers or the Guarantors, as the case may be, has violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c)                                  The Issuers shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuers are taking or proposes to take with respect thereto.

Section 4.05.          Taxes.

The Issuers and the Guarantors shall pay, and shall cause each of their respective Subsidiaries, if any, to pay, prior to delinquency, all material taxes, assessments, and governmental levies payable by the Issuers, the Guarantors or their respective Subsidiaries, as applicable, except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06.          Stay, Extension and Usury Laws.

Each Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07.          Restricted Payments.

The Partnership shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly: (a) declare or pay any distribution or make any other payment on account of the Partnership’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Partnership or any of its Restricted Subsidiaries) (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Partnership or dividends or distributions payable to the Partnership or a Restricted Subsidiary of the Partnership); (b) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Partnership) any Equity Interests of the Partnership or any direct or indirect parent of the Partnership; (c) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the Notes, except (i) a payment of interest, including, in respect of the Notes, in the form of additional Notes to the extent permitted pursuant to the terms of this Indenture and the Notes, or principal at the Stated Maturity thereof and (ii) a payment at any time of interest or principal on Indebtedness permitted by clause (h) of the second paragraph of Section 4.09 hereof; or (d) make any Restricted Investment (all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(i)                                     no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii)                                  the Partnership would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof; and

(iii)                               such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Partnership and its Restricted Subsidiaries after the date of this Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (a) of (iv), (vi), (vii) and (viii) of the next succeeding paragraph), is less than the sum, without duplication, of:

(A)                              50% of the Consolidated Net Income of the Partnership for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing after the date hereof to the end of the Partnership’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B)                                100% of the aggregate net cash proceeds received by the Partnership since the date hereof as a contribution to its common equity capital, plus

(C)                                50% of any cash dividends received by the Partnership or any of its Restricted Subsidiaries after the date hereof from an Unrestricted Subsidiary of the Partnership, to the extent such dividends were not otherwise included in Consolidated Net Income of the Partnership for such period, plus

(D)                               to the extent that any Restricted Investment that was made after the date hereof is sold for cash or otherwise liquidated or repaid for cash, the sum of (I) 50% of the cash proceeds with respect to such Restricted Investment in excess of the aggregate amount invested in such Restricted Investment (less the cost of disposition, if any) and (II) the aggregate amount invested in such Restricted Investment; plus

(E)                                 to the extent that any Subsidiary that was designated as an Unrestricted Subsidiary after the date hereof is redesignated as a Restricted Subsidiary, the lesser of (I) the amount of the Investment in the Subsidiary treated as a Restricted Payment at and since the time that the Subsidiary was designated as an Unrestricted Subsidiary, as determined by the last paragraph of this covenant, and (II) the fair market value of the Investment in the Subsidiary as of the date that it is redesignated as a Restricted Subsidiary.

With respect to any payments made pursuant to (a) clauses (i) through (iii) below, so long as no Default has occurred and is continuing or would be caused thereby, and (b) clause (v) below, so long as no Default has occurred and is continuing or would be caused thereby and the most recent semi-annual Interest payment obligation due on the Notes has been satisfied in full in cash, the preceding provisions will not prohibit:

(i)                                     the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of this Indenture;

(ii)                                  the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu or subordinated Indebtedness of the Partnership or any of its Restricted Subsidiaries that is a Guarantor or of any Equity Interests of the Partnership in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Partnership) of, Equity Interests of the Partnership (other than Disqualified Stock); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (iii)(B) of the preceding paragraph;

(iii)                               the defeasance, redemption, repurchase or other acquisition of pari passu or subordinated Indebtedness of the Partnership or any of its Restricted Subsidiaries that is a Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(iv)                              the payment to the Manager of (a) cost reimbursements in the amounts permitted by the Management Agreement and (b) management fees in the amounts permitted by the Management Agreement, subject in the case of this clause (b) to (I) the terms of the Manager Subordination Agreement relating thereto between the Manager and the Trustee and (II) the requirement that all such payments are made in compliance with Section 4.30 hereof;

(v)                                 any distribution with respect to the Preferred Interests or redemption or repurchase of the Partnership Interests at the prices, in the manner and upon satisfaction of the conditions set forth in the Partnership Agreement as in effect on the date of this Indenture;

(vi)                              any redemption required pursuant to Section 3.08 hereof or pursuant to Section 9.5(a) or (b) of the Partnership Agreement;

(vii)                           payments by the Partnership to its partners in amounts equal to the Tax Amount;

(viii)                        payments of preferred return in kind in respect of the Preferred Interests in accordance with the terms of the Partnership Agreement, whether through a guaranteed payment by the Partnership, allocation of gross or net income of the Partnership or otherwise.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued to or by the Partnership or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  The fair market value of any assets or securities that are required to be valued by this Section 4.07 shall be determined by the Partnership’s Board of Directors whose resolution with respect thereto shall be delivered to the Trustee.  The Partnership’s Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds [$5.0] million.  Not later than the date of making any Restricted Payment, the Partnership shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and, if applicable, setting forth the basis upon which the calculations required by this section were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.

Section 4.08.          Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Partnership shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to: (a) pay dividends or make any other distributions on its Capital Stock to the Partnership or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Partnership or any of its Restricted Subsidiaries; (b) make loans or advances to the Partnership or any of its Restricted Subsidiaries; or (c) transfer any of its properties or assets to the Partnership or any of its Restricted Subsidiaries.

The preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of: (a) the Notes, this Indenture, the Note Guarantees or the Collateral Documents; (b) applicable law; (c) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices; (d) Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; (e) the acquisition of the Capital Stock of any Person, or property or assets of any Person by the Partnership or any Restricted Subsidiary, if the encumbrances or restrictions (i) existed at the time of the acquisition and were not incurred in contemplation thereof and (ii) are not applicable to any Person or the property or assets of any Person other than the Person acquired or the property or assets of the Person acquired; (f) purchase money obligations or capital lease obligations for FF&E acquired with FF&E Financing that impose restrictions of the type described in clause (c) of the first paragraph of this covenant on the FF&E so acquired; (g) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition; (h) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien; (i) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and (j) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.09.          Incurrence of Indebtedness and Issuance of Preferred Equity.

The Partnership shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Partnership shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred equity; provided, however, that, the Issuers may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Partnership’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this Section 4.09 shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(a)           the incurrence by the Partnership and its Restricted Subsidiaries of (i) Indebtedness represented by the Notes, including any Notes issued as payment of interest on the Notes in accordance with the terms of the Notes, (ii) their respective obligations arising under the Collateral Documents to the extent such obligations would represent Indebtedness and (iii) dividends payable in kind in respect of the Preferred Interests;

(b)           the incurrence by the Partnership or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under the first paragraph of this Section 4.09 or clauses (a), (b) and (h) of this paragraph;

(c)           the incurrence by the Partnership or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Partnership and any of its Restricted Subsidiaries as provided in Section 4.24 hereof; provided, however, that (i) such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (ii) (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Partnership or a Restricted Subsidiary thereof or (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Partnership or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Partnership or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (c);

(d)           the incurrence by the Partnership or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

(e)           the Guarantee by the Partnership or any of its Restricted Subsidiaries of Indebtedness permitted to be incurred by another provision of this Section 4.09;

(f)            the incurrence by the Partnership or any of its Restricted Subsidiaries of Indebtedness in respect of performance, surety or appeal bonds in the ordinary course of business;

(g)           the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock, including the Preferred Interests, in the form of additional shares of the same class of Disqualified Stock or, in the case of the Preferred Interests, a guaranteed payment by the Partnership or the allocation of gross or net income of the Partnership in accordance with the terms of the Partnership Agreement, will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for the purposes of this covenant; provided, however, in each such case, that the amount thereof is included in Fixed Charges of the Partnership or the applicable Restricted Subsidiary as accrued;

(h)           so long as at the time of incurrence no Default or Event of Default has occurred and is continuing, the incurrence by the Partnership of FF&E Financing; provided, however, that (i) the principal amount of such Indebtedness does not exceed the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase) of the FF&E purchased or leased with the proceeds thereof and (ii) the aggregate principal amount of such Indebtedness, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause, does not exceed $5 million outstanding at any time; and

(i)            the issuance of the Partnership Interests, including the Preferred Interests, in accordance with the Partnership Agreement.

The Partnership will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Partnership unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of the Partnership shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Partnership solely by virtue of being unsecured.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (i) above, or is entitled to be incurred pursuant to the first paragraph of this Section 4.09, the Partnership will be permitted to classify such item of Indebtedness as of any date of determination in any manner that complies with this Section 4.09.

Section 4.10.          Asset Sales.

The Partnership shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless: (a) the Partnership (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; (b) such fair market value is determined by the Partnership’s Board of Directors and evidenced by a resolution of the Board of Directors as set forth in an Officers’ Certificate delivered to the Trustee; and (c)

at least 75% of the consideration therefor received by the Partnership or such Restricted Subsidiary is in the form of cash.  For purposes of this provision and not for purposes of the definition of “Net Proceeds” (except to the extent set forth in such definition with respect to the conversion of non-cash proceeds to cash), each of the following shall be deemed to be cash: (x) any liabilities (as shown on the Partnership’s or such Restricted Subsidiary’s most recent balance sheet) of the Partnership or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Restricted Subsidiary’s Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Partnership or such Restricted Subsidiary from further liability; and (y) any securities, Notes or other obligations received by the Partnership or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Partnership or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Partnership or the Restricted Subsidiary may apply such Net Proceeds to make a capital expenditure, improve real property or acquire long-term assets that are used or useful in a line of business permitted under Section 4.14 hereof; provided, however, that the Partnership or the Restricted Subsidiary, as the case may be, grants to the Trustee, on behalf of the Holders of the Notes a first priority perfected security interest, subject to Permitted Liens, on any such property or assets acquired or constructed with the Net Proceeds of any Asset Sale on the terms set forth herein.  Pending the final application of any such Net Proceeds, the Partnership or the applicable Restricted Subsidiary may invest such Net Proceeds in Cash Equivalents held in an account in which the Trustee shall have a first priority perfected security interest, subject to Permitted Liens, for the benefit of the Holders of the Notes.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” Within ten days following the date that the aggregate amount of Excess Proceeds exceeds $5.0 million, the Partnership will make an offer (an “Asset Sale Offer”) to all Holders of Notes to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds.  The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid Interest to the date of purchase, and will be payable in cash.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuers may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture and the Collateral Documents.  If the aggregate principal amount of Notes tendered pursuant to such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described under Section 3.02 hereof.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Section 4.11.          Events of Loss.

Within 360 days after any Event of Loss with respect to any Collateral with a fair market value (or replacement cost, if greater) in excess of $1.0 million, the Partnership or the affected Restricted Subsidiary of the Partnership, as the case may be, may apply the Net Loss Proceeds from such Event of Loss to the rebuilding, repair, replacement or construction of improvements to the Shreveport Resort, with no concurrent obligation to make any purchase of any Notes; provided, however, that:

(a)           the Partnership delivers to the Trustee within 60 days of such Event of Loss a written opinion from a reputable contractor that the Shreveport Resort with at least the Minimum Facilities can be rebuilt, repaired, replaced or constructed and operating within 360 days of the Event of Loss;

(b)           an Officers’ Certificate certifying that the Partnership has available from Net Loss Proceeds or other sources sufficient funds to complete the rebuilding, repair, replacement or construction described in clause (a) above; and

(c)           the Net Loss Proceeds are less than $75.0 million.

Any Net Loss Proceeds that are not reinvested or not permitted to be reinvested as provided in the first sentence of this Section 4.11 will be deemed “Excess Loss Proceeds.” Within 10 days following the date that the aggregate amount of Excess Loss Proceeds exceeds $5.0 million, the Partnership will make an offer (an “Event of Loss Offer”) to all Holders of Notes to purchase the maximum principal amount of Notes that may be purchased out of the Excess Loss Proceeds.  The offer price in any Event of Loss Offer will be equal to 100% of principal amount plus accrued and unpaid Interest to the date of purchase, and will be payable in cash.  If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, the Issuers may use such Excess Loss Proceeds for any purpose not otherwise prohibited by this Indenture and the Collateral Documents.  If the aggregate principal amount of Notes tendered pursuant to an Event of Loss Offer exceeds the Excess Loss Proceeds, the Trustee will select the Notes to be purchased in the manner described under Section 3.02 hereof.  Upon completion of any such Event of Loss Offer, the amount of Excess Loss Proceeds shall be reset at zero.

In the event of an Event of Loss pursuant to clause (3) of the definition of “Event of Loss” with respect to any property or assets that have a fair market value (or replacement cost, if greater) in excess of $5.0 million, the Partnership or the affected Restricted Subsidiary, as the case may be, shall be required to receive consideration (a) at least equal to the fair market value (evidenced by a resolution of the Partnership’s Board of Directors set forth in an Officers’ Certificate delivered to the Trustee) of the property or assets subject to the Event of Loss and (b) with respect to any “Event of Loss” of any portion of the hotel, riverboat casino or parking structure and restaurant and entertainment promenade that are a part of the Shreveport Resort, at least 90% of which is in the form of Cash Equivalents.

Section 4.12.          Transactions with Affiliates.

The Partnership shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless: (a) such Affiliate Transaction is on terms that are no less favorable to the Partnership or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Partnership or such Restricted Subsidiary with an unrelated Person; and (b) the Partnership delivers to the Trustee:

(i)            with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of [$1.0] million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved unanimously by the Board of Directors; and

(ii)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of [$5.0] million, an opinion as to the fairness to the holders of Notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The foregoing paragraph shall not apply to the following: (a) payments made pursuant to the Management Agreement, License Agreement and Tax Sharing Agreement; (b) purchases of goods and services in the ordinary course of business on terms and conditions that are no less favorable to the Partnership or its Restricted Subsidiaries then would be reasonably expected to be obtained from an unrelated third party and in an amount not to exceed $1 million per year; (c) transactions between or among the Partnership and/or its Restricted Subsidiaries; (d) Restricted Payments that are permitted by Section 4.07 hereof; and (e) reasonable fees and compensation (including, without limitation, bonuses, retirement plans and securities, stock options and stock ownership plans) paid or issued to and indemnities provided on behalf of, officers, directors, employees or consultants of the Partnership or any Restricted Subsidiary in the ordinary course of business.

Section 4.13.          Liens.

The Partnership shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired by the Partnership or a Restricted Subsidiary, or any proceeds, income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

Section 4.14.          Line of Business.

The Partnership shall not, and shall not permit any Subsidiary of the Partnership to, engage in any business or investment activities other than a Permitted Business.  Neither the Partnership nor any of its Subsidiaries may conduct a Permitted Business in any gaming jurisdiction in which the Partnership or such Subsidiary is not licensed as of the date of this Indenture if the Holders of the Notes shall be required to be licensed as a result thereof; provided, however, that the provisions described in this sentence shall not prohibit the Partnership or any of its Subsidiaries from conducting a Permitted Business in any jurisdiction that does not require the licensing or qualification of all the Holders, but reserves the discretionary right to require the licensing or qualification of any Holders.

Section 4.15.          Existence.

Subject to Article 5 and Section 11.05 hereof, each of the Issuers and the Guarantors shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate or organizational existence, as the case may be, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of each of the Issuers, Guarantors or any such Restricted Subsidiary and (b) the rights (charter and statutory), licenses and franchises of each of the Issuers and their Restricted Subsidiaries; provided, however, that the Issuers shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Partnership’s Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuers and their Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.16.          Offer to Repurchase Upon Change of Control.

If a Change of Control occurs, each Holder of Notes shall have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to an offer described below (a “Change of Control Offer”).  In the Change of Control Offer, the Issuers shall offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid Interest, if any, thereon, to the date of purchase.  Within ten days following any Change of Control, the Issuers shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date (the “Change of Control Payment Date”) specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures set forth in Section 3.09 hereof, and described in such notice.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

On the Change of Control Payment Date, the Issuers will, to the extent lawful: (a) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer; (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and (c) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.  The Paying Agent shall promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof.

Section 4.17.          [Intentionally Blank].

Section 4.18.          [Intentionally Blank].

Section 4.19.          Limitation on Status as Investment Company.

The Issuers and the Partnership’s Subsidiaries are prohibited from being required to register as an “investment company” (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act of 1940.

Section 4.20.          Sale and Leaseback Transactions.

The Partnership will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided, however, that the Partnership may enter into a sale and leaseback transaction if:

(a)           the Partnership could have (i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the first paragraph of Section 4.09 hereof and (ii) incurred a Lien to secure such Indebtedness pursuant to Section 4.13 hereof;

(b)           the gross cash proceeds of the sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of the Partnership and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of such sale and leaseback transaction; and

(c)           the transfer of assets in such sale and leaseback transaction is permitted by, and the Partnership applies the proceeds of such transaction in compliance with, Section 4.10 hereof.

Section 4.21.          Additional Subsidiary Guarantees.

The Issuers shall, and shall cause each of their Restricted Subsidiaries to, comply with Section 11.02 hereof.

Section 4.22.          Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Partnership may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Partnership and its Restricted Subsidiaries in the Restricted Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under clause (d) of the first paragraph of Section 4.07 hereof or reduce the amount available for future Investments under one or more applicable clauses of the definition of “Permitted Investments,” as the Partnership shall determine.  The designation of any such Restricted Subsidiary as an Unrestricted Subsidiary shall only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary” set forth in Section 1.01 hereof.  The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Section 4.23.          Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries.

All of the Partnership’s Restricted Subsidiaries, other than Capital, shall be wholly owned by the Partnership, by one or more of its Restricted Subsidiaries or by the Partnership and one or more of its Restricted Subsidiaries.  The Partnership will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Partnership to any Person (other than the Partnership or a Restricted Subsidiary of the Partnership), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 4.10 hereof.  In addition, the Partnership shall not permit any of its Restricted Subsidiaries to issue any of its Equity Interests to any Person other than to the Partnership or one or more of its Restricted Subsidiaries.

Section 4.24.          Advances to Restricted Subsidiaries.

All advances, other than equity contributions, to Restricted Subsidiaries made by the Partnership after the date of this Indenture shall be evidenced by an intercompany note in favor of the Partnership.  Any such intercompany notes shall be pledged pursuant to the Collateral Documents to the Trustee as Collateral to secure the Notes.  Each intercompany note shall be payable upon demand and shall bear interest at a rate equal to the then current fair market interest rate.

Section 4.25.          Compliance with Securities Laws.

The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to clause (vii) of Section 4.07 hereof and Sections 4.10, 4.11 or 4.16 hereof.  To the extent that the provisions of any securities laws or regulations conflict with clause (vii) of Section 4.07 hereof or Sections 3.09, 4.10, 4.11 or 4.16 hereof, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this Indenture by virtue of such conflict.

Section 4.26.          Payments for Consent.

The Issuers shall not, and shall not permit any of the Partnership’s Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.27.          Further Assurances.

The Issuers shall, and shall cause each of their Restricted Subsidiaries to do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, as applicable, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates assurances and other instruments as may be required from time to time in order to (a) carry out more effectively the purposes of the Collateral Documents, (b) subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests required to be encumbered thereby, (c) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby and (d) better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Trustee any of the rights granted now or hereafter intended by the parties thereto to be granted to the Trustee under any other instrument executed in connection therewith or granted to the Partnership under the Collateral Documents or under any other instrument executed in connection therewith.

Section 4.28.          Insurance.

Until the Notes have been paid in full, the Partnership shall, and shall cause its Restricted Subsidiaries to, maintain insurance with carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty.  Customary insurance coverage shall be deemed to include, without limitation, the following: (a) workers’ compensation insurance to the extent required to comply with all applicable state, territorial or United States laws and regulations, or the laws and regulations of any other applicable jurisdiction; (b) comprehensive general liability insurance with minimum limits of $1.0 million; (c) umbrella or excess liability insurance providing excess liability coverages over and above the foregoing underlying insurance policies up to a minimum limit of $25.0 million; (d) business interruption insurance; and (e) property insurance protecting the property against losses or damages as is customarily covered by an “all-risk” policy or a property policy covering “special” causes of loss for a business of similar type and size; provided, however, that such insurance shall provide coverage of not less than the lesser of (i) 120% of the outstanding principal amount of the Notes plus accrued and unpaid Interest and (ii) 100% of actual replacement value (in each case, as determined at each policy renewal based on the F.W. Dodge Building Index or some other recognized means) of any improvements customarily insured consistent with industry standards and, in each case, with a deductible no greater than 2% of the insured value of the Shreveport Resort or such greater amount as is available on commercially reasonable terms (other than earthquake or flood insurance, for which the deductible may be up to 10% of such replacement value).

All insurance required by this Section 4.28 (except worker’s compensation) shall name the Partnership and the Trustee as additional insureds or loss payees, as the case may be, with losses in excess of $1.0 million payable jointly to the Partnership and the Trustee (unless a Default or Event of Default has occurred and is then continuing, in which case all losses are payable solely to the Trustee), with no recourse against the Trustee for the payment of premiums, deductibles, commissions or club calls, and for at least 30 days notice of cancellation.  All such insurance policies will be issued by carriers having an A.M. Best & Company, Inc. rating of A or higher and a financial size category of not less than [     ], or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by an opinion from a reputable insurance broker.  The Partnership will deliver to the Trustee on the date of this

Indenture and within ten (10) days of each anniversary thereafter a certificate of an insurance agent describing the insurance policies obtained by the Partnership and its Restricted Subsidiaries, together with an Officer’s Certificate stating that such policies comply with this covenant and the related applicable provisions of the Collateral Documents.

Section 4.29.          Amendments to Certain Agreements.

Neither of the Issuers nor any of the Partnership’s Restricted Subsidiaries will amend, waive or modify, or take or refrain from taking any action that has the effect of amending, waiving or modifying any provision of any of the Collateral Documents, License Agreement, Partnership Agreement [and Tax Sharing Agreement]; provided, however, that (a) any such agreement may be amended or modified so long as the terms of such agreement as so amended or modified are no less favorable to the Holders of the Notes than the terms of such agreement as of the date of this Indenture and (b) any of the Collateral Documents may be amended, waived or modified as set forth in Article 9 hereof.  In addition, neither the Issuers nor any of the Partnership’s Restricted Subsidiaries will (a) amend, modify, waive, terminate or take any action that has the effect of amending, modifying, waiving, or terminating the Management Agreement, other than the assignment of the Management Agreement to Eldorado Resorts, or (b) enter into any other agreement with respect to the management of the operations of the Shreveport Resort without the prior approval of holders of a majority in aggregate principal amount of the Notes.

Section 4.30.          Restriction on Payment of Management Fees.

The Partnership shall not, directly or indirectly, pay to the Manager or any of its Affiliates any Management Fees, except pursuant to the Management Agreement and in accordance with this Section 4.30.  Amounts payable pursuant to the Management Agreement may not be prepaid, and no payment of Management Fees (other than Base Management Fees), either current or accrued, shall be made:

(a)           if at the time of payment of such Management Fee, a Default or an Event of Default shall have occurred and be continuing or shall occur as a result thereof; or

(b)           unless the most recent interest payment in respect of Notes was paid in full in cash and the Issuers reasonably believe that the next interest payment in respect of the Notes will be paid in full in cash.

In addition, the Base Management Fees shall not be paid at any time following the date that all of the Notes become due and payable, whether at maturity, by acceleration in accordance with the terms of this Indenture or otherwise, unless payment in full of the Notes, and all accrued and unpaid interest thereon, has been made or irrevocably deposited with the Trustee.  Any Management Fees not permitted to be paid pursuant to this Section 4.30 will be deferred and will accrue and may be paid only at such time that they would otherwise be permitted to be paid hereunder.

Section 4.31.          Restrictions on Activities of ES I, ES II and Capital.

None of ES I, ES II or Capital may:

(a)           hold any material assets; provided, however, that ES I and ES II may each hold interests in the Partnership and ES I may enter into and perform its obligations under the Management Agreement;

(b)           consolidate or merge with or into any other Person, other than as permitted under Section 5.01 hereof;

(c)           become liable or pay for any obligations; provided, however, that each of them may become liable for or pay for (i) (A) its obligations under this Indenture, the Notes, the Note Guarantees, the Collateral Documents and any performance, surety or appeal bonds incurred in the ordinary course of business, (B) any judgments and (C) its obligations under the Tax Sharing Agreement, Partnership Agreement and the Management Agreement and (ii) Capital may be a co-obligor with respect to Indebtedness if the Partnership is also an obligor of such Indebtedness and the net proceeds thereof are received by the Partnership or one or more of its Restricted Subsidiaries other than Capital; or

(d)           engage in any significant business activities, other than those that are reasonably necessary for ES I to take in its capacity as the managing general partner of the Partnership, except, in the case of ES I, as contemplated by the Management Agreement, so long as ES I is Manager.

ARTICLE 5
SUCCESSORS

Section 5.01.          Merger, Consolidation, or Sale of Assets.

Neither the Partnership nor any Guarantor may, directly or indirectly (a) consolidate or merge with or into another Person (whether or not the Partnership or the Guarantor is the surviving entity) or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its and its Restricted Subsidiaries’, properties or assets, taken as a whole, in one or more related transactions, to another Person; unless:

(i)            either (A) the Partnership or the Guarantor, as applicable, is the surviving entity or (B) the Person formed by or surviving any such consolidation or merger (if other than the Partnership or the Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation or other entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(ii)           the Person formed by or surviving any such consolidation or merger (if other than the Partnership or the Guarantor) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Partnership or the Guarantor, as applicable, under the Notes, this Indenture, the Note Guarantee and the Collateral Documents pursuant to agreements reasonably satisfactory to the Trustee;

(iii)          immediately after such transaction no Default or Event of Default exists;

(iv)          such transaction would not result in the loss or suspension or material impairment of any of the Partnership’s or any of its Restricted Subsidiaries’ Gaming Licenses unless a comparable replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment;

(v)           in the case of a consolidation or merger of the Partnership, the Partnership or the Person formed by or surviving any such consolidation or merger (if other than the Partnership) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, or, in the case of a consolidation or merger of a Guarantor or the sale, assignment, transfer, conveyance or other disposition of the property or assets of the Guarantor, the Partnership shall, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of Section 4.09 hereof; and

(vi)          such transaction would not require any Holder or Beneficial Owner of Notes to obtain a Gaming License or be qualified or found suitable under the law of any applicable gaming jurisdiction; provided, however, that such Holder or Beneficial Owner would not have been required to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction in the absence of such transaction.

In addition, neither the Partnership nor any Guarantor may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.  The restrictions of this Section 5.01 shall not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Partnership and any of its Restricted Subsidiaries.

Notwithstanding the foregoing, the Partnership may reorganize as a corporation or other business entity in accordance with the procedures established in this Indenture, provided that the Partnership has delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the reorganization is not adverse to any Holder of the Notes (it being recognized that the reorganization will not be deemed adverse to the Holders of the Notes solely because (a) of the accrual of deferred tax liabilities resulting from the reorganization or (b) the successor or surviving corporation (i) is subject to income tax as a corporate entity or (ii) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of the Code or any similar state or local law).

Section 5.02.          Successor Entity Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Partnership or any Guarantor in accordance with Section 5.01 hereof, the successor entity formed by such consolidation or into or with which the Partnership or Guarantor is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Partnership” or the “Guarantor,” as applicable, shall refer instead to the successor entity and not to the Partnership or the Guarantor, as applicable, and may exercise every right and power of the Partnership or the Guarantor, as applicable, under this Indenture with the same effect as if such successor Person had been named as the Partnership or the Guarantor, as applicable, herein; provided, however, that (a) the surviving entity or acquiring entity shall (i) assume all of the Obligations of the acquired or transferring Person incurred under this Indenture, the Notes, the Note Guarantees and the Collateral Documents, as applicable, (ii) acquire and own and operate, directly or through Subsidiaries, all or substantially all of the properties and assets then constituting the assets of the Partnership, the applicable Guarantor or any of their Restricted Subsidiaries, as the case may be, (iii) have been issued, or have a consolidated Subsidiary which has been issued, Gaming Licenses to operate any acquired casino operations and entities substantially in the manner and scope operated prior to such transaction, which Gaming Licenses are in full force and effect and (iv) be in compliance fully with Section 5.01 hereof and (b) the Partnership or the applicable Guarantor shall deliver to the Trustee an Officers’ Certificate and Opinion of Counsel, subject to customary assumptions and exclusions, stating that the proposed transaction complies with this Article 5; provided, further, however, that the predecessor, transferring Person or surviving entity shall not be relieved from the obligation to pay the principal of, premium, if any, and Interest on, the Notes except in the case of a sale of all of or substantially all of the Partnership’s or Guarantor’s assets, as the case may be, that meets the requirements of Section 5.01 hereof.

ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01.          Events of Default.

Each of the following is an Event of Default:

(a)           default for 30 days in the payment when due of Interest on the Notes;

(b)           default in payment when due of the principal of, or premium, if any, on the Notes;

(c)           (i) default in the payment of principal of, premium, if any, and Interest on Notes required to be purchased pursuant to Section 4.10, 4.11 or 4.16 hereof, when due and payable; or (ii) failure to perform or comply with the provisions described under (A) Section 5.01, (B) Section 4.07 but only if the failure under this clause (B) is caused by a Restricted Payment described in clauses (a) through (c) of the first paragraph of Section 4.07 hereof, or (C) Section 4.09 [if the aggregate principal amount of Indebtedness incurred or the obligations in respect of Disqualified Stock issued in violation of such covenant exceeds $____];

(d)           failure by either of the Issuers or any of the Partnership’s Restricted Subsidiaries for 30 days after notice thereof to comply with any of the other agreements in this Indenture not set forth in clause (c) above;

(e)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Partnership or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Partnership or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:

(i)            is caused by a failure to pay principal of, Interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(ii)           results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

(f)            failure by either of the Issuers or any of the Partnership’s Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 30 days;

(g)           (i) breach by either of the Issuers or any Guarantor in any material respect of any representation or warranty or agreement in any of the Collateral Documents or in any certificates delivered in connection therewith, (ii) the repudiation by any of them of any of its obligations under any of the Collateral Documents, (iii) the unenforceability of the Collateral Documents against any of them for any reason which continues for 30 days after written notice from the Trustee or Holders of at least 25% in outstanding principal amount of Notes or (iv) the loss of the perfection or priority of the Liens granted by any of them pursuant to the Collateral Documents for any reason;

(h)           except as permitted by this Indenture, any Note Guarantee by a Guarantor with Total Assets of $5.0 million or more shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor with Total Assets of $5.0 million or more, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Note Guarantee;

(i)            the Partnership or any of the Partnership’s Restricted Subsidiaries: (I) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) generally is not paying its debts as they become due; or

(j)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Partnership or any of the Partnership’s Restricted Subsidiaries in an involuntary case; (ii) appoints a custodian of the Partnership or any of the Partnership’s Restricted Subsidiaries for all or substantially all of the property of the Partnership or any of the Partnership’s Restricted Subsidiaries; or (iii) orders the liquidation of the Partnership or any of the Partnership’s Restricted Subsidiaries; and the order or decree remains unstayed and in effect for 60 consecutive days; or

(k)           if ES I, ES II and the Partnership ever fail to own collectively 100% of the issued and outstanding Equity Interests of Capital; or

(l)            any revocation, suspension or loss of any Gaming License which results in the cessation or suspension of business at the Shreveport Resort for a period of more than 90 consecutive days; provided, however, that, in any event, there shall not be an Event of Default under this clause if the suspension of business results from an Event of Loss and the Partnership is complying with Section 4.11 hereof.

Section 6.02.          Acceleration.

If any Event of Default (other than an Event of Default specified in clause (i) or (j) of Section 6.01 hereof with respect to the Issuers, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.  Upon any such declaration, the Notes shall become due and payable immediately.  Notwithstanding the foregoing, if an Event of Default specified in clause (i) or (j) of Section 6.01 hereof occurs with respect to either of the Issuers, any Restricted Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Notes shall be due and payable immediately without further action or notice.  The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of all of the Holders of the Notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, Interest or premium, if any, that has become due solely because of the acceleration) have been cured or waived.

Notwithstanding the foregoing, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

If an Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the Notes pursuant to Section 3.07 hereof, then upon acceleration of the Notes, an equivalent premium to the premium that the Issuers would have had to pay pursuant to Section 3.07 hereof, shall also become and be immediately due and payable, to the extent permitted by law, anything in this Indenture or in the Notes to the contrary notwithstanding.  If an Event of Default occurs prior to [         ], by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding the prohibition on redemption of the Notes prior to [         ], then the premium specified in this Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

Section 6.03.          Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and Interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 6.04.          Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of Interest, if any, on, or the principal of, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related Payment Default that resulted from such acceleration.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05.          Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it, including the exercise of any remedy under any of the Collateral Documents.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee reasonably determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06.          Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a)           the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b)           the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)           such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(d)           the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e)           during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a written direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07.          Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and Interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided, however, that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08.          Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against either of the Issuers for the whole amount of principal of, premium, if any, and Interest remaining unpaid on the Notes and Interest on overdue principal and, to the extent lawful, Interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09.          Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.          Priorities.

If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and Interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and Interest, respectively; and

Third: to the Issuers or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11.          Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

Section 6.12.          Management of the Shreveport Resort.

Notwithstanding any provision of this Article 6 to the contrary, following the occurrence of each of (a) an Event of Default which permits the taking of possession of the Shreveport Resort, the appointment of a receiver of either the Collateral or any part thereof pursuant to any of the Collateral Documents, or such taking of possession and such appointment and (b) the termination of the Management Agreement in accordance with the terms thereof, the Trustee or any such receiver may, but shall not be obligated to, in addition to the rights and powers of the Trustee and such receiver set forth in this Indenture and the Collateral Documents, retain one or more experienced operators of casinos to manage the operations of the Shreveport Resort on behalf of the Holders of the Notes, provided, however, that any such operator shall have all necessary legal qualifications, including all applicable Gaming Licenses to manage the Shreveport Resort.

Section 6.13.          Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture or any Collateral Document and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case the Issuers, the Trustee and the Holders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

ARTICLE 7
TRUSTEE

Section 7.01.          Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b)           Except during the continuance of an Event of Default:

(i)            the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee in writing and conforming to the requirements of this Indenture.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)           The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)            this paragraph does not limit the effect of paragraph (b) of this Section;

(ii)           the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section.

(e)           No provision of this Indenture, or the Collateral Documents shall require the Trustee to expend or risk its own funds or incur any liability.  The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture, or the Collateral Documents at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense.

(f)            The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)           The Trustee shall execute and deliver such non-disturbance and attornment agreements relating to sub-leases of space in the Shreveport Resort from the Partnership, as lessor, as requested by the Partnership.

Section 7.02.          Rights of Trustee.

Subject to the provisions of Section 7.01:

(a)           The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)           Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)           The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from an Issuer shall be sufficient if signed by an Officer of such Issuer.

(f)            The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

Section 7.03.          Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04.          Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Collateral Documents or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, or the Collateral Documents, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes, the Collateral Documents or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05.          Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs.  Except in the case of a Default or Event of Default in payment of principal of, premium or Interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06.          Reports by Trustee to Holders of the Notes.

Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA § 313(b)(2).  The Trustee shall also transmit by mail all reports as required by TIA § 313(c).  A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Issuers.  After this Indenture is qualified under the TIA, the Issuers shall file a copy of each report with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d).  The Issuers shall promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.07.          Compensation and Indemnity.

The Issuers shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuers shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel, except for such disbursements, advances and expenses as are attributable to the Trustee’s negligence, willful misconduct or bad faith.

The Issuers shall indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, and the Collateral Documents, including the costs and expenses of enforcing this Indenture, and the Collateral Documents against the Issuers (including this Section 7.07) and defending itself against any claim (whether asserted by either of the Issuers or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder, except to the extent any such loss, liability or expense may be attributable to its negligence, willful misconduct or bad faith.  The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of their obligations hereunder.  The Issuers shall defend the claim and the Trustee shall cooperate in the defense.  The Trustee may have separate counsel and the Issuers shall pay the reasonable fees and expenses of such counsel.  The Issuers need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld.

The obligations of the Issuers under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.

To secure the Issuers’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and Interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(i) or (j) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08.          Louisiana Gaming Control Board.

(a)           The Trustee shall notify the Louisiana Gaming Control Board, simultaneously with any notice given to the Holders, of any Default or acceleration under the Notes, this Indenture, the Collateral Documents, or any other documents, instrument, agreement, covenant, or condition related to the issuance of the Notes, whether declared or effectuated by the Trustee or the Holders.  The Trustee shall notify the Louisiana Gaming Control Board on a continuing basis and in writing, of any actions taken by the Trustee or the Holders with regard to such default, acceleration or similar matters related thereto.

(b)           The Trustee shall notify the Louisiana Gaming Control Board of the removal or resignation of the Trustee promptly after such removal or resignation.

(c)           The Trustee shall notify the Louisiana Gaming Control Board of any transfer or assignment of any rights under this Indenture, the Collateral Documents, or any other documents,

instrument, agreement, covenant or condition related to the issuance of the Notes by the Issuers promptly after such transfer or agreement.

(d)           The Trustee shall provide to the Louisiana Gaming Control Board promptly after its execution of the same, copies of any and all amendments or modifications to this Indenture, the Notes, the Collateral Documents, or any other documents, instrument, agreement, covenant or condition related to the issuance of the Notes.

(e)           The Issuers agree to provide such information as the Trustee shall request, including the mailing address of the Louisiana Gaming Control Board, in order to permit the Trustee to mail the reports described herein.  The Issuers shall promptly provide written notice to the Trustee of the occurrence of any the events described in this Section 7.08.  Any failure by the Trustee to fulfill the reporting obligations in this Section 7.08 shall not be deemed to be negligence on the part of the Trustee, and the Trustee shall have no liability to the Issuers, the Guarantors or the Holders for any failure to comply with the reporting obligations in this Section 7.08.

Section 7.09.          Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.  Subject to applicable Gaming Laws, the Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers and applicable Gaming Authorities.

Subject to applicable Gaming Laws, the Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing.  The Issuers may remove the Trustee if:

(a)           the Trustee fails to comply with Section 7.10 hereof;

(b)           the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)           a custodian or public officer takes charge of the Trustee or its property; or

(d)           the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall take all steps necessary or advisable to be approved by applicable Gaming Authorities, if required, and deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.09, the Issuers’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.10.          Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the administration of the trust created by this Indenture) to, another corporation, the successor corporation without any further act shall be the successor Trustee; provided, however, such corporation shall be otherwise eligible and qualified under this Article and in accordance with any applicable rules or regulations of Gaming Authorities.

Section 7.11.          Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has (or, in the case of a subsidiary of a bank holding company, its bank holding company parent shall have) a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

Section 7.12.          Preferential Collection of Claims Against Issuers.

The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

Section 7.13.          Authorization of Trustee to Take Other Actions.

(a)           The Trustee is hereby authorized to enter into and take any actions or deliver such consents required by or requested under each of the Collateral Documents and such other documents as directed by the Holders of a majority of outstanding aggregate principal amount of the Notes.  If at any time any action by or the consent of the Trustee is required under any of the Collateral Documents or any other document entered into by the Trustee at the direction of a majority of the Holders of outstanding aggregate principal amount of the Notes, such action or consent shall be taken or given by the Trustee upon the consent to such action by the Holders of a majority of outstanding aggregate principal amount of the Notes.

(b)           The Trustee and its directors, officers, employees and Affiliates shall cooperate with all Gaming Authorities and provide such information and documentation as may from time to time be requested thereby.

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01.          Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may, at the option of the Partnership’s Board of Directors evidenced by a resolution set forth in an Officers’ Certificate delivered to the Trustee, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02.          Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and the Note Guarantees, as applicable on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all their other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of, Interest or premium, if any, on such Notes when such payments are due, (b) the Issuers’ obligations with respect to such Notes under Article 2 and Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder, and the Issuers’ and the Guarantor’s obligations in connection therewith and (d) this Article 8.  Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03.          Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.16, 4.19, 4.20, 4.21, 4.22, 4.23, 4.24, 4.25, 4.26, 4.28, 4.29, 4.30 and 4.31 hereof and clause (iv) of Section 5.01 hereof with respect to the outstanding

Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(c) through 6.01(f) and Section 6.01(l) hereof shall not constitute Events of Default.

Section 8.04.          Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)           the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of Notes, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, Interest, and premium, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(b)           in the case of an election under Section 8.02 hereof, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)           in the case of an election under Section 8.03 hereof, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)           no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(e)           such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which either of the Issuers any of the Partnership’s Restricted Subsidiaries is a party or by which either of the Issuers or any of the Partnership’s Restricted Subsidiaries is bound;

(f)            the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Notes over the other creditors of either of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of either of the Issuers or others; and

(g)           the Issuers must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05.          Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and Interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and Interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Partnership from time to time upon the request of the Partnership any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06.          Repayment to Partnership.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or Interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or Interest has become due and payable shall be paid to the Partnership on its request or (if then held by either of the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Partnership.

Section 8.07.          Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium, if any, or Interest on any Note following the reinstatement of its obligations, the Issuer, as applicable, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01.          Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Note Guarantees or the Collateral Documents without the consent of any Holder of a Note:

(a)           to cure any ambiguity, defect or inconsistency;

(b)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)           to provide for the assumption of either of the Issuers’ obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of that Issuers’ assets;

(d)           to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder;

(e)           to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA; or

(f)            to enter into additional or supplemental Collateral Documents pursuant to Sections 4.10, 4.11 and 10.11 hereof.

Upon the request of the Issuers accompanied by a resolution of their Boards of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuers and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02.          With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture (including Sections 3.09, 4.10, 4.11 and 4.16 hereof), the Notes, the Note Guarantees and the Collateral Documents with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or compliance with any provision of this Indenture, the Notes, the Note Guarantees or the Collateral Documents may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Upon the request of the Issuers accompanied by a resolution of each of their respective Boards of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuers and the Guarantors in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuers to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.  Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuers with any provision of this Indenture or the Notes.  However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a)           reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)           reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes except as provided above with respect to Sections 3.09, 4.10, 4.11 and 4.16 hereof;

(c)           reduce the rate of or change the time for payment of Interest or default interest on any Note;

(d)           waive a Default or Event of Default in the payment of principal of, or Interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(e)           make any Note payable in money other than that stated in the Notes;

(f)            make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or Interest or premium, if any, on the Notes;

(g)           waive a redemption payment with respect to any Note except as provided above with respect to Sections 3.09, 4.10, 4.11 and 4.16 hereof;

(h)           release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(i)            release all or substantially all of the Collateral from the Lien of this Indenture or the Collateral Documents (except in accordance with the provisions thereof); or

(j)            make any change in the preceding amendment and waiver provisions.

Any amendment to, or waiver of the provisions of any of the Collateral Documents relating to Section 4.13 or Article 10 hereof shall require the consent of the Holders of at least 85% in aggregate principal amount of Notes then outstanding.

Section 9.03.          Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in a amended or supplemental Indenture that complies with the TIA as then in effect.

Section 9.04.          Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.

An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05.          Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06.          Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Issuers and the Guarantors may not sign an amendment or supplemental Indenture until their respective Boards of Directors approve such amendment or supplemental indenture.  In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 14.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10
COLLATERAL AND SECURITY

Section 10.01.        Security.

The due and punctual payment of the principal of, premium, if any, and Interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and Interest on the overdue principal of, premium, if any, and interest on the Notes and performance of all other obligations of the Issuers and the Guarantors to the Holders of Notes or the Trustee under this Indenture, the Notes and the Note Guarantees, according to the terms hereunder or thereunder, shall be secured by the Collateral, as provided in the Collateral Documents which the Issuers and the Guarantors have entered into simultaneously with the execution of this Indenture for the benefit of the Holders of Notes.  Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Collateral Documents as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Trustee or the Collateral Agent, as the case may be, to enter into the Collateral Documents and to perform its obligations and exercise its rights thereunder in accordance therewith.  The Issuers and the Guarantors shall deliver to the Trustee copies of all documents executed pursuant to this Indenture and the Collateral Documents and shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Collateral Documents to assure and confirm to the Trustee the security interest in the Collateral contemplated hereby, by the Collateral Documents, or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and the Note Guarantees secured thereby, according to the intent and purposes herein and therein expressed.  The Issuers and the Guarantors shall take, or shall cause their respective Restricted Subsidiaries to take, upon request of the Trustee, any and all actions reasonably required to cause the Collateral Documents to create and maintain, as security for the obligations of the Issuers and the Guarantors hereunder, a valid and enforceable perfected Lien on the Collateral, subject to Permitted Liens.

Section 10.02.        Recording and Opinions.

The Issuers and the Guarantors will cause the applicable Collateral Documents and any financing statements, and all amendments or supplements to each of the foregoing and any other similar security documents as necessary, to be registered, recorded and filed and/or re-recorded, re-filed and renewed in such manner and in such place or places, if any, as may be required by law or reasonably requested by the Trustee in order fully to preserve and protect the Lien securing the obligations under the Notes and the Note Guarantees pursuant to the Collateral Documents, except as otherwise provided herein and therein.

The Issuers, the Guarantors and any other obligor shall furnish to the Trustee:

(a)           promptly after the execution and delivery of this Indenture, and promptly after the execution and delivery of any other instrument of further assurance or amendment, an Opinion of Counsel in the United States either (i) stating that, subject to customary assumptions and exclusions, in the opinion of such counsel, this Indenture, the applicable Collateral Documents and all other instruments of further assurance or amendment have been properly recorded, registered and filed to the extent necessary to make effective the Liens intended to be created by the Collateral Documents and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given or (ii) stating that, subject to customary assumptions and exclusions, in the opinion of such counsel, no such action is necessary to make any other Lien created under any of the Collateral Documents effective as intended by such Collateral Documents; and

(b)           within 30 days after January 1, in each year beginning with the year 2006, an Opinion of Counsel, dated as of such date, either (i) stating that, subject to customary assumptions and exclusions, in the opinion of such counsel, such action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of this Indenture and all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of this Indenture and the

Collateral Documents until the next Opinion of Counsel is required to be rendered pursuant to this paragraph and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given or (ii) stating that, subject to customary assumptions and exclusions, in the opinion of such counsel, no such action is necessary to maintain such Lien, until the next Opinion of Counsel is required to be rendered pursuant to this paragraph.

(c)           The Issuers shall furnish to the Trustee the certificates or opinions, as the case may be, required by TIA § 314(d).  Such certificates or opinions will be subject to the terms of TIA § 314(e).

Section 10.03.        Release of Collateral.

(a)           Subject to subsections (b), (c) and (d) of this Section 10.03, Collateral may be released from the Lien created by this Indenture and the Collateral Documents at any time or from time to time upon the request of the Issuers pursuant to an Officers’ Certificate certifying that all terms for release and conditions precedent hereunder and under any applicable Collateral Document have been met and specifying (x) the identity of the Collateral to be released and (y) the provision of this Indenture which authorizes such release.  The Trustee or Collateral Agent shall release (at the sole cost and expense of the Issuers) (i) all Collateral that is contributed, sold, leased, conveyed, transferred or otherwise disposed of (including, without limitation, any Collateral that is contributed, sold, leased, conveyed, transferred or otherwise disposed of to an Unrestricted Subsidiary, but excluding any such contribution, sale, lease, conveyance, transfer or other distribution to either of the Issuers or a Restricted Subsidiary); provided, such contribution, sale, lease, conveyance, transfer or other distribution is or will be made in accordance with the provisions of this Indenture, including, without limitation, the requirement that the net proceeds from such contribution, sale, lease, conveyance, transfer or other distribution are or will be applied in accordance with this Indenture and that no Default or Event of Default has occurred and is continuing or would occur immediately following such release; (ii) Collateral that is condemned, seized or taken by the power of eminent domain or otherwise confiscated pursuant to an Event of Loss; provided that the Net Loss Proceeds, if any, from such Event of Loss are or will be applied in accordance with Section 4.11 hereof and that no Default or Event of Default has occurred and is continuing or would occur immediately following such release; (iii) Collateral which may be released with the consent of Holders pursuant to Article 9 hereof; (iv) all Collateral (except as provided in Article 8 hereof and, in particular, the funds in the trust fund described in Section 8.04 hereof) upon discharge or defeasance of this Indenture in accordance with Article 8 hereof; (v) all Collateral upon the payment in full of all obligations of the Issuers with respect to the Notes; (vi) Collateral of a Guarantor whose Note Guarantee is released pursuant to Section 11.06 hereof; and (vii) Collateral that is expressly required to be released by any Collateral Document.  Upon receipt of such Officers’ Certificate the Trustee or Collateral Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Documents.  The Trustee is hereby authorized and shall, from time to time upon request of the Issuers, execute and deliver, or cause the Collateral Agent to execute and deliver, UCC-3 partial release or termination statements and such other documents evidencing release of Collateral available for release pursuant to clauses (i) through (vii) above.

(b)           Except pursuant to Section 10.03(a) above, no Collateral shall be released from the Lien and security interest created by the Collateral Documents pursuant to the provisions of the Collateral Documents unless there shall have been delivered to the Trustee the Officers’ Certificate required by this Section 10.03.

(c)           The Trustee may release or cause the Collateral Agent to release Collateral from the Lien and security interest created by this Indenture and the Collateral Documents upon the sale or disposition of Collateral pursuant to the Trustee’s powers, rights and duties with respect to remedies provided under any of the Collateral Documents.

(d)           The release of any Collateral from the terms of this Indenture and the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms hereof.  To the extent applicable, the Issuers shall cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Lien and security interest of the Collateral Documents and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Collateral Documents to be complied with.  Any certificate or opinion required by TIA § 314(d) may be made by an Officer of the Issuers except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care.

Section 10.04.        Protection of the Trust Estate.

Subject to the terms of the Collateral Documents, upon prior written notice to the Issuers and the Guarantors, the Trustee shall have the power (i) to institute and maintain such suits and proceedings as it may deem expedient, to prevent any impairment of the Collateral under any of the Collateral Documents and in the profits, rents, revenues and other income arising therefrom, including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair any Collateral or be prejudicial to the interests of the Holders of Notes or the Trustee, to the extent permitted thereunder; and (ii) to enforce the obligations of the Issuers, the Guarantors or any Restricted Subsidiary under this Indenture or the Collateral Documents.  Upon receipt of notice that a Restricted Subsidiary or a Guarantor is not in compliance with any of the requirements of the Collateral Documents, the Trustee may, but shall have no obligation to purchase, at the Issuers’ expense, such insurance coverage necessary to comply with the appropriate section of the applicable Collateral Document.

Section 10.05.        Certificates of the Issuers.

The Issuers shall furnish to the Trustee, prior to each proposed release of Collateral pursuant to the Collateral Documents (i) all documents required by TIA § 314(d) and (ii) an Opinion of Counsel in the United States, which may be rendered by internal counsel to the Issuers, to the effect that, subject to customary assumptions and exclusions, such accompanying documents constitute all documents required by TIA § 314(d).  The Trustee may, to the extent permitted by Sections 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel.

Section 10.06.        Certificates of the Trustee.

In the event that the Issuers wish to release Collateral in accordance with the Collateral Documents and has delivered the certificates and documents required by the Collateral Documents and Sections 10.03 and 10.04 hereof, the Trustee shall determine whether it has received all documentation required by TIA § 314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to Section 10.05(ii), shall deliver a certificate to the Issuers setting forth such determination.

Section 10.07.        Authorization of Actions to Be Taken by the Trustee Under the Collateral Documents.

Subject to the provisions of Section 7.01, 7.02 and 7.13 hereof, the Trustee may, in its sole discretion and without the consent of the Holders of Notes, on behalf of the Holders of Notes, take all actions it deems necessary or appropriate in order to (a) enforce any of the terms of the Collateral Documents and (b) collect and receive any and all amounts payable in respect of the Obligations of the Issuers hereunder, including but not limited to the appointment and approval of collateral agents and the appointment and approval of an insurance trustee.  The Trustee shall have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes or of the Trustee).

Section 10.08.        Trustee’s Duties.

The powers and duties conferred upon the Trustee by this Article 10 are solely to protect the Collateral and shall not impose any duty upon the Trustee to exercise any such powers and duties, except as expressly provided in this Indenture.  The Trustee shall be under no duty to the Issuers or any Guarantor whatsoever to make or give any presentment, demand for performance, notice or nonperformance, protest, notice of protest, notice of dishonor, or other notice or demand in connection with any Collateral, or to take any steps necessary to preserve this Indenture.  The Trustee shall not be liable to the Issuers or any Guarantor for failure to collect or realize upon any or all of the Collateral, or for any delay in doing so, nor shall the Trustee be under any duty to the Issuers or any Guarantor to take any action whatsoever with regard thereto.  The Trustee shall have no duty to the Issuers, any Guarantor or any Holder to comply with any recording, filing or other legal requirements necessary to establish or maintain the validity, priority or enforceability of the Liens in, or the Trustee’s rights in or to, any of the Collateral or to perform on behalf of the Issuers under any Collateral Documents.

Section 10.09.        Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.

Upon an Event of Default and so long as such Event of Default continues, the Trustee may exercise in respect of the Collateral, in addition to the other rights and remedies provided for herein, in the Collateral Documents or otherwise available to it, all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable law, and the Trustee may also upon obtaining possession of the Collateral as set forth herein, without notice to the Issuers or any Guarantor, except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Trustee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Trustee may deem commercially reasonable.  The Issuers and the Guarantors acknowledge and agree that any such private sale may result in prices and other terms less favorable to the seller than if such a sale were a public sale.  The Issuers and the Guarantors agree that, to the extent notice of sale shall be required by law, at least 10 days’ notice to the Issuers or the Guarantor, as applicable, of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Trustee shall not be obligated to make any sale regardless of notice of sale having been given.  The Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

Any cash that is Collateral held by the Trustee and all cash proceeds received by the Trustee in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied (unless otherwise provided for in the Collateral Documents and after payment of any and all amounts payable to the Trustee pursuant to this Indenture), as the Trustee shall determine or as the Holders of the Notes shall direct pursuant to Section 6.05 hereof, (a) against the obligations for the ratable benefit of the Holders of the Notes, (b) to maintain, repair or otherwise protect the Collateral or (c) to take such other action to protect the other rights of the Holders of the Notes or to take any other appropriate action or remedy for the benefit of the Holders of the Notes.  Any surplus of such cash or cash proceeds held by the Trustee and remaining after payment in full of all the obligations shall be paid over to the applicable Issuer or Guarantor or to whomsoever may be lawfully entitled to receive such surplus or as a court of competent jurisdiction may direct.

Section 10.10.        Termination of Security Interest.

Upon the payment in full of all Obligations of the Issuers under this Indenture and the Notes, the Trustee shall (at the request of the Issuers accompanied by (a) an Officers’ Certificate of the Issuers to the Trustee stating that such Obligations have been paid in full, and (b) instructions from the Issuers to the Trustee to release the Liens pursuant to this Indenture and the Collateral Documents) release the Liens securing the Collateral.

Section 10.11.        Cooperation of Trustee.

In the event the Issuers or any Guarantor pledge or grant a security interest in additional Collateral, the Trustee shall cooperate with the Issuers or such Guarantor in reasonably and promptly agreeing to the form of, and executing as required, any instruments or documents necessary to make effective the security interest in the Collateral to be so substituted or pledged.  To the extent practicable, the terms of any security agreement or other instrument or document necessitated by any such substitution or pledge shall be comparable to the provisions of the existing Collateral Documents.  Subject to, and in accordance with the requirements of this Article 10 and the terms of the Collateral Documents, in the event that the Issuer or any Guarantor engages in any transaction pursuant to Section 10.03 hereof, the Trustee shall cooperate with the Issuer or such Guarantor in order to facilitate such transaction in accordance with any reasonable time schedule proposed by the Issuer, including by delivering and releasing the Collateral in a prompt and reasonable manner.

Section 10.12.        Collateral Agent.

(a)           The Trustee may, from time to time, appoint one or more Collateral Agents hereunder.  Each of such Collateral Agents may be delegated any one or more of the duties or rights of the Trustee hereunder or under the Collateral Documents or which are specified in any Collateral Documents, including without limitation, the right to hold any Collateral in the name of, registered to, or in the physical possession of, such Collateral Agent, for the rateable benefit of the Trustee and the Holders of the Notes.  Each such Collateral Agent shall have such rights and duties as may be specified in an agreement between the Trustee and such Collateral Agent.

(b)           U.S. Bank National Association will also serve as Collateral Agent for the benefit of the Holders. The Collateral Agent is hereby duly constituted and appointed as agent by Trustee to hold the liens and security interests in and to the Collateral on Trustee’s behalf.  Trustee and the Holders hereby authorize and direct the Collateral Agent to enter into the Collateral Documents. Upon further instruction of Trustee, the Collateral Agent shall enter into any other Security Documents that the Trustee deems necessary or advisable to carry out the purposes of the Collateral Documents.

(c)           The Collateral Agent will be subject to such directions as may be given it by the Trustee from time to time as required or permitted by this Indenture. The Collateral Agent shall not release or terminate any Lien on any Collateral unless and until it shall have received instructions in respect thereof from Trustee.

(d)           The Partnership will deliver to the Trustee copies of all Collateral Documents delivered to the Collateral Agent by the Partnership.

(e)           The Collateral Agent will be accountable only for amounts that it actually receives as a result of the enforcement of the Liens granted pursuant to the Collateral Documents.

(f)            In acting as Collateral Agent, the Collateral Agent may rely upon and enforce each and all of the rights, powers, protections, immunities, indemnities and benefits of the Trustee under Sections 7.02, 7.03, 7.04, 7.07, 7.09 and 7.10 mutatis mutandis, and, in connection therewith, references to the Trustee shall be deemed to include the Collateral Agent and references to the Indenture shall be deemed to include the Collateral Documents.

(g)           Each successor Trustee will become the successor Collateral Agent as and when the successor Trustee becomes the Trustee unless, at the time such successor Trustee becomes Trustee, the immediately preceding Trustee was not the Collateral Agent.

ARTICLE 11
NOTE GUARANTEES

Section 11.01.        Guarantee.

Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes, the Collateral Documents or the obligations of the Issuers hereunder or thereunder, that: (a) the principal of premium, if any, and Interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and Interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration pursuant to Section 6.02 hereof or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

Each Guarantor hereby agrees that its obligations with regard to this Note Guarantee shall be joint and several, unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Issuers under this Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Issuers or any other obligor with respect to this Indenture, the Notes or the Obligations of the Issuers under this Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  Each Guarantor further, to the extent permitted by law, waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including but not limited to: (a) any right to require any of the Trustee, the Holders or the Issuers (each a “Benefitted Party”), as a condition of payment or performance by such Guarantor, to (i) proceed against the Issuers, any other guarantor (including any other Guarantor) of the Obligations under the Note Guarantees or any other Person, (ii) proceed against or exhaust any security held from the Issuers, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefitted Party in favor of the Issuers or any other Person, or (iv) pursue any other remedy in the power of any Benefitted Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Issuers including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations under the Note Guarantees or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Issuers from any cause other than payment in full of the Obligations under the Note Guarantees; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Benefitted Party’s errors or omissions in the administration of the Obligations under the Note Guarantees, except behavior which amounts to bad faith; (e)(i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Note Guarantees and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Benefitted Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Note Guarantees, notices of default under the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations under the Note Guarantees or any agreement related thereto, and notices of any extension of credit to the Issuers and any right to consent to any thereof; (g) to the extent permitted under applicable law, the benefits of any “One Action” rule and (h) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Note Guarantees.  Each Guarantor hereby covenants that its Note Guarantee will not be discharged except by complete performance of the obligations contained in its Note Guarantee and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (ii) in the event of any declaration of acceleration of such obligations as provided in Section 6.02 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02.        Additional Note Guarantees.

If any Unrestricted Subsidiary becomes a Restricted Subsidiary or if the Issuers or any of its Restricted Subsidiaries acquires or creates a Restricted Subsidiary then the Issuers shall cause any such Restricted Subsidiary to, within 20 Business Days of the date on which any such Restricted Subsidiary was acquired or created, (a) execute and deliver to the Trustee a supplemental indenture and supplemental Collateral Documents in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee, on a senior secured basis, all of the Issuers’ obligations under the Notes, this Indenture and the Collateral Documents on the terms set forth in this Indenture and (b) deliver to the Trustee an Opinion of Counsel that, subject to customary assumptions and exclusions, such supplemental indenture and supplemental Collateral Documents have been duly executed and delivered by such Restricted Subsidiary.  Any Restricted Subsidiary that becomes a Guarantor shall remain a Guarantor unless designated an Unrestricted Subsidiary by the Issuers in accordance with this Indenture or is otherwise released from its obligations as a Guarantor pursuant to Section 11.06 hereof.  Any Note Guarantee executed and delivered in accordance with this Section 11.02 shall be secured by a Lien or charge on all Collateral of such Guarantor.  Any such Note Guarantee shall be released if the Issuers or their Restricted Subsidiaries cease to own any Equity Interests in such Restricted Subsidiary or if such Restricted Subsidiary becomes an Unrestricted Subsidiary in accordance with the terms of this Indenture or is otherwise released from its obligations as a Guarantor pursuant to Section 11.06 hereof.

Section 11.03.        Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under this Article 11 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.04.        Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 11.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form included in Exhibit B shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by its President or one of its Vice Presidents.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 hereof shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 11.05.                       Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 11.06 hereof, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person whether or not affiliated with such Guarantor unless:

(a)                                  subject to Section 11.06 hereof, the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or the Issuers) unconditionally assumes all the obligations of such Guarantor under the Notes, this Indenture, the Collateral Documents and the Note Guarantee on the terms set forth herein or therein, pursuant to a supplemental indenture and supplemental Collateral Documents in form and substance reasonably satisfactory to the Trustee; and

(b)                                 the Guarantor complies with the requirements of Article 5 hereof.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.  Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuers and delivered to the Trustee.  All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses (a) and (b) above, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into either of the Issuers or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to either of the Issuers or another Guarantor.

Section 11.06.                       Releases Following Sale of Assets.

In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) a Restricted Subsidiary of either of the Issuers, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided, however, that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof.  Upon delivery by the Issuers to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the applicable Issuer in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.  In addition, each of HCS I and HCS II shall be released from its obligations under its Note Guarantee upon execution of the Partnership Agreement and removal of HCS I and HCS as partners of the Partnership.

Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and Interest on the Notes and for the other obligations of such Guarantor under this Indenture and the Collateral Documents as provided in this Article 11.

ARTICLE 12
SATISFACTION AND DISCHARGE

Section 12.01.                       Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(a)                                  either:

(i)                                     all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuers) have been delivered to the Trustee for cancellation; or

(ii)                                  all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, Interest, and premium, if any, to the date of maturity or redemption; and in the case of this Section 12.01(a)(ii),

(A)                              no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which either of the Issuers or any Guarantor is a party or either of the Issuers or any Guarantor is bound;

(B)                                each of the Issuers and each Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(C)                                the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

The Issuers shall deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the above, the Trustee shall pay to the Partnership from time to time upon the request of the Partnership any cash or Government Securities held by it as provided in this section which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect a satisfaction and discharge under this Article 12.

Section 12.02.                       Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 12.03 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 12.02, the “Trustee”) pursuant to Section 12.01 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Interest, but such money need not be segregated from other funds except to the extent required by law.

Section 12.03.                       Repayment to Partnership.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or Interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or Interest has become due and payable shall be paid to the Partnership on its request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Partnership.

ARTICLE 13
JOINT AND SEVERAL LIABILITY

(a)                                  Notwithstanding any contrary provision contained in the Indenture, the Notes and the Collateral Documents to which both of the Issuers are a party, the representations, warranties, covenants, agreements and obligations of the Issuers, and either of them, shall be deemed joint and several.  Any waiver including, without limitation, any suretyship waiver, made by either Issuer in the Indenture, the Notes or any Collateral Document to which both of the Issuers are a party shall be deemed to be made also by the other Issuer and references in any such waiver to either Issuer shall be deemed to include the other Issuer and each of them.

(b)                                 Notwithstanding any contrary provision contained in the Indenture, the Notes or any Collateral Document to which both of the Issuers are a party, each such document to which both Issuers are party shall be deemed to include, without limitation, the following waivers:

Each of the Issuers hereby waives and relinquishes all rights and remedies accorded by applicable law to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including, without limitation, (a) any right to require the Trustee or any of the Holders (each a “Beneficiary”) to proceed against either of the Issuers or any other Person or to proceed against or exhaust any security held by a Beneficiary at any time or to pursue any other remedy in the power of a Beneficiary before proceeding against such Issuer or other Person, (b) the defense of the statute of limitations in any action hereunder or in any action for the collection or performance of the Obligations under the Indenture, the Notes and any of the Collateral Documents (collectively, the “Note Obligations”), (c) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any Person or the failure of a Beneficiary to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any Person, (d) appraisal, valuation, stay, extension, marshaling of assets, redemption, exemption, demand, presentment, protest and notice of any kind, including, without limitation, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of a Beneficiary, any Issuer, any endorser, guarantor or creditor of either Issuer or on the part of any other Person under this or any other instrument or document in connection with any Obligation or evidence of Indebtedness held by a Beneficiary as collateral or in connection with the Note Obligations, (e) any defense based upon an election of remedies by a Beneficiary, including, without limitation, an election to proceed by non- judicial rather than judicial foreclosure, which destroys or otherwise impairs the subrogation rights of either Issuer, the right of either Issuer to proceed against the other Issuer or any other Person for reimbursement, or both, (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, (g) any duty on the part of a Beneficiary to disclose to either Issuer any facts a Beneficiary may now or hereafter know about either of the Issuers or any other Person, regardless of whether a Beneficiary has reason to believe that any such facts materially increase the risk beyond that which such Issuer intends to assume, or has reason to believe that such facts are unknown to such Issuer, or has a reasonable opportunity to communicate such facts to either Issuer, because each Issuer acknowledges that each Issuer is fully responsible for being and keeping informed of the financial condition of each of the Issuers or any other Person and of all circumstances bearing on the risk of non-payment of any Note Obligations, (h) any defense arising because of the election of a Beneficiary, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code, (i) any defense based upon any borrowing or grant of a security interest under Section 364 of the Federal Bankruptcy Code, (j) any claim or other rights which it may now or hereafter acquire against the other Issuer or any other Person that arises from the existence of performance of each Issuer of its obligations under this Indenture, the Notes or any

Collateral Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy by a Beneficiary against the other Issuer or any collateral which a Beneficiary now has or hereafter acquires, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, including, without limitation, the right to take or receive from either of the Issuers or any other Person, directly or indirectly, in cash or other property or by set- off or in any other manner, payment or security on account of such claim or other rights, (k) any rights which it may acquire by way of contribution under this Indenture, the Notes or any Collateral Document, by any payment made hereunder or otherwise, including, without limitation, the right to take or receive from any other Person, directly or indirectly, in cash or other property or by set- off or in any other manner, payment or security on account of such contribution rights, and (1) any defense based on one-action laws and any other anti-deficiency protections granted to guarantors by applicable law.  No failure or delay on the Trustee’s part in exercising any power, right or privilege under this Indenture shall impair or waive one such power, right or privilege.  Each of the Issuers acknowledges and agrees that any nonrecourse or exculpation provided for in this Indenture, the Notes or any Collateral Document, or any other provision of this Indenture, the Notes or any Collateral Document, limiting the Benefitted Parties’ recourse to specific collateral, or limiting the Benefitted Parties’ right to enforce a deficiency judgment against the Issuers, shall have absolutely no application to the Issuers’ liability under this Indenture, the Notes or any Collateral Documents.

(c)                                  In the event of any inconsistency between the provisions of this Article 13 and the corresponding provisions of the Indenture, the Notes or any Collateral Document to which both of the Issuers are a party, the provisions of the Indenture shall govern.

ARTICLE 14
MISCELLANEOUS

Section 14.01.                       Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

Section 14.02.                       Notices.

Any notice or communication by the Issuers, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to either of the Issuers and/or any Guarantor:

Eldorado Resorts LLC
345 North Virginia Street
Reno, Nevada  89501
Attention:  Chief Financial Officer
Facsimile No.:  775-348-7513

With a copy to:

[                                                 ]
[                                                 ]
[                                                 ]
[Attention:                                 ]
[Facsimile No.:                        ]

If to the Trustee:

U.S. Bank National Association
225 Asylum Street, 23rd Floor
Goodwin Square
Hartford, Connecticut  06103
Attention: Corporate Trust Services
Re: Eldorado Casino Shreveport

Facsimile No: 860-241-6897

The Issuers, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If any of the Issuers or any Guarantor mail a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 14.03.                       Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Issuers, the Guarantors, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 14.04.                       Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee to take any action under this Indenture, the Issuers or the Guarantors shall furnish to the Trustee:

(a)                                  an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)                                 an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.05.                       Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a)                                  a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)                                 a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)                                  a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)                                 a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied; provided, however, that with respect to matters of fact, an Opinion of Counsel may rely on certificates from relevant corporate officers or public officials.

Section 14.06.                       Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.07.                       No Personal Liability of Directors, Officers, Employees, Incorporators, Members, Stockholders and Partners.

No director, officer, employee, incorporator, stockholder, member or partner of either of the Issuers or any Guarantor, as such, shall have any liability for any obligations of either of the Issuers or any of the Guarantors under the Notes, this Indenture, the Note Guarantees, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

Section 14.08.                       Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 14.09.                       No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers, the Guarantors or any of their Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.10.                       Successors.

All agreements of the Issuers in this Indenture, each of the Collateral Documents to which they are a party and the Notes shall bind their successors.  All agreements of the Trustee in this Indenture shall bind its successors.  All agreements of each Guarantor in this Indenture, each of the Collateral Documents to which it is a party and its Note Guarantee shall bind its successors, except as otherwise provided in Section 11.05.

Section 14.11.                       Severability.

In case any provision in this Indenture, the Notes or in the Note Guarantees shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.12.                       Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 14.13.                       Acts of Holders.

(a)                                  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by the Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuers and the Guarantors.  Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee, the Issuers and the Guarantors, if made in the manner provided in this Section 14.13.

(b)                                 The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such witness, notary or officer the execution thereof.  Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c)                                  Notwithstanding anything to the contrary contained in this Section 14.13, the principal amount and serial numbers of Notes held by any Holder, and the date of holding the same, shall be proved by the register of the Notes maintained by the Registrar as provided in Section 2.03 hereof.

(d)                                 If the Issuers shall solicit from the Holders of the Notes any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuers may, at their option, by or pursuant to a resolution of their respective Boards of Directors, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuers shall have no obligation to do so.  Notwithstanding TIA § 316(c), such record date shall be the record date specified in or pursuant to such resolution, which shall be a date not earlier than the date 30 days prior to the first solicitation of Holders generally in connection therewith or the date of the most recent list of Holders forwarded to the Trustee prior to such solicitation pursuant to Section 2.05 hereof and not later than the date such solicitation is completed.  If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the then outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the then outstanding Notes shall be computed as of such record date; provided, that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than eleven months after the record date.

(e)                                  Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration or transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

(f)                                    Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Note may do so itself with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

Section 14.14.                       Benefit of Indenture.

Nothing, in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Registrar and their successors hereunder, and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 14.15.                       Louisiana Riverboat Economic Development and Gaming Control Act.

Notwithstanding the provisions of Section 14.08 hereof, each of the provisions of this Indenture is subject to and shall be enforced in compliance with the provisions of the Louisiana Riverboat Economic Development and Gaming Control Act, to the extent applicable, and the regulations promulgated thereunder, unless such provisions are in conflict with the TIA, in which case the TIA shall control.  Each Holder by accepting a Note agrees that all Holders, whether initial Holders or subsequent transferees, shall be subject to the qualifications or suitability provisions of the Louisiana Riverboat Economic Development and Gaming Control Act.

Section 14.16.                       Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

(Signatures on following page)

SIGNATURES:

ELDORADO CASINO SHREVEPORT JOINT VENTURE

By: Eldorado Shreveport I, Inc., its managing general partner

By:
Name:
Title:

SHREVEPORT CAPITAL CORPORATION

By:
Name:
Title:

ELDORADO SHREVEPORT #1, LLC

By:
Name:
Title:

ELDORADO SHREVEPORT #2, LLC

By:
Name:
Title:

HCS I, INC.

By:
Name:
Title:

HCS II, INC.

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:Michael M. Hopkins
Title: Vice President

EXHIBIT A

[Face of Note]

CUSIP/CINS

10%  First Mortgage Notes due 2012

No.	$

ELDORADO CASINO SHREVEPORT JOINT VENTURE

and

SHREVEPORT CAPITAL CORPORATION

promise to pay to ________________________________________________________________________________________

or registered assigns,
the principal sum of ______________________________________________________________________________

Dollars on _______, 2012.

Interest Payment Dates:  [               ] and [               ]

Record Dates:  [                     ] and [                        ]

Dated: _______________, ____

ELDORADO CASINO SHREVEPORT JOINT VENTURE

By:	Eldorado Shreveport #1, LLC,
its managing general partner

By:
Name:
Title:

SHREVEPORT CAPITAL CORPORATION

By:
Name:
Title:

Exhibit A-1

This is one of the Notes referred to

in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

Exhibit A-2

[Back of Note]

10% First Mortgage Note due 2012
[Insert the Global Note Legend]

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.                                       Interest. Eldorado Casino Shreveport Joint Venture, a Louisiana general partnership (the “Partnership”), and Shreveport Capital Corporation, a Louisiana corporation (“Capital” and, together with the Partnership, the “Issuers”), jointly and severally, promise to pay Interest on the principal amount of this Note at 10% per annum from the earlier of (i) June 29, 2005 and (ii) [the date that the Shreveport Resort reopens subsequent to the closing of the Complex to complete remodeling and rebranding of the Complex following the issuance of Partnership Interests to ES I and ES II (the “Initial Accrual Date”)] until maturity.  Interest on the Notes, including interest on overdue principal or installments of interest, if any, shall be paid in cash or, at the option of the Issuers, through the issuance of additional Notes the principal amount of which is equal to all or a portion of the interest then due, as determined by the Issuers; provided, however, that the Issuers may exercise the option to issue additional Notes in lieu of cash interest payments for only four semi-annual interest payments, which payments need not be consecutive; provided, further, that the option to issue additional Notes may not be exercised after any Partnership Interests have been redeemed or otherwise acquired by an Issuer, (x) unless the Partnership shall have been required by the holders of Partnership Interest to redeem or, prior to the applicable Interest Payment Date (as hereinafter defined), the Partnership shall have received notice from the holders of Partnership Interests, which notice shall not have been subsequently revoked, of their intent to require the Partnership to redeem such Partnership Interests, in each case in accordance with the provisions of Section 9.6(a) of the Partnership Agreement or (y) with respect to the two Interest Payment Dates immediately succeeding any distribution by the Partnership made in respect of the Preferred Interests prior to the payment in full of the principal amount of all of the Notes and accrued interest thereon.  The Issuers will pay Interest, if any, semi-annually in arrears on [              ] and [              ] of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on the Notes will accrue from the most recent date to which Interest has been paid or, if no Interest has been paid, from the Initial Accrual Date; provided, however, that if there is no existing Default in the payment of Interest, and if this Note is authenticated between a record date referred to on the face hereof (each a “Record Date”) and the next succeeding Interest Payment Date, Interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be _____ __, 2005.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate of the Interest and they shall pay interest (including post-petition interest in any proceeding under any

Exhibit A-3

Bankruptcy Law) on overdue installments of Interest, (without regard to any applicable grace periods) at a rate that is 1% per annum in excess of the rate of the Interest to the extent lawful.

2.                                       Method of Payment.  The Issuers will pay Interest on the Notes (except defaulted interest), to the Persons who are registered Holders of Notes at the close of business on [              ] or [              ] next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes will be payable as to principal, premium, if any, and Interest at the office or agency of the Issuers maintained for such purpose within or without the City and State of New York, or, at the option of the Issuers, payment of Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and Interest, premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuers or the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, or, if applicable, through the delivery of new Notes to the Holders at their addresses set forth in the register of Holders at the time of payment.

3.                                       Paying Agent and Registrar.  Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar.  The Issuers may change any Paying Agent or Registrar without notice to any Holder.  The Issuers or any of their Subsidiaries may act in any such capacity.

4.                                       Indenture and Collateral Documents.  The Issuers issued the Notes under an Amended and Restated Indenture dated as of [              ] (“Indenture”), among the Issuers, the Guarantors and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.  Code (S)(S) 77aaa-77bbbb).  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Notes are secured obligations of the Issuers and the Guarantors.  The Notes are secured by the collateral set forth in the Collateral Documents.

5.                                       Optional Redemption.

(a)                                  Except as set forth in subparagraph (b) of this Paragraph 5, the Notes will not be redeemable at the Issuers’ option prior to _____, 2009.  On or after _____, 2009, the Issuers may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid Interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on [           ] of the years indicated below:

Exhibit A-4

Year	Percentage

2009	105.0%
2010	102.5%
2011 and thereafter	100.0%

(b)                                 Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to [              ], the Issuers may on any one or more occasions redeem up to 35% of the original aggregate principal amount of Notes issued under the Indenture at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid Interest, to the redemption date, with the net cash proceeds of a Qualified Capital Contribution; provided, however, that:

(i)                                     at least 65% of the aggregate principal amount of the Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Partnership and its Subsidiaries and any person controlled by, controlling or under common control with the Partnership); and

(ii)                                  the redemption must occur within 60 days of the date of the closing of such Qualified Capital Contribution.

6.                                       Mandatory Redemption.

(a)                                  Except as described in paragraphs 6(b) and 7 below, the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(b)                                 If any Gaming Authority requires that a Person who is a Holder or the Beneficial Owner of a Note be licensed, qualified or found suitable under any applicable Gaming Law, the Holder or Beneficial Owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the time period required by the Gaming Authority.  If the Holder or Beneficial Owner fails to apply for such license, qualification or finding of suitability within the required time period, such Holder or Beneficial Owner, as the case may be, shall dispose of its Notes within the time specified by the Gaming Authority and the Issuers shall have the right to redeem the Notes of such Holder or Beneficial Owner, subject to approval of any applicable Gaming Authority, at the least of (i) the principal amount thereof, (ii) the amount that such Holder or Beneficial Owner paid for the Notes, (iii) the fair market value of the Notes or (iv) such other amount as may be required by applicable law or by order of any Gaming Authority.  Immediately upon the imposition of a requirement to dispose of Notes by a Gaming Authority, such Holder or Beneficial Owner of the Notes shall, to the extent required by applicable law or by order of any Gaming Authority, have no further right (x) to exercise, directly or indirectly, through any trustee or nominee or any other Person or entity, any right conferred by the Notes or (y) to receive any Interest, dividends, economic interests or any other distributions or payments with respect to the Notes or any remuneration in any form with respect to the Notes from the Issuers, the Guarantors or the Trustee.  Any Holder of Notes that is required to apply for a license, qualification or finding of

Exhibit A-5

suitability must pay all fees and costs of any investigation by the applicable Gaming Authorities.  The Issuers are not required to pay or reimburse any Holder of the Notes or Beneficial Owner who is required to apply for such license, qualification or finding of suitability for the costs of the licensure or investigation for such qualification or finding of suitability.  The Issuers shall notify the Trustee in writing of any such redemption as soon as practicable; provided, however, that until such time as the Trustee receives notice from the Issuers of such redemption in accordance with Section 14.02 of the Indenture, the Trustee shall be entitled to treat the Holder or Beneficial Owner as having all of its rights under the Indenture.  The Trustee shall report the names of the record Holders of the Notes to any Gaming Authority when required by law.

7.                                       Repurchase at Option of Holders.

(a)                                  If a Change of Control occurs, the Issuers will be required to make an offer (a “Change of Control Offer”) to purchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid Interest, thereon, to the date of purchase.  Within ten days following any Change of Control, the Issuers shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)                                 If the Partnership or a Restricted Subsidiary consummates any Asset Sales, within ten days of each date on which the aggregate amount of Excess Proceeds exceeds $5.0 million, the Partnership shall commence an offer (an “Asset Sale Offer”) pursuant to the procedures set forth in the Indenture to all Holders of Notes to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds.  The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid Interest to the date of purchase, and will be payable in cash.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuers may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture or the Collateral Documents.  If the aggregate principal amount of Notes tendered pursuant to such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described under Section 3.02 of the Indenture.

(c)                                  If the Partnership or its Restricted Subsidiaries experience an Event of Loss, within ten days of each date on which the aggregate amount of Excess Loss Proceeds exceeds $5.0 million, and the aggregate amount of Excess Loss Proceeds exceeds $5.0 million, the Partnership shall commence an offer (an “Event of Loss Offer’’) to all Holders of Notes to purchase the maximum principal amount of Notes that may be purchased out of such Excess Loss Proceeds.  The offer price in any Event of Loss Offer will be equal to 100% of principal amount plus accrued and unpaid Interest to the date of purchase, and will be payable in cash.  If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, the Issuers may use such Excess Loss Proceeds for any purpose not otherwise prohibited by this Indenture and the Collateral Documents.  If the aggregate principal amount of Notes tendered pursuant to an Event of Loss Offer

Exhibit A-6

exceeds the Excess Loss Proceeds, the Trustee will select the Notes to be purchased in the manner described under Section 3.02 of the Indenture.

8.                                       Notice of Redemption.  Notice of redemption will be mailed at least 30 days or such shorter period as is satisfactory to the Trustee but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address.  Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.  On and after the redemption date, Interest ceases to accrue on Notes or portions thereof called for redemption.

9.                                       Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10.                                 Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.

11.                                 Amendment, Supplement and Waiver.  Subject to certain exceptions, the Indenture, the Note Guarantees, the Collateral Documents or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, voting as a single class, and any existing default or compliance with any provision of the Indenture, the Note Guarantees, the Collateral Documents or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, voting as a single class.  Without the consent of any Holder of a Note, the Indenture, the Note Guarantees, the Collateral Documents or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of either of the Issuers’ obligations to Holders of the Notes in case of a merger or consolidation or sale of all or substantially all of that Issuers’ assets, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to enter into additional or supplemental Collateral Documents.

Any amendment to, or waiver of the provisions of any of the Collateral Documents relating to Section 4.13 or Article 10 of the Indenture shall require the

Exhibit A-7

consent of the Holders of at least 85% in aggregate principal amount of Notes, then outstanding, voting as a single class.

12.                                 Defaults and Remedies.  Events of Default include: (a) default for 30 days in the payment when due of Interest on, (b) default in payment when due of principal of, or premium, if any, on the Notes, (c)(i) default in the payment of principal of, premium, if any, and Interest on Notes required to be purchased pursuant to Sections, 4.10, 4.11 or 4.16 of the Indenture, when due and payable; or (ii) failure to perform or comply with the provisions described under (A) Sections 5.01 of the Indenture, (B) Section 4.07 of the Indenture (but only if the failure under this clause (B) is caused by a Restricted Payment described in clauses (a) through (c) of the first paragraph of Section 4.07 of the Indenture or (C) Section 4.09 if the aggregate principal amount of Indebtedness incurred or the obligations in respect of Disqualified Stock issued in violation of such covenant exceeds [$ ____]; (d) failure by either of the Issuers or any of the Partnership’s Restricted Subsidiaries for 30 days after notice thereof to comply with any of the other agreements in the Indenture not set forth in clause (c) above; (e) default under certain other agreements relating to Indebtedness of the Issuers which default (i) is caused by a failure to pay principal of, or Interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (ii) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (f) failure by either of the Issuers or any of the Partnership’s Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 30 days; (g) breach by either of the Issuers or any Guarantor in any material respect of any representation or warranty or agreement in any of the Collateral Documents or in any certificates delivered in connection therewith, the repudiation by any of them of any of its obligations under any of the Collateral Documents, the unenforceability of the Collateral Documents against any of them for any reason which continues for 30 days after written notice from the Trustee or Holders of at least 25% in outstanding principal amount of Notes or the loss of the perfection or priority of the Liens granted by any of them pursuant to the Collateral Documents for any reason; (h) except as permitted by the Indenture, any Note Guarantee by a Guarantor with Total Assets of $5.0 million or more shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor with Total Assets of $5.0 million or more, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; (i) certain events of bankruptcy or insolvency with respect to the Partnership or any of the Partnership’s Restricted Subsidiaries; (j) if ES I, ES II and the Partnership ever fail to own collectively 100% of the issued and outstanding Equity Interests of Capital; or (k) any revocation, suspension or loss of any Gaming License which results in the cessation or suspension of business at the Shreveport Resort for a period of more than 90 consecutive days; provided, however, that, in any event, there shall not be an Event of Default under this clause if the suspension of business results from an Event of Loss and the Partnership is complying with Section 4.11 of the Indenture.

Exhibit A-8

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or Interest) if it determines that withholding notice is in their interest.  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of Interest on, or the principal of, the Notes.  The Issuers and each Guarantor are required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the Collateral Documents, and the Issuers are required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

Base Management Fees have priority over payments of Interest or the Notes and may be paid notwithstanding the occurrence and continuance of a Default or an Event of Default at the time of payment of such fees, provided however, that the Base Management Fees shall not be paid at any time following the date that all of the Notes become due and payable, whether at maturity, by acceleration in accordance with the terms of the Indenture or otherwise, unless payment in full of the Notes, and all accrued and unpaid interest thereon, has been made or irrevocably deposited with the Trustee.

13.                                 Trustee Dealings with Issuers.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuers or their Affiliates, and may otherwise deal with the Issuers or their Affiliates, as if it were not the Trustee.

14.                                 No Recourse Against Others.  No director, officer, employee, incorporator, stockholder, member or partner of the Issuers or any Guarantor, as such, shall  have any liability for any obligations of either of the Issuers or any of the Guarantors under the Notes, the Indenture, the Note Guarantees or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

15.                                 Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16.                                 Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants

Exhibit A-9

by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17.                                 CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Eldorado Casino Shreveport Joint Venture
c/o Eldorado Resorts, LLC
345 North Virginia Street
Reno, Nevada  89501
Attention:  Chief Financial Officer
Facsimile No.:  775-348-7513

Exhibit A-10

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _______________________________________________________________________________ to transfer this Note on the books of the Issuers.  The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*  Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-11

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10, Section 4.11 or 4.16 of the Indenture, check the appropriate box below:

☐ Section 4.10

☐ Section 4.11	☐ Section 4.16

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.10, Section 4.11 or Section 4.16 of the Indenture, state the amount you elect to have purchased:

$ ______________________

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*  Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-12

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

*  This schedule should only be included if the Note is issued in global form.

Exhibit A-13

EXHIBIT B

FORM OF NOTATION OF NOTE GUARANTEE

NOTE GUARANTEE

To the extent set forth in the Indenture dated as of [              ] (the “Indenture”), among Eldorado Casino Shreveport Joint Venture, a Louisiana general partnership (the “Partnership”), Shreveport Capital Corporation, a Louisiana corporation (“Capital” and, together with the Partnership, the “Issuers”), a Louisiana corporation (“ES I”), Eldorado Shreveport #2, LLC, a Louisiana corporation (“ES II” and, together with ES I, the “Guarantors”), and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”), and for value received, each of the Guarantors (which term includes any successor Person under the Indenture and the Collateral Documents (as defined in the Indenture)) has, jointly and severally, unconditionally guaranteed: (a) the due and punctual payment of the principal of, premium, if any, and Interest (as defined in the Indenture) on the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, and, to the extent permitted by law, Interest, and the due and punctual performance of all other obligations of the Issuers to the Holders (as defined in the Indenture) or the Trustee, all in accordance with the terms of the Indenture and the Collateral Documents and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  The obligations of the Guarantors to the Holders and to the Trustee pursuant to this Note Guarantee, the Indenture and the Collateral Documents are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of this Note Guarantee.  Each Holder of a Note, by accepting the same, agrees to and shall be bound by such provisions.

ELDORADO SHREVEPORT #1, LLC

By:
Name:
Title:

ELDORADO SHREVEPORT #2, LLC

By:
Name:
Title:

Exhibit B-1

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”) dated as of ___________, among ___________ (the “Guaranteeing Subsidiary”), a subsidiary of Eldorado Casino Shreveport Joint Venture (or its permitted successor), a Louisiana general partnership (the “Partnership”), the Partnership, Shreveport Capital Corporation, a Louisiana corporation (“Capital” and together with the Partnership, the “Issuers”), the other Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as trustee under this Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”) dated as of [                        ], providing for the issuance of 10% First Mortgage Notes due 2012 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes, the Indenture and the Collateral Documents on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.                                       Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                       Agreement to Guarantee.  The Guaranteeing Subsidiary hereby agrees as follows:

(a)                                  Along with all Guarantors named in the Indenture, to jointly and severally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes or the obligations of the Issuers hereunder or thereunder, that:

Exhibit C-1

(i)                                     the principal and premium, if any, and Interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and Interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)                                  in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration pursuant to Section 6.02 of the Indenture or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.

(b)                                 The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, the Indenture or the Collateral Documents, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against either of the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c)                                  The following is hereby waived: diligence  presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of either of the Issuers or any Guarantor, any right to require a proceeding first against the Issuers or any Guarantor, protest, notice and all demands whatsoever.

(d)                                 This Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and the Collateral Documents, and the Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.

(e)                                  If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors, or any Custodian, Trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f)                                    The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g)                                 As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition

Exhibit C-2

preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

(h)                                 The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

(i)                                     Pursuant to Section 11.02 of the Indenture, after giving effect to any maximum amount and any other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 11 of the Indenture, this new Note Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under this Note Guarantee will not constitute a fraudulent transfer or conveyance.

3.                                       Execution and Delivery.  Each Guaranteeing Subsidiary agrees that the Note Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

4.                                       Guaranteeing Subsidiary May Consolidate, Etc. on Certain Terms.

(a)                                  The Guaranteeing Subsidiary may not consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Guarantor unless:

(i)                                     subject to Sections 11.05 and 11.06 of the Indenture, the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or an Issuer) unconditionally assumes all the obligations of such Guarantor, pursuant to a supplemental indenture and supplemental Collateral Documents in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture, the Note Guarantee and the Collateral Documents on the terms set forth herein or therein; and

(ii)                                  immediately after giving effect to such transaction, no Default or Event of Default exists.

(b)                                 In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor corporation, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture and the Collateral Documents to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein

Exhibit C-3

as a Guarantor.  Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuers and delivered to the Trustee.  All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture and the Collateral Documents as the Note Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

(c)                                  Except as set forth in Articles 4 and 5 and Section 11.06 of Article 11 of the Indenture, and notwithstanding clauses (a) and (b) above, nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the either of the Issuers or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to either of the Issuers or another Guarantor.

5.                                       Releases.

(a)                                  In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all to the capital stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) a Restricted Subsidiary of either of the Issuers, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 thereof.  Upon delivery by the Issuers to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the applicable Issuer in accordance with the provisions of this Indenture, including without limitation Section 4.10 of the Indenture, the Trustee shall execute any documents reasonably required in order to evidence the    release of any Guarantor from its obligations under its Note Guarantee.

(b)                                 Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and Interest on the Notes and for the other obligations of any Guarantor under this Indenture and the Collateral Documents as provided in Article 11 of the Indenture.

6.                                       No Recourse Against Others.  No past, present or future director, officer, employee, partner, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of either of the Issuers or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this

Exhibit C-4

Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.

Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

7.                                       NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8.                                       Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

9.                                       Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

10.                                 The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuers.

Exhibit C-5

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: _______, ___

[Guaranteeing Subsidiary]

By:
Name:
Title:

Eldorado Casino Shreveport Joint Venture

By:
Name:
Title:

Shreveport Capital Corporation

By:
Name:
Title:

Eldorado Shreveport #1, LLC

By:
Name:
Title:

Eldorado Shreveport #2, LLC

By:
Name:
Title:

Exhibit C-6

U.S. Bank National Association, as Trustee

By:
Authorized Signatory

Exhibit C-7

EXHIBIT C

FORM OF FIFTH
AMENDED AND RESTATED
JOINT VENTURE AGREEMENT
OF
ELDORADO CASINO SHREVEPORT JOINT VENTURE
(FORMERLY KNOWN AS
THE “QUEEN OF NEW ORLEANS AT THE
HILTON JOINT VENTURE,” “QNOV” and
“HOLLYWOOD CASINO SHREVEPORT”)

THIS FIFTH AMENDED AND RESTATED JOINT VENTURE AGREEMENT is entered into as of _______, 2005, by and among Eldorado Shreveport #1, LLC, a Nevada limited liability company (“Eldorado I”), Eldorado Shreveport #2, LLC, a Nevada limited liability company (“Eldorado II”), and [Noteholder Newco Corp.,] a Delaware corporation (“Noteholder”).  Unless the context otherwise requires, terms that are capitalized and not otherwise defined shall have the meanings set forth or cross-referenced in ARTICLE I of this Agreement.

PRELIMINARY STATEMENT

A.                                   Hilton Hotels Corporation (“Hilton”) and New Orleans Paddlewheels, Inc. (“NOP”) entered into a Basic Agreement, dated as of January 9, 1992, and Joint Venture Agreement dated May 20, 1992, collectively setting forth the agreement of such parties to operate, as joint venturers under the name “Queen of New Orleans at the Hilton Joint Venture” (the “Original JV”), a riverboat casino located in New Orleans, Louisiana.

B.                                     On January 14, 1994, Hilton assigned its equity interest in the Original JV to Hilton New Orleans Corporation (“HNOC”).

C.                                     On September 14, 1998, NOP assigned a one percent (1%) interest of NOP in the Original JV to Shreveport Paddlewheels, L.L.C. (“Paddlewheels”).

D.                                    On September 15, 1998, HNOC transferred its total equity interest in the Original JV to NOP.

E.                                      On September 22, 1998, each of NOP and Paddlewheels transferred certain of its equity interest in the Original JV to Sodak Louisiana, L.L.C., a Louisiana limited liability company (“Sodak”), and HWCC-Louisiana, Inc. (“HWCC”; and this transaction being the “Original Reorganization”).

F.                                      In connection with the Original Reorganization, Paddlewheels, Sodak and HWCC entered into that certain Amended and Restated Joint Venture Agreement of QNOV dated July 31, 1998 to be effective upon the Original Reorganization, as amended at the time of the Original Reorganization on September 22, 1998 pursuant to that certain September 1998 Amendment to the Amended and Restated Joint Venture Agreement of QNOV (as amended, the “First Amended and Restated Agreement”).  In the First Amended and Restated Agreement, the

Exhibit C-1

parties changed the name of the Original JV from “Queen of New Orleans at the Hilton Joint Venture” to “QNOV.”

G.                                     Pursuant to the terms of that certain Membership Interest Purchase Agreement dated March 31, 1999 among HWCC, Sodak Gaming, Inc., a South Dakota corporation and former owner of Sodak (the “Sodak Gaming”), and Sodak, Sodak Gaming sold all of its membership interest in Sodak to HWCC on April 23, 1999 (the “Sodak Sale”).

H.                                    Pursuant to that certain Agreement of Merger dated July 9, 1999, Sodak merged with and into HWCC with HWCC as the survivor (the “Sodak Merger”).

I.                                         Also on July 9, 1999, HWCC and Paddlewheels executed the Second Amended and Restated Joint Venture Agreement (the “Second Amended and Restated Agreement”) to (i) reflect the Sodak Sale and the Sodak Merger and (ii) change the name of the Venture from “QNOV” to “Hollywood Casino Shreveport.”

J.                                        On July 21, 1999, HWCC (i) contributed ninety-nine percent (99%) of its equity interest in the Venture to HCS I, Inc., a wholly owned subsidiary of HWCC (“HCS I”), and HCS I assumed certain obligations of HWCC, and (ii) contributed the remaining one percent (1%) of its equity interest in the Venture to HCS II, Inc., a wholly owned subsidiary of HWCC (“HCS II”), both contributions of which were acknowledged and approved by Paddlewheels (the “HWCC Contribution”).

K.                                    On July 21, 1999, HCS I, HCS II and Paddlewheels executed the Third Amended and Restated Joint Venture Agreement (the “Third Amended and Restated Agreement”) to (i) reflect the contribution of HWCC’s equity interest in the Venture to HCS I and HCS II and (ii) make certain amendments deemed necessary and advisable in connection with the financing of the Venture.

L.                                      On September 10, 2004, certain creditors of the Venture commenced involuntary chapter 11 cases under 11 U.S.C. § § 101 et seq. in the United States Bankruptcy Court for the Western District of Louisiana, Shreveport Division (the “Bankruptcy Court”).

M.                                 On _____, 2004, a plan of reorganization was approved by the Bankruptcy Court (the “Plan”).

N.                                    On _____, 2004, pursuant to the Plan, among other things, (i) the old Partnership Interests held by Paddlewheels were deemed cancelled, (ii) certain indebtedness of the Venture was cancelled, (iii) new debt securities were issued by the Venture, (iv) new Partnership Interests representing 25% of the outstanding Partnership Interests were issued to Noteholder, (v) Noteholder received the right to a preferred distribution of the Preferred Capital Contribution Amount and the Preferred Return and (vi) HCS I, HCS II and Noteholder executed the Fourth Amended and Restated Joint Venture Agreement (the “Fourth Amended and Restated Joint Venture Agreement”).  At the close of such date, the Venture closed its books under the “interim closing of the books” method under Section 706(d) of the Code and the Regulations promulgated thereunder.

Exhibit C-2

O.                                    On _____, 2004 (the “Reorganization Date”), the day subsequent to the issuance of the Partnership Interests to Noteholder described in the preceding paragraph, Eldorado I and Eldorado II became Partners in the Venture and new Partnership Interests were issued and immediately thereafter, pursuant to the Plan, the Partnership Interests held by HCS I and HCS II were deemed cancelled.

P.                                      Eldorado I, Eldorado II and Noteholder desire to amend and restate the Fourth Amended and Restated Agreement to (i) reflect the terms of the new Partnership Interests issued by the Venture in accordance with the Plan and (ii) to make certain amendments deemed necessary and advisable in connection with the operation of the Venture, with such restated Agreement to be effective as of the date of the issuance of the Partnership Interests to Eldorado I and Eldorado II.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Fourth Amended and Restated Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

1.1                               Definitions.  The following terms shall have the respective meanings indicated:

“Act” - shall mean the Louisiana Gaming Control Act, La. R.S. 27:1 et seq., including the amendments thereto and regulations promulgated thereunder, as may be in effect from time to time.

“Accrued Preferred Return” - shall mean an amount equal to the Preferred Return but without subtraction for any amounts distributed to Noteholder.

“Additional Capital Contributions” - shall mean any contributions to the capital of the Venture made by any Partner after the date hereof pursuant to Section 3.2, other than Initial Capital Contributions of Partners admitted pursuant to Section 3.4.

“Adjusted Capital Account Deficit” - shall mean, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of any relevant fiscal year or other period and after giving effect to the following adjustments:

(a)                                  credit to such Capital Account any amounts that such Partner is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2 (i)(5) of the Regulations; and

(b)                                 debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

Exhibit C-3

“Affiliate(s)” - shall mean with respect to any Person, (i) any firm, corporation, partnership, limited liability company, association, trust or other person or entity that, directly or indirectly, controls, is controlled by, or is under common control with, such Person or (ii) any entity in which such Person owns directly or indirectly ten percent (10%) or more of any class of equity securities.  For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” - shall mean this Fifth Amended and Restated Joint Venture Agreement.

“Business Day” - shall mean any day during which federally chartered banks are not required to be closed under applicable federal or Louisiana law.

“Capital” - shall mean Shreveport Capital Corporation, a Louisiana corporation, that is wholly owned by the Venture.

“Capital Account” - shall mean, with respect to any Partner, the capital account established and maintained pursuant to Section 3.3.

“Capital Contribution” - shall mean, with respect to any Partner, the aggregate amount of money, and the initial Gross Asset Value of any property or asset contributed or deemed contributed to the Venture, net of liabilities assumed by the Venture in connection with such contribution or as to which such property or asset is subject when contributed, as set forth on Schedule 2.10 hereto with respect to Initial Capital Contributions or hereafter determined with respect to Additional Capital Contributions.  In the case of a Partner that acquires an Interest in the Venture by virtue of an assignment or transfer in accordance with the terms of this Agreement, “Capital Contribution” means the pro rata Capital Contribution of such Partner’s predecessor to an extent proportionate to the acquired Interest.

“Casino” - shall mean the premises of the Complex upon which gaming activities are conducted pursuant to the Act.

“Code” - shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.  All references to specific sections of the Code shall be deemed to include any provisions of the Code that replace or supersede the sections in effect at the time of execution of this Agreement.

“Complex” - shall mean collectively the Vessel, the Casino, the Hotel, and the land based facilities related thereto, together with all related improvements, facilities and amenities used in connection with the operation thereof.

“Depreciation” - shall mean, with respect to any asset of the Venture for any fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that if there is a difference between the Gross Asset Value and the adjusted tax basis of such asset, Depreciation shall mean “book” depreciation, cost recovery or amortization as determined under Section 1.704-1(b)(2)(iv)(g)(3) of the Regulations.

Exhibit C-4

“Distributable Cash Flow” - shall mean for any period, (a) the net increase or decrease in cash and cash equivalents (treating any such decrease as a negative number); minus (b) increases to working capital reserves as expressly determined by the Managing Partner; plus (c)(i) decreases to working capital reserves as expressly determined by the Managing Partner, and (ii) distributions during the period made from Distributable Cash Flow of prior periods, all as determined in accordance with GAAP and the Venture’s then current accounting policies.

“Dollars” or “$” - shall mean the lawful currency of the United States of America.

“EBITDAM” - shall mean for any fiscal period, an amount equal to (a) consolidated net income of the Venture for such period, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by the Venture (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of the Venture for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) interest expense, (iii) loss from extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation and amortization) for such period, (v) amortized debt discount for such period,  and (vi) the amount of all fees payable to Eldorado and its Affiliates for such period pursuant to the Management Agreement, in each case of (a), (b) and (c) to the extent included in the calculation of consolidated net income of the Venture for such period in accordance with GAAP as modified by the following sentence, but without duplication.  For purposes of this definition, the following items shall be excluded in determining consolidated net income of the Venture:  (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, the Venture or any of the Venture’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which the Venture has an ownership interest, except to the extent any such income has actually been received by the Venture in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of the Venture to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during the then current fiscal year; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any indebtedness, of the Venture; (8) in the case of a successor to the Venture by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of the Venture at the date of acquisition of such Subsidiary over the cost to the Venture of the investment in such Subsidiary.

“Effective Tax Rate” - shall mean a percentage equal to the greater of (a) the sum of (i) the highest federal marginal income tax rate in effect for individuals (after giving effect to the federal income tax deduction for such state and local income taxes and taking into account the effects of Code sections 67 and 68 as if the individual’s only income was the income allocated to

Exhibit C-5

such individual in his or her capacity as a Partner of the Venture) plus (ii) the highest marginal Louisiana and Shreveport, Louisiana income tax rate in effect for individuals or (b) the sum of (i) the highest federal marginal income tax rate in effect for corporations plus (ii) the highest marginal Louisiana and Shreveport, Louisiana income or franchise tax rate in effect for corporations (after giving effect to the federal income tax deduction for such state and local income or franchise taxes).

“Eldorado” - shall mean Eldorado Resorts LLC, a Nevada limited liability company.

“First Mortgage Notes” - shall mean those certain First Mortgage Notes due 2012 co-issued by the Venture and Capital pursuant to the Amended and Restated Indenture, dated as of _____, 2005, among the Venture, Capital, the guarantors listed on the signature page thereto, and U.S. Bank National Association, as trustee.

“Fiscal Quarter” - shall mean any of the quarterly accounting periods of the Venture ending on the last day of March, June, September and December of each year.

“GAAP” - shall mean those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants acting through the Financial Accounting Standards Board (“FASB”) or through other appropriate boards or committees thereof and that are consistently applied for all periods so as to properly reflect the financial condition, and the results of operations and cash flows, of the Venture, except that any accounting principle or practice required to be changed by the FASB or other appropriate board or committee of the FASB in order to continue as a generally accepted accounting principle or practice may be so changed; provided, however, that it is understood that unaudited statements may be prepared (i) without footnote disclosure, (ii) based upon the good faith effort of the preparer to apply GAAP and (iii) without such year-end adjustments as may be required by the Venture’s auditors to conform to GAAP.

“Gaming Authorities” - shall mean any State of Louisiana gaming regulatory authorities authorized under the Act, including but not limited to, the Louisiana Gaming Control Board and the Riverboat Gaming Enforcement Division of the Louisiana State Police, and any other gaming regulatory authority with jurisdiction over the Casino, the Venture or any Partner.

“Gross Asset Value” - shall mean, with respect to any asset of the Venture, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a)                                  the initial Gross Asset Value of any asset (other than cash) contributed or deemed contributed by a Partner to the Venture shall be the gross fair market value of such asset at the time of its contribution as reasonably determined by the Managing Partner;

(b)                                 if the Managing Partner reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Venture assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Managing Partner, as of the following times:

Exhibit C-6

(i)                                     immediately prior to a Capital Contribution (other than a de minimis Capital Contribution) to the Venture by a new or existing Partner as consideration for a Partnership Interest;

(ii)                                  immediately prior to the distribution by the Venture to a Partner of more than a de minimis amount of Venture property as consideration for the redemption of a Partnership Interest;

(iii)                               immediately prior to the liquidation of the Venture within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; and

(iv)          immediately prior to the grant of a Partnership Interest (other than a de minimis Interest) as consideration for the provision of services to or for the benefit of the Venture by an existing Partner acting in a Partner capacity, or by a new Partner acting in a Partner capacity or in anticipation of becoming a Partner;

(c)                                  the Gross Asset Values of Venture assets distributed to any Partner shall be the gross fair market values of such assets as reasonably determined by the Managing Partner as of the date of distribution; and

(d)                                 the Gross Asset Value of any Venture asset shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such asset pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustment is taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations; provided, however, that the Gross Asset Value shall not be adjusted pursuant to this paragraph (d) to the extent that the Managing Partner reasonably determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

At all times, the Gross Asset Value of an asset shall be adjusted by any  Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.  Any adjustment to the Gross Asset Values of Venture property shall require an adjustment to the Partners’ Capital Accounts.

“Hotel” - shall mean the premises of the Complex operated as a hotel owned by the Venture and located at the Venture Site in Shreveport, Louisiana.

“Indirect Partner” - shall mean in the case of any Partner or any other Person, receiving through its ownership interest in another Person an allocation of taxable income attributable to the Venture that is a Subchapter S corporation, its shareholders, a partnership, its partners, a limited liability company, its members or in the case of trust treated as a “grantor trust” for federal income tax purposes, the Person treated as the owner of the trust.

“Interest” or “Partnership Interest” - shall mean a Partner’s share of the capital, Net Income and Net Loss of, and the right to receive distributions from, the Venture.

Exhibit C-7

“Involuntary Transfer” - shall mean any Transfer pursuant to judicial proceedings, attachment, levy, lien upon, assignment for the benefit of creditors or Transfer by operation of law and any assumption of possession whether in fact or in law by any receiver, trustee, conservator or other fiduciary appointed by any court or government agency, if such attachment, levy, lien or assumption of possession shall not be absolutely removed or dissolved within one hundred and twenty (120) days after the same occurred.

“Management Agreement” - shall mean the Management Agreement among the Venture, Eldorado I and Eldorado II, dated as of [_______, 2004], together with such amendments thereto as the parties thereto may mutually agree and as shall be consented to by Noteholder Partner so long as the Preferred Capital Contribution Amount and all accrued Preferred Return thereon has not been reduced to zero and, after such time as the Preferred Capital Contribution Amount and all accrued Preferred Return thereon has been reduced to zero, such amendments thereto as the parties thereto may mutually agree that shall be consented to by Noteholder Partner to the extent that such amendments relate to payments to be made to the manager thereunder, which consent shall not be unreasonably withheld or delayed.

“Minimum Gain Attributable to Partner Nonrecourse Debt” - shall mean “partner nonrecourse debt minimum gain” as determined in accordance with Section 1.704-2(i)(2) of the Regulations.

“Net Income” or “Net Loss” - shall mean, for each fiscal year or other applicable period, an amount equal to the Venture’s net income or loss for such year or period as determined for federal income tax purposes by the Venture’s accountants, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:  (a) by including as an item of income any tax-exempt income received by the Venture; (b) by treating as a deductible expense any expenditure of the Venture described in Section 705(a)(2)(B) of the Code (including amounts paid or incurred to organize the Venture (unless an election is made pursuant to Section 709(b) of the Code) or to promote the sale of Interests and by treating deductions for any losses incurred in connection with the sale or exchange of Venture property disallowed pursuant to Section 267(a)(1) or Section 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code); (c) in lieu of depreciation, depletion, amortization, and other cost recovery deductions taken into account in computing total income or loss, there shall be taken into account Depreciation; (d) gain or loss resulting from any disposition of Venture property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of such property rather than its adjusted tax basis; and (e) in the event of an adjustment of the Gross Asset Value of any Venture asset which requires that the Capital Accounts of the Venture be adjusted pursuant to Regulation Section 1.704-1(b)(2)(iv)(e), (f) and (m), the amount of such adjustment is to be taken into account as additional Net Income or Net Loss pursuant to Section 4.3.  If an item of income, gain, loss or deduction has been allocated pursuant to the special allocation rules in Sections 4.3(c) or 4.4, Net Income or Net Loss shall be computed without regard to such item.

“Nonrecourse Deductions” - shall have the meaning set forth in Sections 1.704-2(b)(1) and (c) of the Regulations.

Exhibit C-8

“Nonrecourse Liabilities” - shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Noteholder Partner” - shall mean Noteholder and each Transferee of Interests of Noteholder that becomes a Partner in accordance with the terms of this Agreement.  In the event the Interests of Noteholder are held by more than one Partner, then references to the Noteholder Partner in this Agreement shall be deemed to be references to all such Partners who shall be treated pro rata in proportion to their respective Interests.

“Operating Income” - shall mean the income from continuing operations of the Venture, excluding any income or losses from extraordinary items, as reported on the Venture’s financial statements prepared in conformity with GAAP applied on a consistent basis with the Venture’s then current accounting policies; provided, however, that any income during the period from operations of the Venture that have been discontinued shall be included in Operating Income.

“Partner” - shall mean any Person executing this Agreement as of the Reorganization Date as a partner of the Venture and any Person who subsequently is admitted as a partner of the Venture, in accordance herewith, but does not include any Person who has ceased to be a Partner of the Venture.

“Partnership Law” - shall mean Article 2801 et seq., of the Civil Code of the State of Louisiana.

“Partnership Rights” - shall mean all of the rights of a Partner of the Venture, including, without limitation, a Partner’s (i) Interest; (ii) right to inspect the Venture’s books and records; and (iii) right, if any, to participate in the management of and vote on matters coming before the Venture in accordance with this Agreement.

“Percentage” - shall mean, as to each Partner, its percentage interest set forth after the Partner’s name on Schedule 2.10, or as modified from time to time by agreement of the Partners.

“Person” - shall mean and include an individual and any entity including, without limitation, a corporation, partnership, association, limited liability company, joint stock company, trust or estate.

“Preferred Capital Contribution Amount” - shall mean Twenty Million Dollars ($20,000,000), less the cumulative amounts distributed to the Noteholder Partner from time to time pursuant to Section Section 4.1(a)(i)(B) or Section 4.1(c)(ii) hereof.

“Preferred Return” - shall mean an amount calculated in the same manner as interest on a loan accruing daily from the date that is the earlier of (x) June 29, 2005 and (y) [the date that the Casino reopens subsequent to the closing of the Complex to complete remodeling and rebranding of the Complex following the issuance of Partnership Interests to Eldorado I and Eldorado II], at an annual rate of 13% (based upon a 365 or 366 day year, as applicable), compounded quarterly on the last day of each Fiscal Quarter of each applicable year, taking into account distributions made pursuant to Section 4.1(a)(i)(A) and Section 4.1(c)(i) as if they were payments of interest and distributions made pursuant to Section 4.1(a)(i)(B) and Section 4.1(c)(ii) as if they were payments of principal.

Exhibit C-9

“Regulations” - shall mean final or temporary income tax regulations of the United States Department of Treasury promulgated under the Code, as such regulations may be amended from time to time.  All references to specific sections of the Regulations shall be deemed to include any provisions of the Regulations that replace or supersede the sections in effect at the Reorganization Date.

“Subsidiary” - shall mean, when used with reference to an entity, any corporation or other entity, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

“Tax” or “Taxes” - shall mean any and all federal, state, county, provincial, local, foreign and other taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, estimated, capital, sales, use, ad valorem, property, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, customs, duties or guaranty fund assessments, together with any interest, additions to tax or interest, and penalties with respect thereto imposed by any taxing or governmental authority.

“Transfer” - shall mean a sale, gift, pledge, assignment, mortgage, alienation, hypothecation or other encumbrance or disposition in any manner of a like or unlike nature and shall include an Involuntary Transfer.  The terms “Transferee” and “Transferor” when used in this Agreement shall mean the Person to whom or by whom respectively, a Transfer is made or purported to be made.

“Venture Minimum Gain” - shall mean “partnership minimum gain” as defined in Section 1.704-2(b)(2) of the Regulations

“Venture Site” - shall mean the berth site in Shreveport, Louisiana as more expressly described in “Exhibit A” attached hereto.

“Vessel” - shall mean a riverboat gaming vessel having approximately 30,000 square feet of net gaming space or such other amount of net gaming space as may be permitted under applicable Louisiana law, which riverboat gaming vessel shall be located at the Venture Site in Shreveport, Louisiana.

“Voting Partners” - shall mean all Partners other than the Noteholder Partner.

In addition to the foregoing, the following terms are defined on the page of this Agreement noted below:

Term	Page

“Adjusted Taxable Income”	20
“Affected Gain”	24
“Affected Partner”	39
“Affiliate Transaction”	16
“AIG”	27
“Annual Budget”	28
“Bankruptcy Court”	2
“Breaching Partner”	44
“Buy/Sell Notice”	39
“Call Determination Date”	41
“Call Purchase Price”	41
“Claim”	31

Exhibit C-10

“Eldorado I”	1
“Eldorado II”	1
“Election Notice”	37
“Estimated Call Purchase Price”	41
“Estimated Put Purchase Price”	41
“First Amended and Restated Agreement”	1
“First Option Notice”	36
“First Option”	36
“Fourth Amended and Restated Joint Venture Agreement”	2
“HCS I”	2
“HCS II”	2
“Hilton”	1
“HNOC”	1
“HWCC Contribution”	2
“HWCC”	1
“Indemnitee”	30
“Liquidating Events”	46
“Losses”	30
“Managing Partner”	25
“Non-breaching Partners”	45
“NOP”	1
“Noteholder”	1
“Offered Interests”	36
“Optionor Partner”	36
“Original JV”	1
“Original Reorganization”	1
“Other Unsuitable Affiliate”	39
“Other Unsuitable Partner”	39
“Paddlewheels”	1
“Permitted Partners”	22
“Permitted Transferee”	35
“Plan”	2
“Purchase Price”	37
“Put Determination Date”	41
“Put Purchase Price”	40
“Regulatory Allocations”	24
“Reorganization Date”	2
“SEC”	32
“Second Amended and Restated Agreement”	2
“Second Option Notice”	36
“Second Option”	37
“Section 704(c) Tax Items”	25
“Secured Party Transferee”	36
“Sell Notice”	39
“Sodak Gaming”	2
“Sodak Merger”	2
“Sodak Sale”	2
“Sodak”	1
“Tax Distribution Amount”	20
“Tax Items”	24
“Tax Loan”	20
“Tax Matters Partner”	33
“TCW”	27
“Third Amended and Restated Agreement”	2
“Unsuitability Determination”	40
“Unsuitable Affiliate”	38
“Unsuitable Partner”	38
“Venture Creditor”	36
“Venture”	12

1.2          References.  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP, consistently applied; (iii) references in this Agreement to “Articles,” “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the word “including” means “including, but not limited to,” (vii) the words “not including” mean “excluding only,” (viii) the term “or” is not exclusive and (ix) the headings in this Agreement are

Exhibit C-11

for convenience only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of any of the provisions of this Agreement.  For purpose of convenience, the impersonal pronoun is sometimes used herein to refer to the Partners.

ARTICLE II

THE JOINT VENTURE

2.1          Formation.  The Partners hereby agree to continue the Original JV as a Louisiana general partnership (the “Venture”), for the limited purposes and pursuant to the terms and conditions set forth herein.

2.2          Name.  The name of the Venture is Eldorado Casino Shreveport Joint Venture and all business of the Venture shall be conducted in such name.

2.3          Ownership of Property.  Legal title to all assets, rights and property, whether real, personal or mixed, conveyed to, or held by the Venture or its Subsidiaries shall reside with the Venture or its Subsidiaries and shall be conveyed only in the name of the Venture or its Subsidiaries, and no Partner or any other Person, individually, shall be deemed to have any direct ownership of such assets, rights or property.

2.4          Purpose, Powers.

(a)           The purpose of the Venture is to own and operate the Complex in accordance with the terms and conditions of this Agreement, including, without limitation, the ownership of the capital stock of Capital.

(b)           The sole purpose of the Venture shall be as specified in this Section 2.4.  Except as otherwise provided in this Agreement, the Venture shall not engage in any other activity or business and no Partner shall have any authority to hold itself out as the agent of another Partner in any other business or activity.

(c)           Subject to the terms, conditions and limitations set forth in this Agreement, the Venture shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to, or for the furtherance of, the purposes set forth in Section 2.4(a), including the power:

(i)            to conduct its business, carry on its operations and have and exercise the powers granted to a partnership pursuant to the Partnership Law in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, appropriate, proper, advisable, incidental or convenient to the ownership and operation of the Complex;

(ii)           to form and own interests in any corporation, association, partnership (general or limited), joint venture, limited liability company, limited liability partnership or any other legal entity, in each case, to the extent necessary, appropriate, proper, advisable, incidental or convenient to the ownership and operation of the Complex; and

Exhibit C-12

(iii)          to, either directly or indirectly, lend money, invest and reinvest its funds, and take and hold real, personal and mixed property, either directly or indirectly, as security for the payment of funds loaned or invested, in each case to the extent necessary, appropriate, proper, advisable, incidental or convenient to the ownership and operation of the Complex.

2.5          Place of Business.  The principal place of business of the Venture shall be at 451 Clyde Fant Parkway, Shreveport, Louisiana 71101 or at such other place within or outside the State of Louisiana, as may be determined by the Managing Partner.

2.6          Term.  The term of the Venture shall continue until the earlier of the dissolution, liquidation and termination of the Venture pursuant to the provisions of ARTICLE XI.

2.7          Partnership Status.  The Partners intend that the Venture shall be treated as a partnership for United States federal, state and local tax purposes to the extent such treatment is available, and agree to file all tax returns and take all tax positions in a manner consistent with such treatment.  The Venture shall take any action necessary to be taxed as a “partnership” for federal, state and local income tax purposes and neither the Venture nor any Partner shall take any action that would result in the Venture being taxed as other than a “partnership” for federal income tax purposes, including, but not limited to, electing to be taxed as other than a “partnership” by filing Form 8832, “Entity Classification Election.”

2.8          Statutory Compliance.  The Venture shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Louisiana including the Partnership Law and the Act.  The Partners shall make all filings and disclosures required by, and shall otherwise comply with, all such laws.  The Partners shall execute and file in the appropriate records any assumed or fictitious name certificates and other documents and instruments as may be necessary or appropriate with respect to the formation of, and conduct of business by, the Venture.

2.9          Ownership of Property.  Legal title to all assets, rights and property, whether real, personal or mixed, conveyed to, or held by the Venture or its Subsidiaries shall reside in the Venture or its Subsidiaries and shall be conveyed only in the name of the Venture or its Subsidiaries, and no Partner or any other Person, individually, shall be deemed to have any direct ownership of such assets, rights or property.  The Venture’s credit and assets shall be used solely for the benefit of the Venture, and no asset of the Venture shall be transferred or encumbered for or in payment of any separate obligation of a Partner or any other Person.

2.10        Partners.

(a)           Partners.  The name, present mailing address, taxpayer identification number, Initial Capital Contribution and Percentage of each Partner are set forth on Schedule 2.10, as the same may be amended from time to time in accordance with this Agreement.

(b)           Admission of New Partners.  New Partners may be admitted by the Managing Partner in accordance with Section 3.4 or in accordance with the transfer provisions contained in ARTICLE IX.

Exhibit C-13

(c)           Power of Partners.  The Partners shall have the power to exercise any and all rights or powers granted to such Partners pursuant to the express terms of this Agreement.  Except as otherwise expressly provided by this Agreement or required by the Partnership Law, no Partner shall have the power to act for or on behalf of, or to bind, the Venture or any other Partner.  For the avoidance of doubt, except as otherwise expressly provided by this Agreement or required by the Partnership Law, the Noteholder Partner shall have no right to vote in any matter relating to the Venture and shall have no power or authority to control, manage or otherwise obligate the Venture in any manner whatsoever.

(d)           Responsibility for Commitments.  Other than as expressly provided for in this Agreement, neither the other Partners nor the Venture shall be responsible or liable for any indebtedness or obligation of a particular Partner incurred either before or after the execution of this Agreement, nor shall the Venture be responsible or liable for any such indebtedness or obligation of a Partner, except for (i) indebtedness or obligations expressly incurred or assumed by a Partner pursuant to the terms of this Agreement or (ii) otherwise as expressly mutually agreed upon by the Venture and the Partners.

(e)           Relationship of Parties.  The relationships of the parties hereto shall be that of a partnership, for the sole and limited purpose of carrying on the business of the Venture.  Except insofar as otherwise provided for in this Agreement, nothing herein shall be deemed to create an agency, partnership, limited liability company or other agreement, understanding or arrangement between the Partners for the carrying on of business outside the scope of this Agreement, nor shall any Partner have the ability to act as agent for any other Partner.

2.11        Independent Activities.

(a)           Each Partner shall be required to devote only such time to the affairs of the Venture as such Partner determines in its sole discretion may be necessary to the performance of such Partner’s responsibilities for the management and operation of the Venture except to the extent required under the Management Agreement, and each Partner shall be free to serve any other Person or enterprise in any capacity that it may deem appropriate.  Except as otherwise provided below, nothing in this Agreement shall prevent any Partner or any Affiliate of any Partner from owning, operating or investing in any asset not owned or operated by the Venture or its Subsidiaries, wherever located.  Each Partner agrees that, except as provided below, the other Partners and the Affiliates, directors, managers, officers, employees, partners, members and other Persons related to the other Partners may engage in or possess an interest in another business venture or ventures of any nature and description, independently or with others, whether or not competitive with the Venture, including, but not limited to, the ownership, financing, leasing, management, improvement, development and operation of any real property, hotels and/or casinos wherever located, and this Agreement shall grant neither the Venture nor any Partner any right to prevent or participate in any such independent venture or business or to the income and profits derived therefrom, and each Partner waives any rights it may otherwise have to, by reason of any duty otherwise owed to the Venture or its Partners, share or participate in such other interests or activities of the other Partners or their Affiliates.

Notwithstanding the foregoing, so long as Noteholder is a Partner, none of Eldorado I, Eldorado II or any Affiliate thereof shall, directly or indirectly, for their own account, or as a

Exhibit C-14

partner, member, advisor or agent of any partnership or joint venture, or as a trustee, officer, director, shareholder, advisor or agent of any corporation, trust or other business organization or entity, own, manage, join, participate, encourage, support, finance, be engaged in, have an interest in, give financial assistance or advice to, permit the Eldorado name to be used in connection with or be concerned in any way in the ownership, management, operation or control of any casino gaming operation within a fifty (50) mile radius of the Complex or within a twenty five (25) mile radius of Dallas, Texas.  The foregoing shall not preclude ownership of less than five percent (5%) of any class of the outstanding securities of any entity whose securities are traded on a United States national securities exchange or quoted on The Nasdaq Stock Market.

(b)           Except as set forth in this Agreement, no Partner need disclose to any other Partner or the Venture any other business venture in which it or its Affiliates may have an interest or any other business opportunity presented to it, even if such opportunity is of a character that, if presented to the Venture, could be taken by the Venture, and each Partner and its Affiliates shall have the right to take for its own account or to recommend to others any such particular investment opportunity or business venture.

(c)           Each Partner agrees that it and its Affiliates will conduct their activities, and will cause any activities conducted on their behalf to be conducted in a lawful manner and specifically will not engage in the following transactions:

(i)            Payments or offers of payment, directly or indirectly, to any domestic or foreign government official or employee in order to obtain business, retain business or direct business to others, or for the purpose of inducing such government official or employee to fail to perform or to perform improperly his or her official functions;

(ii)           receive, pay or offer anything of value, directly or indirectly, from or to any private party in the form of a commercial bribe, influence payment or kickback for any such purpose; or

(iii)          use, directly or indirectly, any funds or other assets of the Venture or of such Partner for any unlawful purpose including political contributions in violation of applicable laws, regulations, rules or orders.

(d)           Each Partner shall independently comply with all federal, state and local gaming regulations in any jurisdiction to which any Partner is or becomes subject to during the term of the license issued by any of the Gaming Authorities to the Venture, including submitting to and cooperating in any investigation required by such jurisdiction by virtue of the Partner’s Interests in the Venture.  Each Partner shall bear all of its own costs that it incurs in connection with such compliance.

2.12        Expenses of Partners.  Except as specifically provided in this Agreement, no Partner shall be paid for services rendered to the Venture by such Partner.  The Managing Partner shall determine the amounts, if any, that the Venture will reimburse a Partner (or any Affiliate thereof) for costs and expenses incurred by such Partner or Affiliate on behalf and for the benefit of the Venture; provided, however, that no reimbursement shall be made pursuant to this Section 2.12 unless the services to be reimbursed comply with the provisions of Section 2.13;

Exhibit C-15

provided, further, however, that no overhead or general administrative expenses of a Partner or its Affiliates shall be allocated to the operation of the Venture, and no salaries, fees, commissions or other compensation shall be paid by the Venture to a Partner or its Affiliates or to any officer or employee of a Partner or its Affiliates for any services rendered to the Venture, except as may be provided in the Management Agreement or as may be approved in advance by the Managing Partner.

2.13        Transactions with Affiliates.  The Venture shall not, and shall not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliates (each an “Affiliate Transaction”), unless: (a) such Affiliate Transaction is on terms that are no less favorable to the Partnership or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Venture or such Subsidiary with an unrelated Person; and (b) the Venture delivers to each Partner that is not an Affiliate of the party to the Affiliate Transaction:

(i)            with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1,000,000, a certificate of the Managing Partner to the effect that such Affiliate Transaction complies with this Section 2.13 and that such Affiliate Transaction has been approved by the Managing Partner; and

(ii)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5,000,000, an opinion as to the fairness to the Partnership of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The foregoing provisions of this Section 2.13 shall not apply to the following: (a) payments made pursuant to, or any other transactions contemplated by, the Management Agreement; (b) purchases of goods and services in the ordinary course of business on terms that are no less favorable to the Venture or its Subsidiaries than would be reasonably expected to be obtained from an unrelated third party and in an amount not to exceed $______ per year ; (c) transactions between or among the Venture and any of its Subsidiaries; (d) Additional Capital Contributions or distributions permitted by the terms of this Agreement; and (e) reasonable fees and compensation (including bonuses, retirement plans and securities, stock options and stock ownership plans) paid or issued to and indemnities provided on behalf of officers, directors, employees or consultants of the Venture or any Subsidiary in the ordinary course of business.

ARTICLE III

CAPITAL CONTRIBUTIONS

3.1          Capital Contributions.  Each Partner has previously contributed or caused to be contributed to the Venture, as its Initial Capital Contribution, cash and/or property in the amount set forth on Schedule 2.10 and its Partner’s Capital Account has been credited accordingly.

Exhibit C-16

3.2          Additional Capital Contributions.

(a)           Each Partner may, upon request of the Managing Partner, elect to contribute to the Venture, in cash or other property, as determined by the Managing Partner, all amounts that, in the judgment of the Venture, are necessary to enable the Venture to cause the assets of the Venture to be properly operated and maintained and to discharge the costs, expenses, obligations and liabilities of the Venture; provided, however, that no Partner shall be required to make any Additional Capital Contributions.  In the event that the Managing Partner, in its sole discretion, determines that there is a need for Additional Capital Contributions, the Managing Partner shall give each Partner written notice of such determination describing the amount of the aggregate consideration sought, each Partner’s pro rata share thereof (based upon each Partner’s Percentage) and the date by which each Partner must notify the Managing Partner, in writing, of whether or not such Partner agrees to make a voluntary Additional Capital Contribution equal to its pro rata share (and any share allocable to any other Partner who holds such preemptive rights and has refused to make a voluntary Additional Capital Contribution) which date shall be no earlier than ten (10) days after receipt of the notice.  If any Partner agrees to make all or part of such aggregate Additional Capital Contributions, the closing with respect to such transaction shall occur no later than ten (10) Business Days following receipt by the Venture of the written acceptance by the Partner with respect to such Additional Capital Contributions.  The failure of a Partner to notify the Managing Partner within the allotted time of its election to make an Additional Capital Contribution shall be deemed to be a refusal by such Partner to make an Additional Capital Contribution and a waiver of such Partner’s preemptive rights with respect to such Additional Capital Contribution.  Notwithstanding the foregoing, a failure to make an Additional Capital Contribution pursuant to this Section 3.2(a) shall not waive such Partner’s right to make future Additional Capital Contributions pursuant to this Section 3.2(a).

(b)           Each Additional Capital Contribution made by a Partner shall cause an increase in such Partner’s Capital Account and shall change each Partner’s Percentage Interest to the percentage equivalent to a fraction, the numerator of which is the sum of (i) the fair market value of such Partner’s Interest immediately prior to the Additional Capital Contribution, not including the Preferred Capital Contribution Amount or the Preferred Return plus (ii) the amount of the Partner’s Additional Capital Contribution, and the denominator of which is the sum of (i) the fair market value of all Partner Interests immediately prior to the Additional Capital Contribution, not including the Preferred Capital Contribution Amount or the Preferred Return plus (ii) the aggregate Additional Capital Contributions of all Partners.  For purposes of this Section 3.2(b), “fair market value” shall be determined by a valuation proposed by the Managing Partner; provided, however, that if the Noteholder Partner disputes such valuation, then the Partners shall select an investment bank or valuation firm that shall make such valuation, and if the Partners cannot agree on such investment bank or valuation firm, the Managing Partner and the Noteholder Partner shall each select an investment bank or valuation firm and the fair market value shall be the average of the valuations determined by such investment banks or valuation firms.

3.3          Capital Accounts.  The Venture will maintain a capital account for each Partner.  The initial value of the Capital Account of each Partner shall be equal to its Initial Capital Contribution.  Each Partner’s Capital Account shall be (i) increased by (A) any Additional

Exhibit C-17

Capital Contributions made by such Partner, (B) the share of Venture Net Income allocated to such Partner and any income allocated pursuant to Sections 4.3(c) and 4.4 and (C) the amount of liabilities of the Venture assumed by such Partner or that are secured by any Venture assets distributed to such Partner and (ii) decreased by (A) the amount of cash and the Gross Asset Value of any Venture assets distributed to such Partner, (B) the share of Venture Net Loss allocated to such Partner and (C) the amount of liabilities of the Partner assumed by the Venture or that are secured by any assets contributed to the Venture by such Partner.  In the event that an Interest is Transferred in accordance with this Agreement, the Capital Account of the Transferor (at the time of such Transfer) shall carry over to the Transferee; provided, however, that if any Partner Transfers less than its entire Interest in the Venture, the Transferor’s Capital Account shall be allocated to the Interest retained by the Transferor and the Interest Transferred and the Transferor and Transferee agree.  In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Section 1.704-1(b)(2)(iv) of the Regulations, and the provisions hereof shall be interpreted and applied in a manner consistent therewith.

3.4          Additional Partners.  Subject to Section 3.2 and ARTICLE IX, additional Persons may be admitted to the Partnership as Partners and Partnership Interests may be created and issued to those Persons and to existing Partners upon the approval of the Managing Partner and, so long as Noteholder is a Partner, with the consent of the Noteholder Partner, which consent shall not be unreasonably withheld or delayed, and on such terms and conditions as the Managing Partner may determine at the time of admission and, so long as Noteholder is a Partner, as shall be reasonably acceptable to the Noteholder Partner.  The terms of admission or issuance must specify the Partnership Interests, the amount of such Partner’s Initial Capital Contribution and any priority applicable thereto.  At the time of admission, each new Partner shall agree in writing to be bound by the terms of this Agreement and shall make such representations and warranties as the Managing Partner may require.  No Person may become a Partner without the approval of the Managing Partner, which approval may be withheld with or without cause in the sole discretion of the Managing Partner.  Any Transferee of a Partnership Interest that is not admitted to the Venture as a Partner is entitled to receive, to the extent Transferred, only the distributions and allocations of profits and losses to which the Transferor would be entitled, and no other Partnership Rights whatsoever.

3.5          Loans.  The Managing Partner may, from time to time, cause the Venture to borrow funds from third party institutional lenders or other Persons that are not Affiliates of the Venture or any Voting Partner on commercially reasonable terms, and to grant a security interest or other lien on the Venture’s property as security for a loan.

3.6          Limitations on Return of Capital.

(a)           Except as provided in this Agreement, a Partner shall not be entitled to a withdrawal or a return of any part of its Capital Contributions, interest on its Capital Contributions or to receive property or assets other than cash in return thereof.

(b)           Except as otherwise provided in this Agreement, no Partner shall be entitled to priority over any other Partner with respect to a return of its Capital Contributions, to the property and assets of the Venture or to allocations of income, gains, losses, deductions, expenses, obligations, liabilities, credits or distributions.

Exhibit C-18

(c)           No Partner with a deficit balance in its Capital Account shall have any obligation to the Venture, to any other Partner or to any third party to restore the deficit balance, except as expressly provided herein and except to the extent required by law.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

4.1          Distributions of Distributable Cash Flow; Tax Withholding.

(a)           General.  Except as otherwise provided in Sections 4.1(b), 4.1(c) and 11.2, distributions of any Distributable Cash Flow of the Venture for any fiscal year remaining after any distributions pursuant to Sections 4.1(b) and 4.1(c) shall be made as follows and in the following order of priority:

(i)            First, to the extent of any Distributable Cash Flow remaining after all distributions required to be made with respect to the current and all prior fiscal years, the Venture shall make cash distributions to the Noteholder Partner in such amounts sufficient to (A) first pay all accrued Preferred Return not previously paid and (B) second pay the remaining Preferred Capital Contribution Amount, by the amount of such distributions; provided that the Managing Partner shall have no obligation to authorize any distributions pursuant to this paragraph (i);

(ii)           Second, to the extent of any Distributable Cash Flow remaining after all distributions required to be made with respect to the current and all prior fiscal years, the Venture shall make distributions to the Partners in proportion to their Percentages in such amount and at such times as may be determined by the Managing Partner in the sole discretion of the Managing Partner; provided that the Managing Partner shall have no obligation to authorize any distributions pursuant to this paragraph (ii).

In the event there is insufficient Distributable Cash Flow in any fiscal year to make all of the distributions called for in Section 4.1(b), then undistributed Distributable Cash Flow of prior fiscal years shall be used to make such distributions.  In no event shall any distributions be made pursuant to the provisions of this Section 4.1(a) unless all of the distributions required at such time pursuant to Section 4.1(b) and Section 4.1(c) have been made.

In the event there is insufficient Distributable Cash Flow in any fiscal year (including undistributed Distributable Cash Flow of prior fiscal years, to the extent applicable as set forth in the immediately preceding paragraph) to make all of the distributions called for in Section 4.1(b), the shortfall shall be carried forward and paid in the following years with the same priority as the corresponding required distribution for such year.

In applying the priorities and timing principles set forth for distributions pursuant to this Section 4.1(a) and Section 4.1(b), the Managing Partner may determine not to make or to defer a lower priority distribution with respect to any particular fiscal year that is required to be made earlier in time than another higher priority distribution with respect to such fiscal year, or to make such lower priority distribution in a reduced amount and defer the balance.

Exhibit C-19

(b)           Tax Distributions.  Prior to any distribution pursuant to the provisions of Section 4.1(a), distributions of Distributable Cash Flow of the Venture for any fiscal year (plus, to the extent there is insufficient Distributable Cash Flow of the Venture in any fiscal year to make all of the distributions called for in this Section 4.1(b), undistributed Distributable Cash Flow of prior fiscal years) shall be made as follows and in the following order of priority:

(i)            With respect to any period for which the Partners or the Indirect Partners are required to make estimated Tax payments, if any Partner would be allocated taxable income of the Venture for federal, state and/or local income tax purposes if such period were a separate taxable year (and for this purpose all items of income, gain, loss or deduction of the Venture required to be separately stated pursuant to Section 703 of the Code shall be included in this calculation of taxable income (other than the amount, if any, by which capital losses exceed capital gains)), then at least 5 days prior to the date on which corporations are required to make estimated Tax payments with respect to such period (or if there is a change in law relating to the required date for filing of estimated Tax payments, such earlier date as the Managing Partner shall determine to maintain the intent of the parties), the Venture shall distribute to all Partners (such distribution to each Partner being referred to as such Partner’s “Tax Distribution Amount”), an aggregate amount of Distributable Cash Flow sufficient to provide each Partner with at least an amount equal to (x) the Effective Tax Rate multiplied by (y) such Partner’s share of the taxable income of the Venture (other than the amount, if any, by which capital losses exceed capital gains) for such period net of any prior losses allocated to such Partner and not previously applied as an offset to such Partner’s share of taxable income, excluding any such taxable income resulting from allocations of items of gross income and gain pursuant to Section 4.3(c) (such Partner’s “Adjusted Taxable Income”); provided, however, that at least 5 days prior to the date on which the Partners or Indirect Partners are required to pay federal, state or local income Tax with respect to a fiscal year, a final calculation shall be made of the Partners’ Adjusted Taxable Income for such fiscal year, and if the sum of the Tax Distribution Amounts to the Partners made for each estimated tax period during such fiscal year differs from the Tax Distribution Amounts calculated based on such final determination of the entire fiscal year’s Adjusted Taxable Income, the difference shall be distributed to the Partners or paid by the Partners to the Venture, as the case may be.  If there is a subsequent increase in any Partner’s Adjusted Taxable Income for any fiscal period (as a result, for example, of an audit by a governmental unit), the Venture shall distribute to the Partners, in proportion to their Percentages, an aggregate amount sufficient to permit each Partner to make any payment of Taxes due by reason of such increase in Adjusted Taxable Income.  Any amounts distributed to a Partner to this Section 4.1(b)(i) shall be treated as an advance distribution of, and shall reduce the amount otherwise distributable to such Partner pursuant to Sections 4.1(a) and 4.1(c).

(ii)           The Venture shall withhold and deposit, as required under applicable law, with respect to each Partner all withholding Taxes imposed with respect to the allocation of taxable income or distributions to such Partner.  Such amounts shall be treated as a distribution to such Partner for all purposes of this Agreement.  To the extent that any such amounts are required to be withheld with respect to a Partner’s Adjusted Taxable Income or any distributions to be made to such Partner pursuant to Section 4.1(b)(i), and the amount treated as a distribution pursuant to this Section 4.1(b)(ii) exceeds the amount that would otherwise be distributed to such Partner under the other provisions of Section 4.1, such excess shall be treated as a loan from the Venture to the Partner (a “Tax Loan”) that shall be payable upon demand and

Exhibit C-20

shall bear interest, from the date that the Venture made the payment to the relevant taxing authority, at the lesser of (i) a variable rate per annum at all times equal to two hundred (200) basis points in excess of the Thirty Year Treasury Bill rate of interest as published from time to time in The Wall Street Journal or (ii) the maximum legal interest rate under applicable law.  So long as any Tax Loan or the interest thereon remains unpaid, the Venture shall make future distributions due to such Partner under this Agreement by applying the amount of any such distribution first to the payment of any unpaid interest on all Tax Loans of such Partner and then to the repayment of the principal of all Tax Loans of such Partner.  The Managing Partner shall have the authority to take all actions necessary to enable the Venture to comply with the provisions of any withholding tax act applicable to the Venture and to carry out the provisions of this Section 4.1(b)(ii).  Nothing in this Section 4.1(b)(ii) shall create any obligation on any Partner to advance funds to the Venture or to borrow funds from third parties in order to make any payments on account of any liability of the Venture under any withholding tax act.

(c)           On the eighth anniversary of the Reorganization Date, the Venture shall distribute to the Noteholder Partner amounts sufficient to (i) pay all accrued Preferred Return not previously paid and (ii) pay the remaining Preferred Capital Contribution Amount.  In no event shall any distributions be made pursuant to the provisions of Section 4.1(a)(ii) unless sufficient distributions have been made pursuant to Section 4.1(a)(i) and this Section 4.1(c) such that the Noteholder Partner has received all accrued Preferred Return and the Preferred Capital Contribution Amount has been reduced to zero.  Failure to pay amounts required to be paid pursuant to this Section 4.1(c) shall give rise to the right to terminate the Management Agreement as set forth therein.

4.2          In-Kind Distributions.  Except as otherwise provided in this Agreement, assets of the Venture (other than cash) may be distributed in kind to the Voting Partners to the extent determined by the Managing Partner.  If any assets of the Venture are distributed to the Partners in kind, such assets shall be valued on the basis of the fair market value thereof on the date of distribution, and the Capital Accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in such property (that has not previously been reflected in the Capital Accounts of the Partners) would be allocated among the Partners if there were a taxable disposition of such property for its fair market value (taking into account Section 7701(g) of the Code) on the date of distribution.

4.3          Allocation of Net Income and Net Loss.

(a)           Net Income.  After giving effect to the special allocation set forth in Sections 4.3(c) and 4.4, Net Income for any fiscal year or other applicable period shall be allocated as follows and in the following order of priority:

(i)            First, to the Noteholder Partner, until the cumulative Net Income allocated pursuant to this Section 4.3(a)(i) for the current and all prior periods equals the cumulative accrued and unpaid Preferred Return for all prior periods;

(ii)           Second, to the Partners, until the cumulative Net Income allocated pursuant to this Section 4.3(a)(ii) for the current and all prior periods equals the cumulative Net Loss allocated pursuant to Section 4.3(b) to such Partners for all prior periods in the reverse

Exhibit C-21

order that such Net Loss was allocated and in proportion to the allocation of such Net Loss among the Partners with respect to any period; and

(iii)          Third, to the Partners in proportion to their Percentages.

(b)           Net Loss.  After giving effect to the special allocations set forth in Sections 4.3(c) and 4.4, Net Loss for any fiscal year or other applicable period shall be allocated as follows and in the following order of priority:

(i)            To the Partners in proportion to their Percentages.

(ii)           Notwithstanding Section 4.3(b)(i), to the extent any Net Loss allocated to a Partner under Section 4.3(b)(i), would cause such Partner to have an Adjusted Capital Account Deficit as of the end of the fiscal year to which such Net Loss relates, such Net Loss shall not be allocated to such Partner and instead shall be allocated to other Partners (the “Permitted Partners”), first to the Permitted Partners that have positive Capital Account balances (computed by crediting such Capital Accounts with the amount each such Partner is obligated or deemed obligated to restore) in proportion to and to the extent of the positive Capital Account balances, if any, of the Permitted Partners, and thereafter in accordance with the Permitted Partners’ respective economic risk of loss with respect to any indebtedness to which the remaining Net Loss (or item thereof) is attributable.

(c)           Gross Income.  Prior to any allocation of Net Income or Net Loss for any fiscal year or other applicable period, items of gross income or gain of the Venture shall be allocated to the Partners as follows and in the following order of priority:

(i)            In the event of a distribution pursuant to Section 4.1(a)(i) or Section 4.1(c), where the cumulative amount of distributions in such and all prior periods pursuant to Sections 4.1(a)(i) and 4.1(c)(excluding distributions in excess of the amount of the Accrued Preferred Return) exceeds the sum of the cumulative amount of (x) Net Income allocated to the Noteholder Partner pursuant to Section 4.3(a)(i) in such period and in all prior periods; and (y) the aggregate of items of gross income allocated pursuant to this Section 4.3(c)(i), in all prior periods, items of gross income shall be allocated to the Noteholder Partner so that the cumulative amount distributed pursuant to Sections 4.1(a)(i) and 4.1(c) in such period and all prior periods (excluding distributions in excess of the amount of the Accrued Preferred Return) equals the sum of (x) the cumulative amount of Net Income allocated pursuant to Section 4.3(a)(i); and (y) the aggregate of the items of gross income allocated pursuant to this Section 4.3(c)(i), for such period and all prior periods.

(ii)           In the event of a sale, exchange or other disposition of all or substantially all of the assets of the Venture, or upon the liquidation of the Venture within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, beginning in the year in which the contract or agreement for such sale, exchange, disposition or liquidation is entered into or, if such contract or agreement is entered into on or prior to the date on which the Venture’s federal income tax return with respect to the prior year is required to be filed (including any extensions), beginning in such prior year, items of gross income, gain, loss and deduction shall be allocated among the Partners so as to cause their respective Capital Account balances to equal as nearly as

Exhibit C-22

possible the amounts that would be distributable to each of them if distributions of all Venture assets were made in the following priorities:

a.             First, to the Noteholder Partner amounts sufficient to pay all accrued Preferred Return not previously paid and pay the Preferred Capital Contribution Amount until the Preferred Capital Contribution Amount has been reduced to zero; and

b.             The balance, if any, to the Partners in accordance with their respective Percentages in the Venture.

(d)           Notwithstanding any other provision of this Agreement to the contrary, no item of Net Income or Net Loss, including, but not limited to, discharge of indebtedness income, earned or incurred prior to (i) the capital contribution made by, (ii) the execution of this Agreement by, and (iii) the admission to the Venture of, Eldorado I or Eldorado II will be allocated to either Eldorado I or Eldorado II.

4.4          Special Allocations.  The following special allocations shall be made in the following order:

(a)           Minimum Gain Chargeback.  If there is a net decrease in Venture Minimum Gain for any Venture fiscal year (except as a result of conversion or refinancing of Venture indebtedness, certain capital contributions or revaluation of the Venture property as further outlined in Sections 1.704-2(d)(4), (f)(2) or (f)(3) of the Regulations), each Partner shall be specially allocated items of Venture income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in Venture Minimum Gain.  The items to be so allocated shall be determined in accordance with Section 1.704-2(f) of the Regulations.  This Section 4.4(a) is intended to comply with the minimum gain chargeback requirement in said Section of the Regulations and shall be interpreted consistently therewith.  Allocations pursuant to this Section 4.4(a) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(b)           Minimum Gain Attributable to Partner Nonrecourse Debt.  If there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any fiscal year (other than due to the conversion, refinancing or other change in the debt instrument causing it to become partially or wholly nonrecourse, certain capital contributions, or certain revaluations of Venture property as further outlined in Section 1.704-2(i)(4) of the Regulations), each Partner shall be specially allocated items of Venture income and gain for such year (and, if necessary, subsequent years) in an amount equal to the Partner’s share of the net decrease in the Minimum Gain Attributable to Partner Nonrecourse Debt.  The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) and (j)(2) of the Regulations.  This Section 4.4(b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said Section of the Regulations and shall be interpreted consistently therewith.  Allocations pursuant to this Section 4.4(b) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(c)           Qualified Income Offset.  In the event a Partner unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6)

Exhibit C-23

of the Regulations, and such Partner has an Adjusted Capital Account Deficit, items of Venture income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible.  This Section 4.4(c) is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(d)           Nonrecourse Deductions.  Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentages.

(e)           Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any fiscal year or other applicable period shall be specially allocated to the Partner that bears the economic risk of loss for the debt in respect of which such Partner Nonrecourse Deductions are attributable (as determined under Section 1.704-2(b)(4) and (i)(1) of the Regulations).

(f)            Curative Allocations.  The Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss, and deduction among the Partners so that, to the extent possible, the cumulative net amount of allocations of Venture items under Sections 4.3 and 4.4 shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.  This Section 4.4(f) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.  For purposes hereof, “Regulatory Allocations” shall mean the allocations provided under this Section 4.4 (other than this Section 4.4(f)).

4.5          Tax Allocations.

(a)           Generally.  Subject to Section 4.5(b) and 4.5(c) hereof, items of income, gain, loss, deduction and credit to be allocated for income tax purposes (collectively, “Tax Items”) shall be allocated among the Partners on the same basis as their respective book items.

(b)           Sections 1245/1250/1(h)(6) Recapture.  If any portion of gain from the sale of property is treated as gain that is ordinary income by virtue of the application of Code Section 1245 or 1250 or is subject to the provisions of Code Section 1(h)(6) (“Affected Gain”), then (A) such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (B) other Tax Items of gain of the same character that would have been recognized, but for the application of Sections 1245, 1250 and/or 1(h)(6) of the Code, shall be allocated away from those Partners who are allocated Affected Gain pursuant to Clause (A) so that, to the extent possible, the other Partners are allocated the same amount, and type, of capital gain that would have been allocated to them had Sections 1245, 1250 and/or 1(h)(6) of the Code not applied.  For purposes of the prior sentence, each Partner shall be treated as having been allocated depreciation and amortization in the same proportion as such Partner (on or after the date of this Agreement), has been allocated any deductions, directly or indirectly, giving rise to the Affected Gain.

Exhibit C-24

(c)           Allocations Respecting Section 704(c) and Revaluations.  Notwithstanding Section 4.5(a) hereof, Tax Items with respect to all Venture property that is subject to Section 704(c) of the Code and/or Sections 1.704-1(b)(2)(iv)(d) and/or (f) of the Regulations (collectively “Section 704(c) Tax Items”) shall be allocated in accordance with Regulation Section 1.704-3(b), unless the Managing Partner elects to use another method permitted under the Regulations.

4.6          General.

(a)           If an Interest in the Venture is transferred and/or modified in accordance with the provisions of this Agreement, there shall be allocated to each Partner who held the transferred and/or modified Interest in the Venture during the fiscal year of the transfer and/or modification the product of (a) the Venture’s Net Income or Net Loss allocable to such transferred and/or modified Interest for such fiscal year, and (b) a fraction, the numerator of which is the number of days such Partner held the transferred and/or modified Interest during such fiscal year, and the denominator of which is the total number of days in such fiscal year; provided, however, that if a Partner requests, or at the election of the Managing Partner in its sole discretion, such Net Income or Net Loss shall be allocated by closing the books of the Venture immediately after the transfer and/or modification of an Interest in the Venture.  Such allocation shall be made without regard to the date, amount or recipient of any distributions that may have been made with respect to such transferred Interest.

(b)           Notwithstanding any other provision of this Agreement or of the Fourth Amended and Restated Joint Venture Agreement of the Venture to the contrary, upon the occurrence of the events described in paragraph N of the Preliminary Statement to this Agreement, the Venture closed its books under the “interim closing of the books” method under Section 706(d) of the Code and the Regulations promulgated thereunder.

ARTICLE V

MANAGEMENT

5.1          Management by Managing Partner.  Eldorado I shall be, and hereby is, appointed the Managing Partner (the “Managing Partner”) for the Venture and is hereby charged with, and Eldorado I hereby agrees to assume the responsibility and authority for, the oversight and supervision of the operation of the Venture’s business.  The Managing Partner shall have sole and exclusive control of the business of the Venture and shall be authorized and empowered to determine all questions relating to the conduct, operation and management of the business of the Venture, and the determinations of the Managing Partner shall be binding upon the Partners and all other Persons for all purposes.

Subject to the limitations and restrictions set forth in this Agreement, the Managing Partner shall have all necessary powers to carry out the purposes and conduct of the business of the Venture.  In addition to any other rights and powers that the Managing Partner may possess, the Managing Partner, without the consent or approval of any other Partner, shall have all specific rights and powers required or appropriate to the management of the business of the Venture including approving the financing or refinancing of the Venture or any portion thereof

Exhibit C-25

and borrowing money in connection therewith to the extent otherwise permitted by the terms of this Agreement (including executing and delivering promissory notes, indentures and other loan documents and mortgaging, granting a security interest in or otherwise encumbering all or any portion of the real or immoveable, personal or movable, tangible or corporeal, intangible or incorporeal property of the Venture with any documents evidencing such mortgage or security interest containing usual and customary security clauses, including a confession of judgment, waiver of appraisal and pact de non alienando), approving the construction and development plans and budgets, approving any future Venture expansion, and approving any sale of all or part of the Venture, and only the Managing Partner shall have these rights and powers.  Notwithstanding the foregoing, the Managing Partner may delegate any or all such rights and powers to any other Person.  As a result, the Partners acknowledge that the Managing Partner may delegate to Eldorado certain powers pursuant to the terms and conditions of and expressly described in the Management Agreement.

All decisions made for or on behalf of the Venture by the Managing Partner consistent with the provisions of this Agreement shall be binding upon the Venture.

For the avoidance of doubt, the Managing Partner may exercise or delegate the following specific rights and powers without any further consent of the other Partners being required:

(a)           Oversee and manage the day-to-day operations of the Casino and other Venture business;

(b)           Direct and oversee the legal, architectural, engineering, construction and other work necessary for the care and improvement of the Casino and other Venture business;

(c)           Prepare budgets and appropriate development schedules for the improvement and operation of the Casino and other Venture business;

(d)           Utilize due diligence to operate, on behalf of and for the sole benefit of the Venture, the Casino and such other business and activities that are customary and usual in connection with such operation;

(e)           Care for and distribute Venture funds in accordance with the provisions of this Agreement;

(f)            Contract on behalf of the Venture for the services of independent contractors such as lawyers and accountants;

(g)           Establish, maintain and supervise the deposit of monies or securities of the Venture with federally insured banking institutions or other banking institutions as may be selected by the Managing Partner; the Managing Partner is authorized to sign on behalf of the  Venture on all accounts with such banking institutions;

(h)           Acquire by purchase, lease, or otherwise such personal property that may be necessary, convenient, or incidental to the accomplishment of the purposes of the Venture and other Venture business;

Exhibit C-26

(i)            Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of the Casino, or in connection with managing the affairs of the Venture;

(j)            Admit additional Partners pursuant to and in compliance with Section 3.4 and ARTICLE IX;

(k)           Appoint the Venture’s accountants;

(l)            Purchase additional real property;

(m)          Incur indebtedness to third parties that are not Affiliated with the Managing Partner, including indebtedness that encumbers the real property of the Complex and, in connection therewith, (i) confess judgment on such indebtedness or the maximum amount secured by any real or personal property owned by the Venture and (ii) execute documents and instruments containing customary Louisiana provisions and waivers in favor of lenders;

(n)           Sell or otherwise dispose of all or substantially all of the assets of the Venture;

(o)           Refinance existing indebtedness;

(p)           Assign, pledge or transfer any debt due the Venture or release of any such debt;

(q)           Compromise any claim due to the Venture or submit to arbitration any dispute or controversy involving the Venture; and

(r)            Transfer or convey the Complex, or grant easements or other property rights relating to the Complex.

5.2          Observation Rights.  Unless prohibited by the Gaming Authorities, subject to execution of a confidentiality agreement in form reasonably acceptable to the Managing Partner, each of AIG Global Investment Corp. (“AIG”) and TCW Shared Opportunity Funds (“TCW”) shall have the right to designate one representative to attend all meetings of the Board of Managers (or other governing body) of the Managing Partner, including any executive session.  No less than three Business Days prior to the date of any such meeting (or such lesser notice time as may be given to the members of such governing board), the Managing Partner shall deliver to each of the representatives named by AIG and TCW a notice of meeting of the governing board and such other documents as may be delivered to the members of the governing board in connection with such meeting to the extent such documents relate to the Venture.  The governing board shall have the right to exclude the representatives of AIG and TCW from all or portions of any such meetings if the board is advised by counsel that the attendance of such individuals could reasonably be expected to have a material adverse effect upon the Managing Partner, including, but not limited to, the loss of attorney client privilege.

5.3          Fidelity Bonds and Insurance.  To the extent determined by the Managing Partner, the Venture shall obtain fidelity bonds with reputable surety or insurance companies

Exhibit C-27

covering all Persons having access to the Venture’s funds, indemnifying the Venture against loss resulting from fraud, theft, dishonesty and other wrongful acts of such Persons.  The Venture shall carry or cause to be carried on its behalf in insurance companies acceptable to the Managing Partner all property, liability and workmen’s compensation insurance as shall be required under applicable, loans, leases, agreements and other instruments and statutes or as may otherwise be required by the Managing Partner.  The Venture shall maintain insurance with respect to the ownership and operation of the Complex, and any additional assets and the risks of conducting its business, including all risk coverage, difference in conditions coverage, public liability coverage, property damage coverage and boiler and machinery coverage, on such terms and in such amounts as are determined by the Managing Partner from time to time.

5.4          Annual Budget.  No later than thirty (30) days prior to the end of the then current fiscal year, the Managing Partner shall cause to be prepared and furnished to each of the Partners an annual budget (the “Annual Budget”) covering in reasonable detail the budget for such ensuing fiscal year.  Each Annual Budget shall show the additional cash requirements of the Venture for the ensuing fiscal year, which shall be the aggregate of all estimated expenditures to be made by the Venture during such year, plus appropriate reserves for general maintenance and cash contingencies, over the sum of the anticipated borrowings and the estimated cash on hand at the beginning of the year.  Within forty five (45) daystime after the end of each fiscal quarter, the Managing Partner will cause the Venture to furnish to each of the Partners any updates or revisions to operating forecasts.

5.5          Replacement of Managing Partner; Termination of Management Agreement.

(a)           The Managing Partner agrees that in the event that the Venture shall have the right to terminate the Management Agreement in accordance with its terms at any time prior to the date that Noteholder ceases to be a Partner, then the Managing Partner shall cause the Venture to exercise such right and all rights of the Venture associated therewith as and if directed to do so in writing by the Noteholder Partner.

(b)           The Managing Partner shall be removed or shall resign at such time as the Management Agreement shall have terminated in accordance with the terms thereof and the new Managing Partner shall be such Person as shall be designated as the new manager of the Venture pursuant to the terms of the Management Agreement or such other Person who shall be elected by plurality vote of the Voting Partners, with each Voting Partner having the right to cast of number of votes that is equal to such Partner’s Percentage provided that if the Noteholder is a Partner at such time, the election of the new manager of the Venture shall require the consent of the Noteholder Partner, which consent shall not be unreasonably withheld or delayed.  In the event that a new Managing Partner is not elected within three hundred sixty (360) days after the resignation or removal of the last active Managing Partner then the Venture shall be dissolved and liquidated in accordance with the provisions of ARTICLE XI, with the last active Managing Partner being responsible for the dissolution and liquidation as provided in ARTICLE XI.

5.6          Cooperation.  The Partners agree to use their best efforts and cooperate with each other in carrying out the transactions contemplated by this Agreement, including the following, provided that the cost thereof shall be borne by the Venture:

Exhibit C-28

(a)           filing all required applications with the Gaming Authorities relating to receipt and maintenance of a gaming license under the Act, and maintaining compliance by the Venture with directives of the Gaming Authorities and the provisions of the Act;

(b)           filing materials with, or participating in, all attendant investigations instituted by, a gaming regulatory authority of a State other than the State of Louisiana to which a Partner is subject;

(c)           filing all required applications for the Vessel license, liquor licenses and any other licenses or permits required for the operation of the Complex;

(d)           filing all tax returns and other governmental filings on behalf of the Venture;

(e)           securing all required insurance covering the Complex and the operation thereof; and

(f)            executing and delivering any other agreements, instruments, documents or consents necessary for the financing, maintenance, development and operation of the Complex, including loan documents, Hotel or Vessel maintenance agreements and any dock site licensing or leasing agreements.

5.7          General Manager.

(a)           Subject to the terms of the Management Agreement, the Managing Partner shall appoint the General Manager and other principal senior management of the Venture and the Complex, who shall serve at the direction and pleasure of the Managing Partner.  The General Manager and other principal senior officers shall perform those functions, duties, and responsibilities as the Managing Partner may assign.

(b)           Subject to the terms of the Management Agreement, the General Manager shall consult with the Managing Partner on a weekly basis and review results of operations and proposals for future operations.

5.8          Financial Books and Records of Noteholder.

(a)           For so long as (i) Noteholder is a Partner, (ii) the sole assets of Noteholder and its Subsidiaries are its Partnership Rights under this Agreement, including, without limitation, its Interests and rights to the Preferred Return and the Preferred Capital Contribution Amount, and cash and other assets relating thereto and (iii) neither Noteholder nor any of its Subsidiaries engages in any significant business activities, other than those that are reasonably related to the holding of the assets described in clause (ii) above, the Venture, at the Venture’s sole cost and expense, shall keep the financial books and records of Noteholder and its Subsidiaries, which shall be maintained in accordance with GAAP, consistently applied.  Such books and records shall be maintained at the Venture and shall be the property of Noteholder.  The Venture shall cause unaudited financial statements and audited financial statements of Noteholder to be distributed to the shareholders of Noteholder no later than the date equivalent financial statements of the Venture must be furnished to each Partner pursuant to Section 8.4(b).

Exhibit C-29

Noteholder agrees, at its sole cost and expense, to provide the Venture with all information that the Venture may reasonably request in order for the Venture to satisfy its obligations under this Section 5.8, including, without limitation, address labels necessary to deliver the financial statements to the shareholders of Noteholder.

(b)           The Venture shall not be liable for, and Noteholder shall not take any action against Venture to hold the Venture or any of its Partners, managers, employees, agents or representatives liable for, any Loss arising out of, in connection with or otherwise relating to the performance of the Venture’s duties under this Section 5.8, except for a Loss that is found by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or review to have resulted from bad faith, gross negligence or reckless disregard of duties on the part of the Venture in the performance of its duties under this Section 5.8.  In no event shall the Venture be liable to Noteholder or any of its shareholders, officers, directors, employees, agents or representatives, or any of their respective affiliates, for indirect, punitive or consequential damages in connection with the performance of the Venture’s duties under this Section 5.8.

(c)           The Venture, its Partners, managers, employees, agents and representatives, and the Affiliates of each of them will be indemnified, held harmless and defended by Noteholder from and against any and all Losses arising out of any Claim, including, without limitation, any Claim by shareholders of Noteholder, relating to the performance of the Venture’s duties under this Section 5.8, except for a Loss that is found by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or review to have resulted from bad faith, gross negligence or reckless disregard of duties on the part of the Venture in the performance of its duties under this Section 5.8.

ARTICLE VI

INDEMNIFICATION OF PARTNERS

6.1          General.

(a)           To the fullest extent permitted by law, each Partner (the “Indemnitee”) shall be indemnified, held harmless and defended by the Venture from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines and other amounts paid in settlement, incurred or suffered by such Indemnitee, as a party or otherwise, in connection with any threatened, pending, or completed claim, demand, action, suit or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal, arising out of or in connection with the business or the operation of the Venture and by reason of the Indemnitee’s status with respect to the Venture, regardless of whether the Indemnitee continues to be a Partner at the time any such loss, claim, damage, liability or other expense is paid or incurred (collectively, the “Losses” individually, a “Loss”) if, with respect to a claim for which an Indemnitee is seeking indemnification, (i) the Indemnitee acted in good faith and in a manner it reasonably believed to be in the best interests of the Venture and, with respect to any criminal proceeding, had no reasonable cause to believe that its conduct was unlawful, (ii) the Indemnitee’s conduct did not

Exhibit C-30

constitute gross negligence, willful misconduct or a material breach of the terms of this Agreement and (iii) the Indemnitee’s conduct did not constitute fraud or breach of its fiduciary duty, if any, to the Venture.  The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in the best interests of the Venture.

(b)           In the event that the Indemnitee is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third Person for the liability or the costs or expenses of which are Losses (any such third Person action or proceeding being referred to as a “Claim”), the Indemnitee shall give the Venture prompt notice thereof.  The failure to give such notice shall not affect any Indemnitee’s ability to seek indemnification from the Venture unless such failure has materially and adversely affected the Venture’s ability to defend successfully a Claim.  The Venture shall be entitled to contest and defend such Claim; provided, however, that the Venture (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim.  Such contest and defense shall be conducted by attorneys employed by the Venture.  The notifying party shall be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its or their own choosing.  If the Indemnitee elects to participate in such defense, the Indemnitee shall cooperate with the Venture in the conduct of such defense.  Neither the Indemnitee nor the Venture may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld or delayed.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1          Representations and Warranties.  Each Partner hereby represents and warrants to the Venture and the other Partners that:

(a)           If such Partner is a corporation, limited liability company, or a partnership, it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, company, statutory, or partnership power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby.

(b)           Such Partner has the individual, corporate, company, statutory, or partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, if such partner is a corporation, limited liability company, or partnership, the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate, company, statutory, or partnership action.

(c)           This Agreement constitutes the legal, valid, and binding obligation of such Partner, and is enforceable in accordance with its terms and does not violate the terms and conditions of any law, regulation, order or award of any court of governmental agency or otherwise violate or result in a breach or default of the terms and conditions of any mortgage, agreement or other written document by which a Partner may be bound.

Exhibit C-31

ARTICLE VIII

ACCOUNTING, BOOKS AND RECORDS

8.1          Accounting, Books and Records.  The Venture shall maintain at its principal place of business separate books of account for the Venture which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the operation of the Venture business in accordance with GAAP and casino industry guidelines consistently applied and, to the extent inconsistent therewith, in accordance with this Agreement.  The Venture shall use the accrual method of accounting in preparation of its annual reports and for tax purposes and shall keep its books accordingly.  The Venture’s books and records shall be independently audited annually at the Venture’s expense.

8.2          Bank Accounts.  All funds of the Venture shall be deposited in a bank account or accounts opened in the Venture’s name.  The Managing Partner shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

8.3          Fiscal Year.  The fiscal year of the Venture shall be the twelve months ending December 31.  A fiscal quarter shall be a period of three months ending on the last day of the fiscal year and on the last day of March, June and September, respectively.  The Managing Partner may change the fiscal year of the Venture.

8.4          Reports.

(a)           In General.  The Managing Partner shall cause the officers of the Venture to be responsible for the preparation of financial reports of the Venture and the coordination of financial matters of the Venture with the Venture’s accountants.

(b)           Reports.  Whether or not required by the Securities and Exchange Commission (the “SEC”), so long as the Noteholder is a Partner, the Managing Partner will furnish to each Partner: (i) within 15 days following the time periods specified in the SEC’s rules and regulations for filings by registrants that are not accelerated filers, all consolidated quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K by the Venture if the Venture were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the certified independent accountants of the Venture; and (ii) no later than the tenth (10th) day of each calendar month, all current reports that would have been required to be filed with the SEC on Form 8-K during the immediately preceding calendar month if the Venture were required to file such reports.

8.5          Tax Returns; Information.  The Managing Partner shall cause the Venture’s accountants to prepare all income and other tax returns of the Venture and shall cause the same to be filed in a timely manner.  The Managing Partner shall furnish to each Partner a copy of

Exhibit C-32

each such return, together with any schedules or other information which each Partner may require in connection with such Partner’s own tax affairs.

8.6          Tax Matters Partner.

(a)           The Managing Partner shall serve as the tax matters partner (the “Tax Matters Partner”) within the meaning of Section 6231 of the Code.  The Tax Matters Partner shall represent the Venture on behalf of the Partners in connection with all administrative and judicial proceedings with respect to Venture affairs involving or resulting from examinations by any and all federal, state or other tax authorities (including, but not limited to, examinations by the Internal Revenue Service), and may expend Venture funds for reasonable professional services and costs in connection therewith as it deems advisable and necessary; provided, however, that, except as otherwise provided in this Agreement or by law, the Tax Matters Partner does not assume any obligations or responsibilities with respect to the foregoing.  The Venture and the Partners hereby severally agree to indemnify and hold harmless the Tax Matters Partner from and against any Loss resulting from its acting or failing to take any action in its capacity as the Tax Matters Partner, provided that any such action or failure to act was not fraudulent, in bad faith, a result of wanton or willful misconduct or gross negligence by such Partner.

(b)           Each Partner shall furnish the Tax Matters Partner with such information (including information specified in Section 6230(e) of the Code) as the Tax Matters Partner may reasonably request to permit the Tax Matters Partner to provide the Internal Revenue Service with sufficient information to allow proper notice to the Partners in accordance with Section 6223 of the Code.  The Tax Matters Partner shall keep each Partner informed of those administrative and judicial proceedings for the adjustment of the Venture level of Venture items required by Section 6223(g) of the Code and the Regulations thereunder, and such other matters as the Tax Matters Partner, in its sole discretion, deems appropriate.

(c)           Each Partner shall give notice to the Tax Matters Partner in the event its treatment of any Venture item on its federal income tax return is inconsistent with the treatment of the item on any return filed by or in any records of the Venture within thirty (30) days of the date such Partner’s return is filed.

(d)           The Tax Matters Partner shall direct and oversee all proceedings, disputes and other similar matters between the Venture and the Internal Revenue Service.  Any Partner who intends to file a petition under Section 6226, 6228 or other sections of the Code with respect to any Venture item, or other tax matters involving the Venture shall give reasonable notice to each of the Partners of such intention and the nature of the contemplated proceedings.  In the case where the Tax Matters Partner, on behalf of the Venture, intends to file such petition, the Tax Matters Partner, in its sole discretion, shall choose the forum in which such petition will be filed.  If any Partner desires to seek review of any court decision rendered as a result of a proceeding instituted under this paragraph (d), such Partner shall so notify each of the Partners, and shall request the Tax Matters Partner to so act.  The Tax Matters Partner may, in its sole discretion, choose to pursue or forego settlement, review, litigation or any other proceedings in connection with any such proceeding, dispute or other similar matter with the Internal Revenue Service.

Exhibit C-33

(e)           The Tax Matters Partner shall have no authority to bind any other Partner to a settlement agreement regarding any proceeding dispute or other matter by and between the Venture and the Internal Revenue Service without the written concurrence of any such Partner who would be bound by such agreement unless any such settlement agreement results in liability to any such Partner of less than one hundred thousand dollars ($100,000) in which event the Tax Matters Partner shall have the authority to bind any other Partner without the written concurrence of any such Partner.

8.7          Tax Elections.

(a)           At the request of any Partner, the Managing Partner shall make the election under Section 754 of the Code to adjust the basis of the Venture’s property in the case of a Transfer of a Partnership Interest by sale or exchange or upon the death of a Partner, if the Transferee becomes a Partner, and the Transferee requests that the Managing Partner make the election, in writing, not later than thirty (30) days after the close of the fiscal year in which the event giving rise to the adjustment for which an election is needed occurs.  The Managing Partner may also, in its sole discretion, make an election at any time without a request to do so.

(b)           All other tax elections on behalf of the Venture may be made or rescinded in the reasonable discretion of the Managing Partner.

ARTICLE IX

TRANSFERS OF INTERESTS

9.1          Restrictions on Transfers.  Except as expressly permitted by this Agreement, no Partner shall Transfer all or any portion of its interest in the Venture or any rights therein without the unanimous consent of the Partners.  Any Transfer or attempted Transfer by any Partner in violation of the preceding sentence shall be null and void and of no force or effect whatever.  The Partners acknowledge and agree that they are relying on the experience, expertise, reputation and financial condition of the other Partners in entering into this Agreement and that the nature of the relationship between the parties is personal.  Each Partner hereby acknowledges the reasonableness of the restrictions on Transfers imposed by this Agreement in view of the Venture purpose and the relationship of the Partners.  Accordingly, the restrictions on Transfers contained herein shall be specifically enforceable.  Each Partner hereby further agrees to hold the Venture and each Partner (and each Partner’s successors and assigns) wholly and completely harmless from any cost, liability, or damage (including, without limitation, liabilities for income taxes and costs of enforcing this indemnity) incurred by any of such indemnified Partners as a result of a Transfer or an attempted Transfer in violation of this Agreement.  Notwithstanding any other provisions of this Agreement, in no event shall Eldorado I or Eldorado II transfer any Partnership Interest at any time that Noteholder is a Partner other than to Eldorado, Eldorado I or Eldorado II except upon a termination of the Management Agreement and in accordance with the terms thereof or upon the written consent of the Noteholder Partner.

Exhibit C-34

9.2          Permitted Transfers.

(a)           General.  Subject to the approval of the applicable Gaming Authorities and the last sentence of Section 9.1, at any time or from time to time, a Partner shall be entitled to transfer or convey all or any portion of its Interest in the Venture to any of the following Persons (“Permitted Transferee”):

(i)            An Affiliate of such Partner;

(ii)           If such Partner is an individual, members of the Partner’s family, which includes the Partner’s spouse, natural or adoptive lineal descendants, and trusts for their benefit;

(iii)          Any other Partner;

(iv)          A personal representative of such Partner, which includes any Person who succeeds to the Partner’s estate as a result of the Partner’s death, legal incompetence or bankruptcy; and

(v)           Any Person approved by the unanimous consent of the Partners.

(b)           Admission of Permitted Transferee as a Partner.  A Permitted Transferee of an Interest in the Venture shall be admitted as a Partner in the Venture only upon the consent of the Managing Partner, and only after executing this Agreement and assuming the obligations of the transferring Partner hereunder with respect to the Interest so transferred.  The rights of a Permitted Transferee who is not admitted as a Partner shall be limited to the right to receive allocations and distributions from the Venture with respect to the Interest transferred, as provided by this Agreement.  A Permitted Transferee that is not admitted as a Partner shall not be a Partner with respect to such Interest and, without limiting the foregoing, shall not have the right to inspect the Venture’s books or otherwise interfere in its operations or exercise any rights of a partner under the Partnership Law.

(c)           Effect of Permitted Transfer on Joint Venture.  The Partners intend that the Permitted Transfer of an interest in the Venture shall not cause the dissolution of the Venture under the Partnership Law; however, if determined by a court of competent jurisdiction that a dissolution has occurred, the Partners shall continue to hold the Venture’s assets and operate its business in Venture form under this Agreement as if no such dissolution has occurred.

(d)           Notice and Costs of Transfer.  In the event of any Permitted Transfer, the Partner making the Transfer shall furnish the Venture with the Permitted Transferee’s tax identification number and sufficient information to determine the Permitted Transferee’s interest and tax basis in the Venture and any other information reasonably necessary to permit the Venture to file all required federal and state tax returns.  The Partner making a Transfer permitted hereunder of all or a portion of its Interest shall pay all costs and expenses incurred by the Venture in connection with such Transfer.

Exhibit C-35

9.3          Certain Other Permitted Transfers.

(a)           Subject to the other provisions of this ARTICLE IX, the Act or as otherwise agreed by the Managing Partner, the Transfer of all or any part of the Interests of a Partner shall be permitted in each of the following limited circumstances: (i) where such Transfer is performed pursuant to the requirements of Sections 9.4; (ii) where a Partner collaterally assigns, grants a security interest in, pledges, hypothecates or otherwise encumbers its Interests to secure the obligations of the Venture under the First Mortgage Notes and any refinancing thereof; or (iii) any Transfer resulting from the exercise by a secured party of any rights granted to it in connection with a collateral assignment, security interest, pledge or other encumbrance permitted under clause (ii), including any Transfer to the secured party, its nominee or any third Person in a foreclosure sale (the recipient in any such Transfer being hereinafter referred to as a “Secured Party Transferee”).

(b)           The Venture agrees to provide to any holder of a permitted security interest in a Partner’s Interest (a “Venture Creditor”) a copy of any notice of default hereunder by such Partner, and, subject to any required approval by any applicable Gaming Authority, to accept performance by any such Venture Creditor of any obligations under this Agreement in place of such Partner after any default by such Partner in the performance of its obligations under this Agreement, provided that a Venture Creditor shall not be obligated to cure any such default by a Partner.  Subject to any required approval by any applicable Gaming Authority, the Partners each hereby consent to any Secured Party Transferee becoming a Partner in the Venture, and any such Secured Party Transferee shall be admitted as a Partner in the Venture without the need for any further approvals or consents of the Partners upon presentation to the Venture of the written instrument by which such Secured Party Transferee acquired title to a Partner’s Interest.  Each Partner agrees that the Venture shall have no liability for wrongfully admitting a Secured Party Transferee as a Partner of the Venture if the Venture and such other Partners rely in good faith upon the actions and requests of the Secured Party Transferee.

9.4          Rights of First Refusal.

(a)           Grant of Options.  Subject to any express agreement by the Partners, if any Partner (the “Optionor Partner”) desires to Transfer any or all of the Interests owned by it (other than pursuant to a Transfer permitted under Sections 9.2 or 9.3), such Partner shall give notice in writing (the “First Option Notice”) to the Venture and the other Partners setting forth such desire, the portion of the Interests (the “Offered Interests”) sought to be Transferred, the Purchase Price (as defined in paragraph (d)) at which the Optionor Partner proposes to make such Transfer and the name of the proposed Transferee.  Upon receipt of the First Option Notice, the Venture shall have the irrevocable right and option (the “First Option”) to purchase all or a portion of the Offered Interests.  In the event that the Venture does not exercise the First Option with respect to all of the Offered Interests within the time period specified in paragraph (b) of this Section 9.4, such Optionor Partner shall give notice in writing (the “Second Option Notice”), within five (5) Business Days of its receipt of the earlier of the Election Notice described in paragraph (b) of this Section 9.4 or expiration of the 30-day period following the date of the First Option Notice, to each of the other Partners setting forth the same information as in the First Option Notice and the number of Offered Interests to be purchased by the Venture.  Upon the giving of the Second

Exhibit C-36

Option Notice, each other Partner shall have the irrevocable right and option (the “Second Option”) to collectively purchase all of the remaining Offered Interests.

(b)           Exercise of First Option.  The Venture may exercise the First Option by delivering to the Optionor Partner written notice (the “Election Notice”) of its election to exercise all or part of the First Option within thirty (30) days after the date that the Venture receives the First Option Notice.  The Election Notice shall set forth the amount of the Offered Interests that the Venture agrees to purchase.

(c)           Exercise of Second Option.  If the Venture does not exercise its option to purchase all of the Offered Interests, each of the other Partners shall, pursuant to the Second Option, have the rights to collectively purchase all of the remaining Offered Interests.  If the other Partners exercising the Second Option elect to purchase more Interests than are subject to the Second Option, each participating Partner will be entitled to purchase up to its pro rata share based on the respective Percentage of the participating Partner, of the remaining Offered Interests.  Each participating Partner may exercise the Second Option by delivering to the Optionor Partner written notice of its election to exercise the Second Option within the ten (10) Business Day period immediately following the date of the Second Option Notice which notice shall specify the amount of the Offered Interests agreed to be purchased.  If any participating Partner should elect to purchase less than its pro rata share of the remaining Offered Interests, the Optionor Partner shall give oral or written notice of the number of remaining Offered Interests available to each other eligible Partner, each of whom shall have five (5) Business Days after receipt of such notice to elect to purchase all of such remaining Interests.  If the participating Partners elect to purchase more of the remaining Offered Interests than are available, each Partner participating in such re-offer shall have the right to purchase its pro rata share (based on the respective Percentages of such Partners participating in the re-offer, which shall be calculated by excluding the Interests of such non participating Partner) of such remaining Offered Interests.  If, after such re-offer, the participating Partners shall fail to purchase all of the Offered Interests, the Second Option shall expire.

(d)           Purchase Price.  The purchase price (the “Purchase Price”) for the Offered Interest at which the Optionor Partner shall be obligated to sell the Offered Interests pursuant to the First Option or the Second Option shall be equal to the price set forth in the applicable third Person offer.  No Partner shall voluntarily Transfer any Interests for any consideration other than for cash.  The Venture and the Partners who exercise the First Option and Second Option shall tender payment in cash for the Offered Interests to be purchased by them on the date of closing of such purchase, which shall occur no later than the earlier of the tenth (10th) day immediately after the expiration of the ten (10) Business Day period following the date of the Second Option Notice or the 75th day immediately following the date of the First Option Notice.

(e)           Sale of Offered Interests.  If the First Option Notice and the Second Option Notice shall be duly given, and if the Venture and the applicable Partners shall not collectively exercise their options to purchase all of the Offered Interests, then the Optionor Partner shall be free to sell all, but not less than all, of its Offered Interests to any third Person Transferee on the same material terms as were described in the First Option Notice on and after the 30th day immediately following the date the applicable Transferee, if required, obtains a license from the applicable Gaming Authorities.  In such instance the Venture’s and applicable

Exhibit C-37

Partner’s election to purchase any of the Offered Interests shall be null and void and of no further legal force or effect.

(f)            Re-Offers.  If the proposed Transfer of the Offered Interests to a third Person is not consummated in accordance with the terms of paragraph (e) of this Section 9.4 within one hundred twenty (120) days following the date of the First Option Notice, then the Optionor Partner may not Transfer all or any part of the Offered Interests unless it again complies with the provisions of this Section 9.4.

(g)           Management Agreement.  Any proposal by the Managing Partner to Transfer its Interests pursuant to this Section 9.4 shall be made subject to the applicable terms, if any, of the Management Agreement.

9.5          Mandatory Transfers.

(a)           Unsuitability in Louisiana.  If any Partner or any Affiliate of a Partner fails to obtain any gaming license or personal suitability approval required to be held as a result of that Partner’s or Affiliate’s association with the Venture, or if the Gaming Authorities having jurisdiction over the Venture make a determination that a Partner or an Affiliate of a Partner is unsuitable to hold a license or to be associated with the Venture (the “Unsuitable Partner” or the “Unsuitable Affiliate,” as appropriate) and, in the case of an Unsuitable Affiliate, the related Partner is unable or unwilling to remove the Unsuitable Affiliate from his, her or its association with the related Partner to the satisfaction of the Gaming Authorities, the related Partner or Unsuitable Partner shall immediately give to the other Partners, upon demand or written notice, the right to purchase all of the related Partner’s or Unsuitable Partner’s Interests or, in the case of an Unsuitable Affiliate that owns an equity interest in the related Partner, such portion of the related Partner’s Interests as shall be necessary to enable the related Partner to purchase the Unsuitable Affiliate’s equity interest in the related Partner provided that the related Partner agrees to purchase such equity interest and does so promptly after receipt of funds in connection with the sale of its Interests.  In the event the other Partners do not elect to purchase all or such portion of the related Partner’s or Unsuitable Partner’s Interests as is necessary to satisfy, and in a manner and upon terms acceptable to, the Gaming Authorities, the Venture shall purchase all of the related Partner’s or Unsuitable Partner’s Interests, or, in the case of an Unsuitable Affiliate that owns an equity interest in the related Partner, such portion of the related Partner’s Interests as shall be necessary to enable the related Partner to purchase the Unsuitable Affiliate’s equity interest in the related Partner provided that the related Partner agrees to purchase such equity interest and does so promptly after receipt of funds in connection with the sale of its Interests, in a manner and upon terms acceptable to the Venture and the Gaming Authorities.  The cash purchase price for the Interests purchased pursuant to this Section 9.5(a) shall be equal to the lesser of (i) an amount agreed upon by the purchasing and selling party or parties, and if no such agreement is made, the fair market value as determined by an appraiser mutually acceptable to the selling and purchasing party and (ii) an amount approved by the Louisiana Gaming Control Board.

Exhibit C-38

(b)           Unsuitability in Other Jurisdictions.

(i)            Buy/Sell.  If (x) a Gaming Authority of a State other than Louisiana determines that a Partner or an Affiliate of a Partner is unsuitable to be associated with a gaming enterprise (the “Other Unsuitable Partner” or the “Other Unsuitable Affiliate,” as appropriate) and, in the case of an Other Unsuitable Affiliate, the related Partner is unable or unwilling to remove the Other Unsuitable Affiliate from his, her or its association with the related Partner to the satisfaction of the relevant Gaming Authority, and (y) any other Partner (the “Affected Partner”) reasonably determines that a continued relationship in the Venture with the Other Unsuitable Partner or with the related Partner that continues to have an association with an Other Unsuitable Affiliate will result in the loss of a gaming license or approval held by the Affected Partner or an Affiliate thereof in a jurisdiction other than Louisiana, then the Affected Partner shall give a notice to the related Partner or Other Unsuitable Partner of such determination of unsuitability.  Within twenty (20) days after such notice is given, the related Partner or Other Unsuitable Partner receiving such notice shall give a notice (a “Buy/Sell Notice”) of its election to sell all, but not less than all, of the related Partner’s or Other Unsuitable Partner’s Interest to the Affected Partner or to purchase all, but not less than all, of the Interests of the Affected Partner, in either case at a cash purchase price (specified for each one percent of the percentage interest in the Venture to be purchased or sold) set forth in the Buy/Sell Notice and increased, in the case of a purchase or sale of the rights to the Preferred Capital Contribution Amount and the Preferred Return by the Noteholder Partner by a pro rata portion of the fair market value of such Noteholder Partner’s outstanding Preferred Capital Contribution Amount plus any outstanding and unpaid Preferred Return in respect thereof.  Within thirty days (30) days following receipt of the Buy/Sell Notice, the Affected Partner shall give written notice to the related or Other Unsuitable Partner of the Affected Partner’s election whether to purchase the related Partner’s or Other Unsuitable Partner’s Interests at the price stated in the Buy/Sell Notice or to sell to the related Partner or Other Unsuitable Partner the Affected Partner’s Interests at the stated price.

In the case of an Other Unsuitable Affiliate that owns an equity interest in the related Partner the foregoing shall not be applicable if the related Partner is unable to remove the Other Unsuitable Affiliate from his, her or its association with the related Partner to the satisfaction of the Gaming Authorities because of the lack of sufficient funds to acquire the equity interests of the Other Unsuitable Affiliate.  In lieu thereof, in such a case within ten (10) days after notice of such unsuitability determination is given, the related Partner shall give a notice (the “Sell Notice”) of its election to sell such portion of the related Partner’s Interests to the Affected Partner as shall be necessary to enable the related Partner to purchase the Other Unsuitable Affiliate’s equity interest in the related Partner.  The cash purchase price shall be equal to the lesser of (i) an amount agreed upon by the related Partner and the Affected Partner, and if no such agreement is made, the fair market value of the Interests, or (ii) an amount approved by the applicable Gaming Authorities.  Within twenty (20) days following receipt of the Sell Notice, the Affected Partner shall give written notice to the related Partner of the Affected Partner’s election whether to purchase the applicable portion of the related Partner’s Interests.  If the Affected Partner declines to purchase such Interests, then the Venture shall loan to the related Partner the funds necessary to acquire the equity interests of the Other Unsuitable Affiliate and such loan shall be payable upon demand at any time ninety (90) days or more after the date of the loan and shall bear interest, from the date that the Venture makes payment to the related Partner, at an

Exhibit C-39

annual rate of 13%, accruing daily and compounded quarterly on the last day of each Fiscal Quarter.

For purposes of this Section 9.5(b)(i), “fair market value” shall be determined by a valuation proposed by the Noteholder Partner (with respect to Preferred Capital Contribution Amount and Preferred Return) or the Managing Partner (with respect to other Interests), as the case may be; provided, however, that if either the Affected Partner or the other Partner disputes such valuation, then such Partners shall select an investment bank or valuation firm that shall make such valuation, and if such Partners cannot agree on such investment bank or valuation firm, each shall select an investment bank or valuation firm and the fair market value shall be the average of the valuations determined by such investment banks or valuation firms.  The costs and expenses of the agreed investment bank or valuation firm shall be borne equally by the Other Unsuitable Partner or related Partner, on the one hand, and the Affected Partner, on the other hand, and the costs and expenses of separate investment bank or valuation firms shall be borne by the Partner selecting such firm.

(ii)           Suitability Determination.  Without limiting reasonableness to such circumstances, a determination made by the Affected Partner referred to in paragraph (i) above shall be deemed to be reasonable if based upon (x) any written communication from a gaming regulatory authority of the applicable state or (y) written evidence that, if true, the Affected Partner’s participation in the Venture would violate any law, rule or regulation administered by any gaming regulatory authority, so long as such evidence is not induced in bad faith by its recipient.  For purposes of this Agreement, the term “Unsuitability Determination” with regard to any Person means that such Person or any Affiliate of such Person has been determined by a Gaming Authority of the State of Louisiana or any other State to be unsuitable to be associated with a gaming enterprise and, with respect to an Affiliate of such Person, the related Person has not removed the Affiliate from his, her or its association with the related Person.

(c)           Management Agreement.  The Interests of Eldorado I and Eldorado II shall be subject to all applicable mandatory Transfer provisions of the Management Agreement upon termination thereof.

9.6          Put and Call Options.

(a)           Put Option.  Subject to paragraph (d) of this Section 9.6, at any time after December 31, 2006, the Noteholder Partner shall have the right, but not the obligation, to require the Venture to purchase all, but not less than all, of the Noteholder Partner’s Interest in the Venture by delivering written notice (the “Put Notice”) to the Managing Partner provided that EBITDAM as reflected on the financial statements of the Venture furnished to the Partners pursuant to Section 8.4(b) for the four Fiscal Quarters of the Venture immediately preceding the fiscal quarter in which the Put Notice is delivered to the Managing Partner exceeds Thirty Million Dollars ($30,000,000).  The cash purchase price for the Noteholder Partner’s Interest in the Venture (the “Put Purchase Price”) shall be equal to the product of (i) the Noteholder Partner’s Percentage (expressed as a fraction) and (ii) (A) the product of five and one-half (5½) and EBITDAM as reflected on the financial statements of the Venture furnished to the Partners pursuant to Section 8.4(b) for the four Fiscal Quarters of the Venture immediately preceding the Fiscal Quarter in which the Put Notice is delivered to the Managing Partner minus (B)

Exhibit C-40

indebtedness of the Venture under the First Mortgage Notes as of the last day of the Fiscal Quarter immediately preceding the Fiscal Quarter in which the Put Notice is delivered to the Managing Partner (such date the “Put Determination Date”) minus (C) the Preferred Capital Contribution Amount as of the Put Determination Date plus (D) cash and cash equivalents of the Venture as of the Put Determination Date.  The Put Notice shall set forth the desire of the Noteholder Partner to exercise its put rights under this Section 9.6(a) and shall set forth a good faith estimate by the Noteholder Partner of the Put Purchase Price (the “Estimated Put Purchase Price”).

(b)           Call Option.  Subject to paragraph (d) of this Section 9.6, at any time after December 31, 2006, the Venture shall have the right, but not the obligation, to require the Noteholder Partner to sell to the Venture all, but not less than all, of the Noteholder Partner’s Interest in the Venture by delivering written notice (the “Call Notice”) to the Noteholder Partner provided that EBITDAM as reflected on the financial statements of the Venture furnished to the Partners pursuant to Section 8.4(b) for the four Fiscal Quarters of the Venture immediately preceding the fiscal quarter in which the Call Notice is delivered to the Noteholder Partner exceeds Thirty Million Dollars ($30,000,000).  The cash purchase price for the Noteholder Partner’s Interest in the Venture (the “Call Purchase Price”) shall be equal to the product of (i) the Noteholder Partner’s Percentage (expressed as a fraction) and (ii) (A) the product of six (6) and EBITDAM as reflected on the financial statements of the Venture furnished to the Partners pursuant to Section 8.4(b) for the four Fiscal Quarters of the Venture immediately preceding the Fiscal Quarter in which the Call Notice is delivered to the Noteholder Partner minus (B) indebtedness of the Venture under the First Mortgage Notes as of the last day of the Fiscal Quarter immediately preceding the Fiscal Quarter in which the Call Notice is delivered to the Noteholder Partner (such date the “Call Determination Date”) minus (C) the Preferred Capital Contribution Amount as of the Call Determination Date plus (D) cash and cash equivalents of the Venture as of the Call Determination Date.  The Call Notice shall set forth the desire of the Venture to exercise its call rights under this Section 9.6(b) and shall set forth a good faith estimate by the Venture of the Call Purchase Price (the “Estimated Call Purchase Price”).

(c)           Purchase Price Determination.  In the event of any dispute between the Venture and the Noteholder Partner regarding the calculation of the Put Purchase Price or the Call Purchase Price, the Noteholder Partner and the Managing Partner shall use reasonable efforts to resolve such dispute.  In the event that such dispute is not resolved within thirty (30) days after receipt by the Managing Partner of written notice of such dispute from the Noteholder Partner or as the Managing Partner may elect, the Venture shall engage the Venture’s independent public accountants to determine the Put Purchase Price or the Call Purchase Price, as the case may be.  The Venture shall use its commercially reasonable efforts to cause the Venture’s independent public accountants to deliver to the Managing Partner and the Noteholder Partner a determination of such Put Purchase Price or Call Purchase Price, including an itemization of the elements thereof, as promptly as practicable, but in no event more than twenty (20) days after its engagement.  Except as otherwise provided in paragraph (d), the fees and expenses of the Venture’s independent public accountants in performance of its obligations pursuant to this paragraph (c) shall be borne by the Venture.

(d)           Notice Revocation.  If the Put Purchase Price determined by the Venture’s independent public accountants is less than 85% of the Estimated Put Purchase Price, then the

Exhibit C-41

Noteholder Partner shall have five (5) Business Days following receipt of the Put Purchase Price determination by the Venture’s independent public accountants to give notice to the Managing Partner that the Noteholder Partner is withdrawing the Put Notice.  If such withdrawal is timely given, then (i) the Put Notice shall be null and void and of no further force and effect, (ii) the Noteholder Partner shall reimburse the Venture for the fees and expenses of the Venture’s independent public accountants incurred pursuant to paragraph (c) of this Section 9.6 and (iii) the Noteholder Partner shall not have the right to deliver another Put Notice until a period of six months has elapsed since the delivery of the withdrawal notice.

If the Call Purchase Price determined by the Venture’s independent public accountants is greater than 115% of the Estimated Call Purchase Price, then the Venture shall have five (5) Business Days following receipt of the Call Purchase Price determination by the Venture’s independent public accountants to give notice to the Noteholder Partner that the Venture is withdrawing the Call Notice.  If such withdrawal is timely given, then (i) the Call Notice shall be null and void and of no further force and effect and (ii) the Venture shall not have the right to deliver another Call Notice until a period of six months has elapsed since the delivery of the withdrawal notice.

9.7          Closing of Inter-Partner Transfers.  The closing of any Transfer of the Interests of a Partner to another Partner or the Venture under this ARTICLE IX shall take place at the principal office of the Venture or such other place as may be agreed upon by the Partners or the transferring Partner and the Venture, as applicable, on the first Business Day that is at least twenty (20) Business Days after the date on which the purchase price is determined pursuant to the applicable provisions of this ARTICLE IX, or such other date as may be agreed by the parties.  At such closing, the Transferor shall deliver such documents as shall be reasonably requested by the Transferee and the Managing Partner, including an assignment of the Transferred Interests that conveys to the Transferor the Transferred Interests free and clear of all liens, security interests and encumbrances of any kind and a release of the Venture and the other Partners for all claims relating to the Transferred Interests.

9.8          Noteholder Partner Transfers and the Preferred Capital Contribution Amount.  In the event that the Noteholder Partner Transfers all or any portion of its Interest pursuant to Sections 9.2, 9.3, 9.4 or 9.5, then all rights of the Noteholder Partner relating to that fraction of the Preferred Capital Contribution Amount and the accrued Preferred Return that is equal to the quotient obtained by dividing the Percentage representing the Transferred Interests divided by the Percentage of the Noteholder Partner immediately prior to the Transfer shall be Transferred to the Transferee of the Transferred Interest (or cancelled if the Transferee is the Venture).  In the event the Noteholder Partner Transfers all of its Interest pursuant to the put or call options of Section 9.6, then the Noteholder Partner shall retain all of its rights relating to the Preferred Capital Contribution Amount and the Preferred Return following the closing of such Transfer and the Managing Partner shall make such adjustments to the terms of this Agreement as are necessary or appropriate to reflect that the Noteholder Partner shall continue to have the rights to the Preferred Capital Contribution Amount and the Preferred Return and its other Partnership Rights associated therewith.

Exhibit C-42

9.9          Limitation on Transfers.

(a)           Ineligible Transferees.  Notwithstanding any provision of this Agreement to the contrary, no Transfer of any Interests may be made under any circumstances to any Person who (i) has not been determined suitable or otherwise approved or exempted from such determination by the Gaming Authorities or (ii) is subject to an Unsuitability Determination by any regulatory authority of any other state or (iii) has been convicted of a felony offense.

(b)           Except for Transfers effected pursuant to Section 9.5, no Transfer shall be made of any Interests if (i) such Transfer, in the opinion of the Venture’s legal counsel, would result in the Venture being treated as an association taxable as a corporation for federal or state tax purposes, (ii) such Transfer, when considered with all other Transfers of Interests within the previous twelve (12) months, would result in the Venture’s being considered to have terminated within the meaning of Section 708 of the Code, (iii) such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code, (iv) such Transfer would otherwise result in the Venture’s being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, (v) in the opinion of the Venture’s legal counsel, such Transfer requires the registration of such Interests pursuant to any federal or state securities law, (vi) such Transfer would otherwise violate any applicable federal or state securities laws (including any investor suitability standards), (vii) such Transfer would subject the Venture or any of the Partners to regulation under the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or the Employee Retirement Income Security Act of 1974, as amended, (viii) such Transfer would violate the gaming laws or regulations of any jurisdiction, (ix) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Interests, or (x) the Venture does not receive written instruments (including true copies of any Transfer instruments and the Transferee’s consent to be bound by this Agreement) that are in form and substance satisfactory to the Managing Partner in its sole and absolute discretion.  Notwithstanding Sections 9.2, 9.3 and 9.4, no Transfer of any Interests shall be made if such Transfer would (v) result in the termination of the Venture under Louisiana law or otherwise, (w) result in a default under any instrument evidencing or securing indebtedness of the Venture unless such Transfer is otherwise consented to by, or such default is waived by, the applicable lender, (x) with respect to any agreements or commitments to which any party is bound, require a prepayment of, or result in any adverse change in the terms of, any other instrument evidencing or securing indebtedness of the Venture, (y) result in suspension or denial, or jeopardize the revocation, of the gaming license issued by the Gaming Authorities to the Venture permitting gaming activities pursuant to the Act or (z) result in suspension or denial, or jeopardize the revocation, of any gaming license, or application for a gaming license, of any Partner or any of its Affiliates in any jurisdiction in which such Partner or its Affiliates are so licensed or have applied for a gaming license.  The Partners acknowledge that adequate legal remedies are not likely to exist for any breach of this Section 9.9(b) and, accordingly, that the Venture and any aggrieved Partner or Venture Creditor shall have the right to secure injunctive relief in the event of any actual or threatened breach of a Partner’s obligations under this Section 9.9(b).

Exhibit C-43

ARTICLE X

WITHDRAWALS; ACTION FOR PARTITION; BREACHES

10.1        Waiver of Partition and Covenant Not to Withdraw.  Each Partner hereby covenants and agrees that, except as contemplated by Section 9.1, the Partners have entered into this Agreement based on their mutual expectation that all Partners will continue as Partners and carry out the duties and obligations undertaken by them hereunder and that, except as otherwise expressly required or permitted hereby, each Partner hereby covenants and agrees not to (a) take any action to require partition or to compel any sale with respect to its Venture Interest, (b) take any action to file a certificate of dissolution or its equivalent with respect to itself, (c) take any action that would cause a bankruptcy of such Partner, (d) withdraw or attempt to withdraw from the Venture except as provided in ARTICLE IX, (e) exercise any power under the Partnership Law to dissolve the Venture, (f) Transfer all or any portion of its Interest in the Venture (other than as permitted hereunder), (g) petition for judicial dissolution of the Venture, or (h) demand a return of such Partner’s contributions or profits (or a bond or other security for the return of such contributions or profits) without the unanimous consent of the Partners.

10.2        Defaults.  Upon the occurrence of any of the following events (the breaching Partner being herein called the “Breaching Partner”):

(a)           if the Breaching Partner shall be dissolved (except as permitted in ARTICLE IX);

(b)           if the Gaming Authorities provide notice to the effect that the Breaching Partner no longer satisfies the criteria for licensure under the Act, or that the gaming license of the Venture or the other Partners shall be in jeopardy of being revoked, denied or suspended as a result of the continued participation of the Breaching Partner in the Venture, and the Breaching Partner has exhausted all administrative remedies;

(c)           if the Breaching Partner shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or any future federal bankruptcy, or state insolvency or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Breaching Partner or of all, or any substantial part of its properties or its Interest in the Venture (the term “acquiesce” includes the failure to petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within ten (10) days after the appointment);

(d)           if a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against the Breaching Partner seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency or other relief for debtors, and such Breaching Partner shall acquiesce in the entry of such order, judgment or decree (the term “acquiesce” includes the failure to file a petition or motion to vacate or discharge such order,

Exhibit C-44

judgment or decree within ten (10) days after the entry of the order, judgment or decree), or such order, judgment or decree shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Breaching Partner or of all or any substantial part of its property or its Interest in the Venture shall be appointed without the consent or acquiescence of such Breaching Partner and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive);

(e)           if the Breaching Partner shall admit in writing its inability to pay its debts as they mature;

(f)            if the Breaching Partner shall give written notice to any governmental body of insolvency or pending insolvency, or suspension or pending suspension of operations;

(g)           if the Breaching Partner shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors;

(h)           if the Breaching Partner attempts to cause a partition or withdraw from the Venture or dissolve the Venture or otherwise take any action in breach of Section 10.1 hereof; or

(i)            if the Breaching Partner shall fail in any other material respect to perform its obligations and agreements hereunder, and such default shall continue for thirty (30) days after receipt of written notice of default with respect thereto (provided that if either the event or condition causing the default shall be such that it could not reasonably be cured within thirty (30) days but could reasonably be cured with additional time, then no default shall be deemed to have occurred hereunder if within such thirty (30) day period the Breaching Partner shall have commenced the curing of such default and shall thereafter proceed with all reasonable diligence to complete the same:

then, in any such event, the other Partners (the “Non-breaching Partners”) shall have the right to dissolve the Venture by giving the Breaching Partner written notice thereof, unless the Non-breaching Partners elect to continue the business of the Venture.  If such Non-breaching Partners elect to continue the business of the Venture, then the Non-breaching Partners shall have the right to acquire all of the Interests of the Breaching Partner at a purchase price equal to the lesser of book value or liquidation value of the Breaching Partner’s Interests, or such lesser amount as may be required by any Gaming Authority.

The failure of the Non-breaching Partners to give any notice of default as specified herein, or any failure to insist upon strict performance of any of the terms of this Agreement shall not constitute a waiver of any such breach or any of the terms of this Agreement.  No breach shall be waived and no duty to be performed shall be altered or modified except in writing.  One or more waivers or failures to give notice of default shall not be considered as a waiver of a subsequent or continuing breach of the same covenant.

10.3        Not Exclusive Remedy.  The rights granted in Section 10.2 shall not be deemed an exclusive remedy of the Non-breaching Partners, but all other rights and remedies, legal and equitable, shall be available to them.

Exhibit C-45

ARTICLE XI

DISSOLUTION AND WINDING UP

11.1        Liquidating Events.  The Venture shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Liquidating Events”):

(a)           August 24, 2099;

(b)           The sale of all or substantially all of the property of the Venture;

(c)           The unanimous consent of the Partners to dissolve, wind up, and liquidate the Venture;

(d)           The acquisition by one Partner of all of the Interests of all of the other Partners;

(e)           The happening of any other event that makes it unlawful or impossible to carry on the business of the Venture; or

(f)            The Partners do not replace the Managing Partner as provided in Section 5.5.

The Partners hereby agree that, notwithstanding any provision of the Partnership Law, the Venture shall not dissolve prior to the occurrence of a Liquidating Event.  If it is determined by a court of competent jurisdiction that the Venture has dissolved prior to the occurrence of a Liquidating Event, the Partners hereby agree to continue the business of the Venture without a winding up or liquidation.

11.2        Winding Up.  Upon the occurrence of a Liquidating Event, the Venture shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners and no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up the Venture’s business and affairs.  To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the Venture property has been distributed pursuant to this Section 11.2 and the Venture has terminated.  The Managing Partner shall be responsible for overseeing the winding up and liquidation of the Venture, shall take full account of the Venture’s liabilities and assets, shall cause the assets to be liquidated as promptly as is consistent with obtaining the fair market value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

(a)           First, to the payment and discharge of all of the Venture’s debts and liabilities to creditors other than Partners;

(b)           Second, to the payment and discharge of all of the Venture’s debts and liabilities to Partners; and

Exhibit C-46

(c)           The positive balance, if any, to the Partners in the amount of their respective Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods or portions thereof.

The Managing Partner shall not receive any additional compensation for any services performed pursuant to this Section 11.2, but shall be entitled to reimbursement for all reasonable out-of-pocket costs and expenses incurred in connection therewith.  Each Partner understands and agrees that by accepting the provisions of this Section 11.2 setting forth the priority of the distribution of the assets of the Venture to be made upon its liquidation, such Partner expressly waives any right which it, as a creditor of the Venture, might otherwise have to receive distributions of assets pari passu with the other creditors of the Venture in connection with a distribution of assets of the Venture, and hereby subordinates to said creditors any such right.

Any property distributed in kind in the liquidation shall be valued as provided in Section 4.2 and treated as though the property were sold and the cash proceeds distributed.  The difference between the value of the property distributed in kind and its book value shall be treated as a gain or loss on sale of the property and shall be credited or charged to the Partners in accordance with ARTICLE IV.

11.3        Reserve for Contingent and Unforeseen Liabilities.  In the discretion of the Managing Partner, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this ARTICLE XI may be:

(a)           distributed to a trust that qualifies as a “liquidating trust” for federal income tax purposes established for the benefit of the Partners for the purposes of liquidating Venture assets, collecting amounts owed to the Venture, and paying any contingent or unforeseen liabilities or obligations of the Venture or of the Partners arising out of or in connection with the Venture.  The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Managing Partner, in the same proportions as the amount distributed to such trust by the Venture would otherwise have been distributed to the Partners pursuant to this Section 11.3; or

(b)           withheld to provide a reasonable reserve for Venture liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Venture, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

11.4        Rights of Partners.  Except as otherwise provided in this Agreement, (a) each Partner shall look solely to the assets of the Venture for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Venture and (b) no Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

11.5        Notice of Dissolution.  In the event a Liquidating Event occurs, the Managing Partner shall, within thirty (30) days thereafter, (a) provide written notice thereof to each of the Partners and to all other parties with whom the Venture regularly conducts business (as determined in the discretion of the Managing Partner), and (b) if required by law, publish notice

Exhibit C-47

of such dissolution in a newspaper of general circulation in each place in which the Venture regularly conducts business.

ARTICLE XII

MISCELLANEOUS

12.1        Notices.  Unless otherwise provided, all notices, demands or other communications hereunder shall be in writing and shall be deemed to have been given or submitted upon personal delivery or upon deposit in the United States mail by certified or registered mail, postage prepaid, with return receipt requested and addressed as follows:

(a)	If to Eldorado I or Eldorado II:

c/o Eldorado Hotel Casino
345 N. Virginia Street
P.O. Box 3399
Reno, Nevada 89505
Attention: Chief Financial Officer

with a copy to:

McDonald Carano Wilson LLP
100 West Liberty Street, 10th Floor
Reno, Nevada 89505
Attention: A. J. Hicks

(b)	If to the Venture:

Eldorado Casino Shreveport Joint Venture
451 Clyde Fant Parkway
Shreveport, Louisiana 71101
Attention: Managing Partner

with a copy to:

Eldorado Hotel Casino
345 N. Virginia Street
P.O. Box 3399
Reno, Nevada 89505
Attention: Chief Financial Officer

(b)	If to the Noteholder Partner:

Exhibit C-48

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP
601 South Figueroa Street, 30th Floor
Los Angeles, California 90017
Attention:

Notices shall be deemed received upon personal delivery or three (3) days following deposit in the mail, if sent through the mail.  Each Partner may designate, from time to time, another address in place of the address hereinabove set forth by notifying the other Partners of the new address in writing.

12.2        Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

12.3        Entire Agreement; Severability; Amendment.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.  Except for the Management Agreement and all other agreements attached hereto and thereto as exhibits or expressly referred to herein or therein, this Agreement supersedes any written and oral agreement among such parties and constitutes the entire understanding and agreement of the Partners with respect to the subject matter.  This Agreement may not be amended, modified, supplemented or rescinded except by written instrument executed by all Partners; provided, however, that any such amendment, modification, supplement or rescission that is made to cure any ambiguity, defect or inconsistency or to provide additional rights or benefits for all of the Partners shall be effective when executed by the Managing Partner.  The parties hereto acknowledge that they do not deem or intend their interests in the Partnership, either alone, together or in conjunction with the Management Agreement or any other document or understanding to represent or to be a “security” for the purposes of any state or federal law.

12.4        Further Action; Good Faith.  Each Partner agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.  Each Partner shall exercise in good faith all transactions affecting the Venture.

12.5        Attorneys’ Fees.  In case of any action or proceeding to compel compliance with, or for a breach of, the provisions of this Agreement, the prevailing party shall be entitled to recover all costs of such action or proceeding, including, but not limited to, reasonable attorneys’ fees and court costs as determined by the court.

Exhibit C-49

12.6        Conversion to Limited Liability Company or Limited Partnership; Change of Ownership of Eldorado I and Eldorado I.  The Partners hereby agree to pursue the possible change of the Venture from a general partnership to either a limited liability company or a limited partnership.  The Partners further acknowledge and agree that, subject to required approval by any applicable Gaming Authority, it is the intent of the parties that all membership interests in Eldorado I and Eldorado II that are currently held by Donald L. Carano and Gary L Carano will be acquired by Eldorado.

12.7        Standing and Discharge of Liens.  Each Partner shall (a) at all times preserve and keep in good standing its legal status, as the case may be, in Louisiana and in the State under whose laws it is organized and (b) pay all federal, state and local taxes, assessments and other governmental charges imposed upon it or its Interests before any such taxes, assessments or charges become a lien on its Interests.

12.8        No Third Party Beneficiaries.  Except for the rights and benefits granted to Venture Creditors and certain Transferees pursuant to this Agreement, nothing contained in this Agreement shall inure to the benefit of any third Persons or grant such third Persons any rights or causes of action against the Venture or any of the parties hereto.

12.9        Successors and Assigns.  The terms, provisions, covenants, undertakings, agreements, obligations and conditions of this Agreement shall be binding upon and shall inure to the benefit of the permitted successors in interest and assigns of the parties hereto with the same effect as if mentioned in each instance where the party hereto is named or referred to, except that no Transfer by a Partner in violation of the provisions of this Agreement shall vest any rights in the assignee, transferee, purchaser, secured party, mortgagee or pledgee, as the case may be.

12.10      Regulatory Information.  Each Partner shall provide to the Venture or regulatory agency, as the case may be, as required by applicable laws, regulations, rules or orders, all information pertaining to the Venture and such Partner’s officers, directors, shareholders, members, partners, managers, financial sources, and associations as shall be required by any federal or state securities law or any Gaming Authorities or other regulatory authority with jurisdiction over the Venture, the Complex or any Partner or any Affiliate of such Partner.

12.11      Lender Suitability.  No Partner shall incur or permit any Person that holds any Interests to incur any indebtedness unless the documents for such indebtedness provide that:

(a)           If any lender to the Venture or to any Person that holds any Interest becomes subject to an Unsuitability Determination by the Gaming Authorities the result of which is to threaten the revocation, suspension, termination or rescission of any permit, approval, entitlement or license granted by the Gaming Authorities to or for the benefit of the Venture, a Partner or any Affiliate of a Partner, or result in any other penalty to the Venture, a Partner or any Affiliate of a Partner, and if such Unsuitability Determination is not cured in accordance with applicable laws, regulations, rules or orders, then to the extent and so long as provided by applicable laws, regulations, rules or orders: (i) all payments to such lender shall be suspended and escrowed; (ii) such lender shall immediately divest itself of all loans made to the Venture or

Exhibit C-50

such Person; and (iii) such lender shall be subject too any other remedies as shall be required by applicable laws, regulations, rules and orders.

(b)           If the Managing Partner reasonably determines that the existence of a loan from a lender to the Venture will threaten any gaming license, permit, approval or other entitlement that the Managing Partner, any other Partner or any Affiliate of such Partner holds or applies for in any other jurisdiction, the Managing Partner may, at no cost to the Venture or the other Partners: (i) require the Venture to exercise any redemption rights in any loan documents with such lender and redeem such loan so long as the Managing Partner makes a loan to the Venture (with the same or, in the aggregate, more favorable security, interest and maturity provisions as the redeemed loan) of the funds necessary to effect such redemption or procures a loan for the Venture (with the same or, in the aggregate, more favorable interest, security and maturity provisions as the redeemed loan) from a substitute lender and so long as such loan is in compliance with the Venture’s loan documents and this Agreement; (ii) require the Venture to exercise the rights in any loan documents with such lender to procure a substitute lender or lenders that will assume and accept the rights and obligations of the objectionable lender; or (iii) with the consent of such lender, if required in any loan documents with such lender, procure a substitute lender or lenders that assume and accept the rights and obligations of the objectionable lender.

12.12      Counterparts.  This Agreement and any amendments hereto may be executed in two or more counterparts, all of which, taken together, shall constitute one agreement binding upon the parties, notwithstanding that all parties are not signatories to the same counterparts.

12.13      Governing Law.  The laws of the State of Louisiana shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners.

[Remainder of Page Intentionally Blank]

Exhibit C-51

IN WITNESS WHEREOF, the parties have entered into this Agreement on the _____ day of _______, 2005, effective as of _______, 2005.

ELDORADO SHREVEPORT #1, LLC
a Nevada limited liability company

By:
Donald L. Carano, Presiding Manager

ELDORADO SHREVEPORT #2, LLC
a Nevada limited liability company

By:
Donald L. Carano, Presiding Manager

[NOTEHOLDER NEWCO CORP.]
a Delaware corporation

By:

Exhibit C-52

EXHIBIT D

FORM OF MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of the _____ day of [_______, _______] (the “Commencement Date”), by and between Eldorado Casino Shreveport Joint Venture, a Louisiana partnership (“Owner”), Eldorado Shreveport #1, LLC, a Nevada limited liability company (“Eldorado”), and Eldorado Shreveport #2, LLC, a Nevada limited liability company (collectively with Eldorado, the “Eldorado Affiliates”).

W I T N E S S E T H:

WHEREAS, Owner is (i) the lessee of those certain premises located on or adjacent to the Red River in the City of Shreveport, State of Louisiana owned by the City of Shreveport and more particularly described on Exhibit “A” which is attached hereto and made a part hereto by reference (the “Property”), (ii) owner in fee of a pavilion, hotel, parking garages and other facilities located on the Property (the “Improvements”) and (iii) [owner in fee or lessee] of a riverboat located in a coffer dam on the Property that is entitled by the Louisiana Gaming Control Board (the “Board”) to conduct gaming activities thereon (with the Property and the Improvements, the “Complex”); and

WHEREAS,  Eldorado’s Affiliates have extensive experience in casino operations and management and have the knowledge and expertise to manage and operate the Complex on behalf of Owner; and,

WHEREAS, Owner desires to benefit from the expertise available to Eldorado through its affiliates in the management and operation of the Complex and Eldorado is willing to manage and operate the Complex on behalf of Owner, all in accordance with the terms and pursuant to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises, representations, warranties, understandings, undertakings and covenants herein contained, and intending to be legally bound thereby, Owner and Eldorado hereby covenant and agree as follows:

ARTICLE ONE
APPOINTMENT OF ELDORADO

1.01         Appointment and Term.  Owner hereby appoints and employs Eldorado, and Eldorado agrees, to act as Owner’s sole and exclusive agent for the supervision, direction and control of the management of the Complex (or any additions or expansions thereto) on the Owner’s behalf, upon the terms and conditions hereinafter set forth for a term commencing as of the Commencement Date through the date Owner no longer holds a riverboat gaming license for the Complex in Louisiana, subject to earlier termination in accordance with Article Eleven of this Agreement (the “Term”).  Upon termination of this Agreement, including any early termination as provided herein, Owner shall forthwith pay to Eldorado any and all amounts due to Eldorado as of such termination date.

Exhibit D-1

1.02         Relation of the Parties.  In taking any action pursuant to this Agreement, Eldorado will be acting only as the appointed agent or representative of Owner, and nothing in this Agreement shall be construed as creating a tenancy, partnership, joint venture or any other relationship between the parties hereto, except that of principal and agent.  All debts and liabilities properly incurred by Eldorado in the course of its management and operation of the Complex hereunder shall be the debts and obligations of the Owner only, and Eldorado shall not be liable therefor, except as specifically stated to the contrary herein.

ARTICLE TWO
REPRESENTATIONS AND COVENANTS OF OWNER

2.01         Furnishings and Equipment of the Complex.  Owner warrants and agrees:

(a)           That Owner will provide throughout the Term, at Owner’s sole cost and expense, all accessories necessary for the operation of the Complex, including, but not limited to, casino equipment and supplies;

(b)           That Owner will provide throughout the Term and at Owner’s sole cost and expense, full and adequate inventories of food and beverage and of consumable items utilized in operating the Complex, such as soap, cleaning materials, matches, stationery and all other similar items; and

(c)           That Owner will provide, throughout the Term, and at Owner’s sole cost and expense, sufficient working capital for the operation of the Complex.

2.02         Title to Complex.  Owner covenants and agrees that it has and it will maintain throughout the Term of this Agreement:

(a)           A leasehold interest in the Property and full ownership of and title to the improvements of the Complex, subject to such mortgages or other encumbrances in effect on the date hereof; and

(b)           Full ownership of the furnishings, fixtures and equipment located on the Property (“FF&E”), free and clear of any liens, encumbrances, covenants, charges, burdens or claims, except: (i) those that do not materially and adversely affect the use thereof by Eldorado; (ii) mortgages or other encumbrances existing as of the date hereof or as are otherwise related to the financing of the Complex and the FF&E; (iii) leases of personal property and equipment; and (iv) purchase money mortgages.  Except to the extent provided herein or in that certain Fourth Amended and Restated Joint Venture Agreement of Eldorado Casino Shreveport Joint Venture dated as of ______________, 2005 (the “Partnership Agreement”), this Agreement shall not be subject to forfeiture or termination under any financing documents relating to the Complex, except in accordance with the provisions of this Agreement, notwithstanding that there shall be a default under such financing documents. Owner further covenants and agrees to pay and discharge any ground rents, any other rental payments, concession charges or any other charges payable by Owner in respect of the Complex, and, at its own expense, to undertake and prosecute all appropriate actions, judicial or otherwise, to facilitate the quiet and peaceable operation of the Complex by Eldorado. Owner also agrees to pay, prior to delinquency, all taxes and assessments of whatever type that may become a lien on the Complex and which may be due and payable

Exhibit D-2

during the Term, unless (i) payment thereof is in good faith being contested by Owner, (ii) enforcement of any purported lien is stayed, and (iii) Owner maintains adequate reserves in a separate account with a reputable financial institution in order to discharge any such lien upon five (5) days notice of the existence of such lien.

2.03         Covenant of Eldorado.  Eldorado covenants and agrees that so long as it directly or indirectly controls the Owner or owns a majority of the voting interests of Owner, it will take, or cause Owner to take, all actions reasonably necessary to cause Owner to comply with its obligations under this Agreement, provided, however, that Eldorado shall not be obligated (i) to incur any obligation other than as agent of the Owner, (ii) to advance to the Owner, or otherwise utilize, any of its own funds, or (iii) to forego any payment due to it in the performance of its obligations under this Agreement.

ARTICLE THREE
NOTICES

Any and all written notices required by this Agreement shall be either hand-delivered or mailed, certified mail, return receipt requested, sent by facsimile copy, or sent via commercial courier, addressed to:

TO ELDORADO:	Eldorado Shreveport #1, LLC
Fourth & Virginia Streets
Reno, Nevada 89501
Attention: Chief Financial Officer

TO OWNER:	Eldorado Casino Shreveport Joint Venture
Fourth & Virginia Streets
Reno, Nevada 89501
Attention: Managing Partner

All notices hand-delivered shall be deemed delivered as of the date actually delivered.  All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked.  All notices sent by facsimile copy shall be deemed delivered as of the date receipt of the facsimile is confirmed or, if such date is not a business day, the first business day immediately following the date receipt of the facsimile is confirmed.  All notices sent via commercial courier shall be deemed delivered as of the business day immediately following the date the notice is entrusted to the commercial courier service with directions for service within one (1) day.  Any changes in any of the addresses listed herein shall be made by notice as provided in this Article Three.

ARTICLE FOUR
OPERATION

4.01         Standards.  With respect to the operation of the Complex pursuant to this and every other applicable Section of this Agreement, Eldorado shall manage the Complex in a manner consistent with both a first class entertainment complex and the best standards and procedures exercised by Eldorado or its affiliates in the management of all other casinos owned

Exhibit D-3

and operated by Eldorado or its affiliates, as such standards and procedures may be reasonably modified or revised by Eldorado from time to time to reflect the type, class and quality of the Complex, all in a professional manner and in the exercise of good faith.

4.02         Permits.  Owner, with the assistance of Eldorado, shall obtain and maintain in full force and effect all necessary licenses and permits as may be required for the operation of the Complex by Eldorado including, without limitation, casino, liquor, bar, restaurant, sign, coast guard and hotel licenses.  All licenses and permits are to be in effect as of the Commencement Date.  Eldorado undertakes to comply fully with any and all reasonably imposed conditions set forth in any such licenses and permits.

4.03         Personnel.

(a)           All personnel of the Complex shall be personnel of Owner.  As agent for Owner, Eldorado shall have the sole and absolute discretion to hire, supervise, direct the work of, discharge and determine the compensation and other benefits of all personnel working in the Complex, including persons employed for on-site management of the Complex.  Owner shall not interfere with or give orders or instructions to personnel employed at the Complex.  Eldorado, in its sole and absolute discretion, shall determine the fitness and qualification of such personnel.  Eldorado shall in no way be liable to said personnel or to Owner for any claims for wages, compensation or other benefits (including, without limitation, severance, pension, superannuation, retirement and termination pay) asserted by or on behalf of such personnel.  The salaries, other compensation and benefits of such personnel shall be paid by Owner.

(b)           Owner shall pay monthly to Eldorado all travel, lodging and meal costs and expenses reasonably incurred by employees of Eldorado and its subsidiaries and affiliated entities in the performance of duties imposed under this Agreement for the benefit of the Complex.  Employees of Eldorado and its subsidiaries and affiliated entities shall be furnished and provided with rooms and food, as an expense of Complex operations, whenever such employees are located at the Complex in the performance of this Agreement.

(c)           Eldorado shall, as agent for Owner and at Owner’s sole expense, employ third-party specialists to perform services for the Complex to the extent reasonably necessary to the operation, maintenance and/or protection of the Complex, such as engineers, designers and attorneys.

(d)           Eldorado shall cause Eldorado Resorts LLC, a Nevada limited liability company (“Eldorado Resorts”) to provide oversight of on-sight management by no less than three (3) of its executives, principals or other individuals designated by it to serve on the Board of Managers of Owner’s Managing Partner.  All compensation for such oversight services of the on-site management provided to Owner shall be included in the Base Management Fee (as defined in Section 5.02 below); provided, however, that Eldorado Resorts shall be entitled to reimbursement of actual, reasonable costs incurred on behalf of the Owner and the Complex (including reasonable out-of-pocket expenses incurred) by the individuals performing the oversight required by this paragraph (d), but only to the extent such out-of-pocket expenses are not otherwise reimbursed pursuant to paragraph (b) of this Section 4.03.

Exhibit D-4

4.04         Sales and Promotions.

(a)           Eldorado shall cause the Complex to participate in sales and promotional campaigns and, as appropriate, activities involving complimentary items to hotels, casinos, travel agents, tourist officials and airline representatives and other hospitality industry representatives.  Eldorado shall have the sole right to entitle the key personnel and the personnel employed by Owner and Eldorado to grant complimentary items when the same is customary in the travel, hospitality or gaming industry or in Eldorado’s standard practice or policy.

(b)           Eldorado shall establish standards relating to the granting or extension of credit and Owner agrees to bring no influence on Eldorado or the on-sight management executives with respect to requests from Owner to deviate from such standards.

(c)           Eldorado, on behalf of Owner, shall institute and supervise a sales and marketing program and shall coordinate and cooperate with the local and national sales and marketing programs of Eldorado and its affiliated entities and shall also coordinate with tour programs marketed by airlines, travel agents and government tourist departments when Eldorado determines such programs are in the best interest of Owner.

4.05         Maintenance and Capital Replacement.

(a)           Eldorado, as agent of Owner, is authorized to make and enter into such agreements as are in Eldorado’s reasonable opinion necessary for the operation, supply and maintenance of the Complex as required by this Agreement. Notwithstanding the foregoing, Eldorado agrees to use its commercially reasonable efforts to enter into agreements for the provision of goods and/or services to the Complex at the fair market value of the goods and/or services provided or rendered.

(b)           Eldorado shall have the right, without prior approval of Owner, to make alterations, additions or improvements in or to the Complex as are consistent with the standards established hereunder, provided that prior approval of Owner is required for any single expenditure having a cost in excess of $50,000, or for aggregate expenditures in any calendar year in excess of $250,000. The cost of such alterations, additions or improvements shall be charged directly to current expenses of the Complex or shall be capitalized and amortized on the books of account of the Complex in accordance with Eldorado’s standard accounting practices consistently applied.

(c)           In the event that, at any time during the Term of this Agreement, repairs or additions to or changes in the Complex shall be required by reason of any laws, ordinances, rules or regulations now or hereafter in force, or by proper and lawful order of any governmental or municipal power, department, agency, authority, or officer, such repairs or changes shall be made at the discretion of Eldorado, without the prior approval of Owner; provided that Eldorado shall use its commercially reasonable efforts to consult, in advance, with Owner with respect to such changes, additions or repairs.

Exhibit D-5

4.06         Accounting Services.

(a)           Eldorado, at Owner’s sole cost and expense, shall maintain a complete accounting system in connection with the management of the Complex.  The books and records shall be kept in accordance with generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as have been approved by a significant segment of the accounting profession which are in effect from time to time (“GAAP”), consistently applied.  Books and accounts shall be maintained at the Complex. Title to such books and accounts shall vest in Owner but Eldorado may maintain possession of such books and records; provided, however, that Eldorado shall return possession of such books and records to Owner upon the reasonable request of Owner.  Owner shall have the right and privilege of examining and copying said books and records at any reasonable time during regular business hours.

(b)           Eldorado, at Owner’s sole cost and expense, shall cause a certified audit of the Complex to be performed annually by such reputable accounting firm mutually acceptable to Owner and Eldorado, and at least three (3) copies thereof shall be furnished to each party not later than ninety (90) days from the end of Owner’s fiscal year.  Nothing herein contained shall prevent Owner, at its sole expense, from designating a reputable accounting firm to, upon reasonable prior written notice, examine the books and records of the Complex during regular business hours.

(c)           On or before the twenty-fifth (25th) day of each month, for the first six (6) months following the Commencement Date and on or before the fifteenth (15th) day of each month thereafter, Eldorado shall furnish Owner with an unaudited operating statement for the prior calendar month detailing (i) Statistical Data, (ii) Gaming Revenue Data (broken down by departmental or revenue source by line item), (iii) Gaming Operating Expense Data (broken down by departmental or expense source by line item) (iv) Food & Beverage Department Data, (v) Other Income Data, (vi) Overhead Departments Data, (vii) Fixed Charges, (viii) Gross Operating Profit, and (ix) Net Income or Loss, including management fees and other amounts paid to Eldorado.  Any adjustment required to make up an underpayment or to refund an overpayment of the monthly payments to Eldorado, as revealed in any monthly operating statement, shall be made by way of an adjustment in the payment during the month following the furnishing of said monthly operating statement.  Likewise, any adjustments predicated on the annual audited statements for the Complex, will be made during the first month following completion of the annual audit.

4.07         Bank Accounts.

(a)           Eldorado shall establish at such reputable financial institution(s) reasonably approved by Owner such Complex bank accounts as Eldorado deems necessary for the operation of the Complex. The accounts shall be styled “name of Complex-type of account” (e.g., operations, payroll), and all bank accounts shall provide that Eldorado’s designees shall be the only parties authorized to draw upon said accounts, and the deposits held in accounts of Owner or for the account of Owner shall be transferred to the accounts established pursuant

Exhibit D-6

hereto as Eldorado may direct.  Eldorado shall deposit, not less frequently than monthly, any cash on hand in excess of its reasonably anticipated operating capital needs for the next thirty (30) days and of any reserves required hereunder in such bank accounts or other depositories as may be designated by Owner.  It is understood that Eldorado shall maintain funds at the Complex and shall make payments therefrom as the same are usually and customarily made in the hospitality and gaming industry.

(b)           During the Term hereof, Owner shall furnish to Eldorado true and correct copies of all property tax statements and insurance policies and all financing documents (including notes and mortgages) relating to the Complex. Without in any way diminishing Owner’s responsibility hereunder, Eldorado shall be authorized, if Owner so requests in writing, to pay from the Complex bank accounts the amounts indicated by said statements and/or documents, provided sufficient funds are in such Complex accounts.

4.08         Concessions.  Eldorado shall have the exclusive right to consummate,  in the name of and for the benefit of Owner, arrangements and leases with concessioners, licensees, tenants and other users of any commercial space in the garage or with respect to a gift shop, beauty shop or other commercial venues in the hotel or pavilion, at then-prevailing commercially reasonable rates.

4.09         Expenses.

(a)           All costs, expenses, funding of operating deficits and working capital, and other obligations and liabilities hereunder (“Owner’s Financial Obligations”) shall be the sole and exclusive responsibility and obligation of Owner, except for those instances herein where it is expressly and specifically stated that such item shall be for the accounts of Eldorado.  It is understood that statements herein indicating that Eldorado shall “furnish,” “provide” or otherwise supply, present or contribute items or services hereunder shall not be interpreted or construed to mean that Eldorado is liable or responsible to fund or pay for such items or services, except in those specific instances mentioned above.

(b)           It is understood and agreed that Eldorado shall have no obligation or duty to fund and/or pay for any of Owner’s Financial Obligations.

4.10         Budgets.

(a)           Eldorado shall be obligated to furnish Owner with the following budgets in a form agreed to by Owner and Eldorado (collectively “Budgets”) during the Term hereof:

(i)            Forty-five (45) days subsequent to the Commencement Date, a commencement budget (“Opening Budget”), to be updated accordingly, which Opening Budget shall detail all costs, expenses and reserves reasonably anticipated by Eldorado, or contemplated in this Agreement, during the remainder of the first calendar year of the Term of this Agreement, including but not limited to, working capital, initial operating equipment and supplies, expenditures for recruiting, training, advertising and promotion and other similar costs and expenses.

Exhibit D-7

(ii)           An annual budget (“Annual Budget”) at least thirty (30) days prior to the end of the first full calendar year of the Term and each succeeding calendar year of the Term hereunder.  Each Annual Budget shall detail all costs, expenses on a line item basis and reserves reasonably anticipated by Eldorado, or contemplated in this Agreement, for the next succeeding year. Annual Budgets may be amended from time to time, after submission by Eldorado to Owner of such amendments.

(b)           Eldorado makes no guarantee, warranty or representation whatsoever in regard to Budgets, the same being intended as reasonable estimates only.

(c)           If Owner fails or delays in furnishing funds to cover deficits that may arise as a result of operations hereunder (by failure to approve or delay in approving Budgets in a timely manner or otherwise), Eldorado shall have no responsibility or liability therefor, and Owner shall indemnify and hold harmless Eldorado with respect to any liability, however arising, that may arise out of or relate to, directly or indirectly, such failure or delay in funding such obligations.

(d)           All Budgets submitted by Eldorado to Owner under this Section 4.10  shall (i) be prepared generally in accordance with GAAP, (ii) be presented substantially in the format of the operating statements required of Eldorado pursuant to Section 4.06(c) of this Agreement, and (iii) include detailed business and market plans.  Each Budget shall be subject to Owner’s prior express approval, which approval shall not be unreasonably withheld or unduly delayed and, unless Owner gives written notice to Eldorado within ten (10) days of its receipt of a Budget that it reserves the right to object to such a Budget, Owner shall be deemed to have approved such Budget.  For any period during which Owner and Eldorado are unable to agree on any given Budget, Owner and Eldorado shall be deemed to have agreed to the applicable Budget for the immediately preceding period, plus 5% for each line item thereof. If thirty (30) days have elapsed during any period for which Owner and Eldorado are unable to agree on a Budget, Owner and Eldorado hereby appoint [______________] (or any other independent accounting firm with gaming and hotel experience, as mutually agreed by Owner and Eldorado) as an independent arbiter that shall determine the appropriate Budget no later than four (4) weeks after its receipt of written notice of such a dispute. The arbiter’s Budget shall be binding upon Owner and Eldorado. All expenses incurred as a result of the invocation of such independent arbiter provision shall be borne solely by the Owner, subordinated to the payment of all fees and expenses due to or accrued for the benefit of Eldorado pursuant to this Agreement. The provisions of this Section 4.10(d) are to be carried out in tandem with, and not as an alternative for, the arbitration provisions of Section 13.07 of this Agreement.

(e)           The foregoing notwithstanding, Eldorado may incur expenses in excess of the amounts set forth in the Budgets provided:

(i)            the actual total expenditures for the operating department within which any given expense is allocable will not exceed one hundred ten percent (110%) of the total budgeted expenditures for such operating department approved in the then applicable Budget;

(ii)           such expenditure is expressly authorized in this Agreement;

Exhibit D-8

(iii)          Eldorado obtains Owner’s prior approval of such expenditure, which approval shall not be unreasonably withheld or unduly delayed;

(iv)          such expenditure is warranted by increased levels of business;

(v)           such expenditure is reasonably required to meet emergency conditions or a governmental or regulatory requirement and, in any case, Owner is promptly advised thereof;

(vi)          additional expenditures are reasonably incurred by reason of the occurrence of an event or events not reasonably foreseeable by Eldorado; or

(vii)         such expenditure is caused by the occurrence of an event or events outside Eldorado’s reasonable control.

4.11         Delivery of Notices.  Eldorado shall promptly deliver to Owner any written citation, notification or other written communication from any regulatory entity that alleges or relates to any violation or alleged violation of any applicable law, rule or regulation with respect to the Complex or Eldorado’s operation thereof.

ARTICLE FIVE
COMPENSATION OF ELDORADO

5.01         Forms of Compensation.  For and in consideration of the services rendered by Eldorado pursuant to this Agreement, Owner agrees to pay to Eldorado (a) the Base Management Fee (as defined below) and (b) the Complex Incentive Fee (as defined below). In addition to the Base Management Fee and the Complex Incentive Fee, Eldorado shall be entitled to the prompt receipt of all reimbursable amounts set forth elsewhere in this Agreement.

5.02         Base Management Fee defined.  The “Base Management Fee” shall be $2.5 million annually.  The Base Management Fee shall be paid quarterly on _______, _______, _______, and _______ of each year of the term of this Agreement in arrears in equal amounts of $625,000.  Payment of the Base Management Fee shall have priority over payment of any interest due on the $140,000,000 principal amount of First Mortgage Notes due 2012 co-issued by Owner and Shreveport Capital Corporation, a Louisiana corporation wholly owned by Owner (the “First Mortgage Notes”) prior to the time that the principal amount of all of the then outstanding First Mortgage Notes becomes due and payable, upon maturity, by acceleration or otherwise.  Owner agrees that prior to the time that the principal amount of all of the then outstanding First Mortgage Notes becomes due and payable, upon maturity, by acceleration or otherwise, no interest in respect of the First Mortgage Notes shall be paid at any time that any portion of the Base Management that is due and payable has not been paid in full.

5.03         Complex Incentive Fee defined.  The term “Complex Incentive Fee” shall mean a fee equal to the sum of (a) 15% of the amount, if any, by which EBITDA for any fiscal year of the Owner during the term of this Agreement exceeds $20 million and (b) an additional 5% of the amount, if any, by which EBITDA for any fiscal year of the Owner during the term of this Agreement exceeds $25 million.  For the purpose of computing the Complex Incentive Fee, the term “EBITDA” shall mean for any fiscal period, an amount equal to (a) consolidated net income

Exhibit D-9

of Owner for such period, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by Owner (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of Owner for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) interest expense, (iii) loss from extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation and amortization) for such period, and (v) amortized debt discount for such period, in each case to the extent included in the calculation of consolidated net income of Owner for such period in accordance with GAAP as modified by the following sentence, but without duplication.  For purposes of this definition, the following items shall be excluded in determining consolidated net income of Owner:  (1) the income (or deficit) of any other Person (as defined below) accrued prior to the date it became a Subsidiary (as defined below) of, or was merged or consolidated into, Owner or any of Owner’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which Owner has an ownership interest, except to the extent any such income has actually been received by Owner in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of Owner to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during the then current fiscal year; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any indebtedness, of Owner; (8) in the case of a successor to Owner by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of Owner at the date of acquisition of such Subsidiary over the cost to Owner of the investment in such Subsidiary.  For purposes of this Section, “Person” shall mean and include an individual and any entity including, without limitation, a corporation, partnership, association, limited liability company, joint stock company, trust or estate and “Subsidiary” shall mean, when used with reference to an entity, any corporation or other entity, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

Within _______ days following the completion of the annual audit provided for in Section 4.06, Eldorado shall provide Owner with a detailed calculation of the Complex Incentive Fee, if any, payable in respect of such period.  Owner shall provide each member of its managing partner’s Board of Managers (the “Owner’s Board of Directors”) and each person that is an observer of the Owner’s Board of Directors with such calculation of the Complex Incentive Fee and, to the extent that there is any disagreement with respect to the amount of such Complex Incentive Fee, such disagreement shall be resolved by the Owner’s independent auditors.  The Owner shall pay the Complex Incentive Fee no later than [___] days following the date that the amount of the Complex Incentive Fee is finally determined.  Payment of the Complex Incentive Fee shall be subordinate to principal and interest on the First Mortgage Notes and Owner agrees that no payment in respect of the Complex Incentive Fee shall be made at any time that any

Exhibit D-10

portion of accrued and unpaid interest on the First Mortgage Notes that is due and payable (without regard for any grace period) has not been paid in full in cash or if the Owner does not reasonably expect to pay the next payment on the First Mortgage Notes that immediately succeeds the payment of such Complex Incentive Fee in full in cash.

5.04         Losses.  Losses in any year shall be borne exclusively by Owner and shall not reduce the amount of any compensation that Eldorado may be entitled to receive hereunder for any prior, present, or subsequent years.  No part of such losses shall be charged against, recaptured out of or otherwise serve to diminish or affect the EBITDA of the Complex for prior, present, or subsequent years.

ARTICLE SIX
INSURANCE AND INDEMNITY

6.01         Property Insurance.  Within thirty (30) days of the Commencement Date, Eldorado shall, to the extent not then in force, procure and maintain, at Owner’s expense, property insurance, equal to at least one hundred percent (100%) of the insurable value thereof on a replacement cost basis, or such lesser amount to which Eldorado, subject to the terms of Section 6.03 of this Agreement, may determine, against loss or damage to the Complex and its contents from fire, boiler explosion and such other extended coverage risks and casualties as Eldorado shall deem necessary.  Eldorado shall, to the extent not then in force, also procure and maintain, and Owner shall pay for, business interruption insurance against loss or damage by fire and other hazards customarily included in an extended coverage endorsement, including riot, civil commotion and insurrection, all of said business interruption insurance to be effective from the Commencement Date and during the Term hereof.  Such liability and property insurance coverage procured pursuant to this Section 6.01 shall list, and any such insurance coverage in force shall be amended effective on the Commencement Date to list, Eldorado as an additional insured, with a right to thirty (30) days prior written notice in the event of cancellation or modification of coverage.

6.02         Liability Insurance/Miscellaneous Coverages.  Subject to the terms of Section 6.03 of this Agreement, Eldorado shall procure and maintain, and Owner shall pay for, during the Term hereof, the following insurance, which insurance shall list Eldorado and Eldorado’s subsidiaries, affiliates, officers, directors, agents, servants, workmen, and employees (all collectively referred to herein as “Eldorado”) as additional insured, with a right to thirty (30) days prior written notice in the event of cancellation or modification of coverage:

(a)           Comprehensive General Liability Insurance at a limit of at least $1 million per occurrence/$2 million aggregate, including, but not limited to, liquor liability and innkeepers liability coverage to protect against theft of or damage to guests’ property;

(b)           Automobile Liability and Physical Damage Insurance for at least $1 million combined single limit to include broad form drive other car coverage;

(c)           Comprehensive Crime Insurance including, but not limited to, Employee Dishonesty and Depositor’s Forgery Coverages;

Exhibit D-11

(d)           Worker’s Compensation Insurance and Employer’s Liability, including the Maritime Employers Liability Endorsement, U.S.L.& H., and similar insurances as may be required by law;

(e)           Group Benefits Insurance including major medical and hospitalization for Complex employees;

(f)            Fiduciary Liability Insurance, as required by the Employment Retirement Income Security Act of 1974 covering pension and benefit plans, in a limit sufficient to cover the assets at risk;

(g)           Marine Hull and Machinery and Property Insurance in an amount equal to at least 100% of the agreed insurable value including all gaming equipment thereof on a replacement cost basis;

(h)           Marine Business Interruption Insurance against loss of profits measured by net income of the Owner;

(i)            Builder’s Risk Insurance, if required, including delayed opening coverage;

(j)            Protection and Indemnity coverage, if required, including Jones Act, in an amount of at least $1 million with Excess Protection and Indemnity coverage in an amount of not less than $25 million;

(k)           Vessel Pollution Insurance, if required;

(l)            Any insurance that Owner or Eldorado may be required to obtain pursuant to any franchise covering the Complex;

(m)          Umbrella (Excess Liability) Insurance in an amount of not less than $100 million;

(n)           Any other insurance required by the terms of any agreement to which Owner is a party; and

(o)           Insurance against such other insurable risks as may reasonably be required.

6.03         Insurance Standards and Requirements.

(a)           It is agreed that all insurance hereunder is intended to fully and adequately protect Owner and Eldorado, and meet or exceed any requirements of applicable laws, rules or regulations, insurance underwriters, or other third parties having the right to determine insurance requirements for the Complex. Owner and Eldorado shall each approve all insurance required for the Complex with respect to amount and types of coverage, and the terms and conditions thereof; provided that, in making determinations hereunder with respect to insurance, Owner and Eldorado shall take into account Eldorado’s advice derived from its experience as a casino and hotel manager.   Insurance procured hereunder shall be placed with reputable, financially sound

Exhibit D-12

insurance companies acceptable to Owner and Eldorado, and shall be obtained in the name of Owner or Eldorado (as agent for Owner), as the parties may mutually agree.  All insurance hereunder shall name Eldorado and Owner as co-insureds and/or additional insureds.  If Owner should refuse or delay in approving the procuring or maintaining of insurance which Eldorado reasonably deems to be advisable to obtain for the Complex, Eldorado shall have (i) the right, upon five (5) days prior written notice to Owner, to procure such insurance in Eldorado’s own name but at Owner’s sole cost and expense, and (ii) the right to terminate this Agreement upon sixty (60) days prior written notice to Owner, unless such insurance is procured by Owner within such notice period.

(b)           Eldorado shall submit to Owner each year a summary of the insurance coverage maintained by Eldorado with respect to the Complex, certified by an officer of Eldorado, and Owner shall have thirty (30) days thereafter to give its comments thereon to the other.  If Eldorado receives no written comments from Owner within said period, the insurance program shall be deemed approved for that year.

6.04         Indemnity.  Owner agrees:

(a)           To indemnify and hold Eldorado free and harmless from any liability for injury or death to persons or damage or destruction of property due to any cause whatsoever, either in or about the Complex or elsewhere, as a result of the performance of this Agreement by Eldorado, its agents, workmen, servants, officers, directors or employees, irrespective of whether caused, wholly or partially, by the negligence of Eldorado, its agents, officers, directors or employees;

(b)           To reimburse Eldorado upon demand for any money or other property which Eldorado is required pursuant to the terms of this Agreement or applicable law to pay out for any reason whatsoever in performing its duties hereunder or as a consequence thereof, whether the payment is required by law to settle labor claims, for operating expenses or any other charges or debts incurred or assumed by Eldorado or any other party, or judgments, settlements, or expenses in defense of any claim, civil or criminal action, proceeding, charge, or prosecution made, instituted or maintained against Eldorado or Owner, jointly or severally, because of the condition or use of the Complex, or acts or failures to act of Eldorado, its employees, officers, directors or agents, Owner, its employees, officers or agents, or arising out of or based upon any law, regulation, requirement, contract or award; and,

(c)           To defend any claim, action, suit or proceeding brought against Eldorado or Owner, jointly or severally, arising out of or connected with any of the foregoing, and to hold harmless and fully indemnify Eldorado from any judgment, loss or settlement on account thereof, regardless of the jurisdiction in which any such claims, actions, suits or proceedings may be brought.

(d)           Notwithstanding the foregoing, Owner shall not be liable to indemnify and hold Eldorado harmless from any liability described above that results from the gross negligence or willful misconduct of Eldorado, its agents, employees, officers or directors.

Exhibit D-13

6.05         Eldorado Insurance.  Any insurance provided by Eldorado or its affiliated entities under this Article Six may be effected under policies of blanket insurance which cover other properties of Eldorado and/or its affiliated entities, and the pro rata portion of such premiums shall be charged and allocated to the Complex on the same basis as allocated to other participating operations of Eldorado or its affiliated entities. Any policies of insurance maintained by Eldorado pursuant to the provisions of this Section 6.05 may contain deductible provisions in such amounts as are maintained with respect to other operations of Eldorado or its affiliated entities, taking into account local standards and practices.  Further, in lieu of all or a part of comprehensive public liability insurance and worker’s compensation and employer’s liability insurance under clauses (a) and (d) of Section 6.02, any or all of the risks covered by such insurance may be self-insured or self-assumed by the Owner under a self-insurance or assumption of risk program similar to those in effect at other operations of Eldorado or its affiliates, up to such amounts as such risks are assumed or self-insured at such other operations.

ARTICLE SEVEN
GROUP SERVICES BY ELDORADO

7.01         Group Services.  Eldorado shall provide to the Complex, from other offices or casinos managed by Eldorado or its affiliates or subsidiaries, the following services:

(a)           General Administrative Service, in connection with:

(i)            Operation:

quality control and inspection;

general supervision;

supervision of employee hiring and training;

sales coordination;

coordination of a system-wide preventive maintenance program;

coordination of advertising and promotional program;

renovating and redecoration of complex;

purchasing of furnishings and equipment.

(ii)           Accounting:

coordination of the accounting system, and

the procuring of a computer program

(software) for the same;

general supervision of accounting reports;

internal audits.

(b)           Specific services, whereby personnel might be loaned to the Complex as may be deemed reasonable by Eldorado from another hotel and/or casino from time to time for the Complex’s benefit.

Exhibit D-14

7.02         Costs of Services.  The cost of the services referred to in Section 7.01 shall be reimbursed to Eldorado as a Complex operating expense on a direct cost basis.  Such costs for services include:

(a)           Actual out-of-pocket expenses (excluding salary and other compensation) for the personnel necessary to coordinate the above services directly attributable to the Complex operation, including, without limitation, telecommunication and travel expenses; and

(b)           In the case of specific services described in Section 7.01(b), the actual pro rata compensation cost and out-of-pocket reimbursable telecommunication and travel expenses of personnel while loaned to the Complex for its sole benefit.

In the event employees of Owner at the Complex are loaned to Eldorado or Eldorado’s affiliated entities, for their sole benefit (as opposed to that of the Complex), the actual pro rata compensation cost and out-of-pocket reimbursable telecommunication and travel expenses of such loaned personnel shall be reimbursed to the Owner by Eldorado or such Eldorado affiliated entity.

7.03         Software.

(a)           Software.  Eldorado and Owner acknowledge that Eldorado’s affiliated entities have developed or directed the development of data processing computer software for hotel and casino operations (the “Software”).  As part of the services furnished by Eldorado under this Agreement, Eldorado shall provide, or procure from its affiliates, for the Complex Eldorado’s or its affiliates’ data processing computer software for the operation of the Complex. The cost and expense of such Software and any ordinary course updates thereto shall be deemed to be included within the Base Management Fee; provided, however, special requests for Software specially developed for the Complex shall be procured by Eldorado at Owner’s sole cost and expense.  In addition, Owner agrees that Eldorado shall purchase, at Owner’s sole cost and expense, the necessary data processing hardware equipment to use the computer software in the operation of the Complex.  Owner further agrees that, as an operating expense of the Complex and at Owner’s sole cost and expense, Eldorado shall procure such installation, training, retraining and maintenance assistance from Eldorado’s Affiliates as Eldorado, in its sole discretion, deems advisable.  For purposes of this Section 7.03(a), the term “Owner’s cost and expense” is defined as a cost which is cost competitive in the marketplace with other comparable available date processing software and hardware.

(b)           Title to the Software.  Owner hereby acknowledges that the exclusive right of ownership in the Software, as well as any subsequent improvements, modifications or updates to the Software, vests solely in Eldorado.  Owner hereby disclaims any right to ownership, possession or use of the Software and related materials. Owner hereby acknowledges the unique proprietary nature of the Software and does hereby covenant that Owner shall maintain the strict confidential nature of the Software and related materials provided for use pursuant to this Agreement and Owner shall not disseminate such Software or related materials to any other person or entity without the express written consent of Eldorado thereto. Owner hereby further covenants that it shall not, and it shall not suffer any other person or entity to, violate the provisions of this Section 7.03(b), which Owner hereby consents shall be enforceable in equity,

Exhibit D-15

in a summary fashion, by Eldorado or its assignees without proof of harm other than an unauthorized disclosure.

(c)           Return of the Software.  Upon termination of this Agreement, for whatever reason, Owner shall procure replacement software licenses to permit Owner to continue data processing for hotel and casino operation and shall, within ninety (90) days of such termination, unless otherwise licensed by Eldorado, discontinue the use of the Software and/or related materials and certify to Owner that (i) the use of the Software and related materials has been discontinued, (ii) all originals and copies of the Software have been returned to Eldorado and (iii) no person or entity has retained any portion, in original or duplicate, of the Software or related material.  The provisions of Sections 7.03(b) and 7.03(c) of this Agreement shall survive any termination of this Agreement.

7.04         Intellectual Property.

(a)           Eldorado Intellectual Property.  Eldorado may, in its sole discretion, procure for the Complex and maintain for the Term of this Agreement the use of the “Eldorado” name and trademarks and trade dress, including those marks which may from time to time be developed and implemented in operating Eldorado establishments in the United States (the “Eldorado Intellectual Property”) to the extent that the use of such marks are appropriate (as determined by Eldorado) for use at the Complex.  The cost and expense of such intellectual property shall be deemed to be included within the Base Management Fee.

(b)           Usage of Intellectual Property.  Usage of the Eldorado Intellectual Property during the Term of this Agreement shall be governed by license agreements to be entered into by and between the owner of such marks and Owner.  Eldorado shall at all times during the Term of this Agreement operate the Complex (including all gaming facilities) with the Eldorado Intellectual Property and shall not, in any manner, operate the Complex (including all gaming facilities) in or under any other theme, style or motif without the express written consent of the Owner.

7.05         Memorabilia.  Eldorado and/or its affiliates may from time to time procure the use of certain moveable memorabilia which periodically may be transferred by and between an Eldorado Property and the Complex (the “Non-Owner Memorabilia”).   Owner agrees and acknowledges that Owner shall have no right to, title in or interest in the Non-Owner Memorabilia.  Upon termination of this Agreement, for whatever reason, Owner shall, within the earlier to occur of expiration of the license agreement referred to in the last sentence of Section 7.04 of this Agreement or sixty (60) days from termination of this Agreement, certify to Eldorado that all Non-Owner Memorabilia has been returned to Eldorado.

ARTICLE EIGHT
DAMAGE TO AND DESTRUCTION OF THE COMPLEX

8.01         Owner to Restore.  Owner agrees, under the circumstances set forth in the provisions of this Article Eight, to repair, restore, rebuild or replace any insured damage to, or impairment or destruction of the Complex from fire or other casualty.  If Owner is obligated hereunder to undertake such work and shall fail to do so, Eldorado may, but shall not be

Exhibit D-16

obligated to, undertake or complete such work for the account of Owner and shall be entitled to be repaid therefor, and proceeds of insurance shall be made available to Eldorado.

8.02         Limitation on Restoration.  If the Complex shall be totally destroyed or substantially destroyed during the Term of this Agreement by fire or other casualty and (a) the insurance required by Article Six of this Agreement shall have been maintained, and (b) the cost of repairing, restoring, rebuilding and replacing the same shall exceed one hundred percent (100%) of the proceeds of the insurance collectible by Owner for and on account thereof, Owner shall have the right and option, upon notice served upon Eldorado within one hundred eighty (180) days after such fire or other casualty, to terminate this Agreement.  If the cost of repairing, restoring, rebuilding or replacing the damage, impairment or destruction resulting from such fire or other casualty shall be less than one hundred percent (100%) of the proceeds of the insurance collectible by Owner, Owner shall repair, restore, rebuild or replace such damage, impairment or destruction, unless and to the extent that Owner and Eldorado shall otherwise agree.  If Owner fails to undertake such work within three hundred sixty (360) days after a fire or other casualty, or shall fail to complete the same diligently, Eldorado, without prejudice to its rights to repair, restore, rebuild or replace such damage, impairment or destruction for and on behalf of Owner and its rights and remedies upon undertaking any such work provided for in this Article, may at its election, terminate this Agreement upon notice to Owner.

ARTICLE NINE
CONDEMNATION

9.01         Total Condemnation.  If the whole of the Complex shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority for any public or quasi-public use or purpose, or if such a portion hereof shall be taken or condemned so as to make it imprudent or unfeasible, in Eldorado’s reasonable opinion, to use the remaining portion as a Complex of type and class immediately preceding such taking or condemnation, then, in either of such events, Eldorado, in its sole discretion, may determine that the Term of this Agreement shall cease and terminate as of the date of such taking or condemnation.

9.02         Partial Condemnation. If only a part of the Complex shall be taken or condemned and the taking or condemnation of such part does not make it unfeasible or imprudent, in Eldorado’s reasonable opinion, to operate the remainder as a Complex of the type and class immediately preceding such taking or condemnation, this Agreement shall not terminate, but out of the award to Owner, so much thereof as shall be reasonable necessary to repair any damage to the Complex, or any part thereof, or to alter or modify the Complex, or any part thereof, so as to render the Complex a complete and satisfactory architectural unit as a Complex of the same type and class as it was immediately preceding the taking or condemnation shall be used by Owner for that purpose.

ARTICLE TEN
RELATIONSHIP AND AUTHORITY

The provisions of this Agreement relating to the Base Management Fee and Complex Incentive Fee payable hereunder is included solely for the purpose of providing a method

Exhibit D-17

whereby the said fees can be measured and ascertained.  This Agreement is not intended to, and it shall not be deemed to, (i) make Eldorado and Owner joint venturers or partners of each other or (ii) except as set forth in this Agreement, including the next sentence of this Article Ten, to give Eldorado or Owner the power to bind or obligate the other.  Notwithstanding any provision to the contrary, Eldorado shall have such additional authority and powers as agent of Owner as may be necessary to carry out the spirit and intent of this Agreement.

ARTICLE ELEVEN
TERMINATION

11.01       Reciprocal Termination.  Notwithstanding any other provision of this Agreement to the contrary, each party shall have the right to terminate this Agreement on ninety (90) days prior written notice (or such lesser period mandated by the Board or another gaming regulatory authority) to the other in the event:

(a)           Any statute, regulation, rule or ruling renders the conduct of gaming in the United States or at the Complex illegal;

(b)           The Board shall deem Eldorado unsuitable; or

(c)           upon the occurrence of a “change of control”, as that term is defined in the Amended and Restated Indenture dated as of [__________], 2005 by and among the Owner, Shreveport Capital Corporation, the Eldorado Affiliates and U.S. Bank National Association;

provided, however, that so long as Eldorado continues to receive timely payments of the compensation specified in Article Five of this Agreement, unless otherwise required by the Board or another gaming regulatory authority, in no event shall any such termination be effective without the consent of the Owner until such time as a replacement manager has been selected by the Owner and approved by the Board.

11.02       Termination by Owner.  Owner shall have the right to terminate this Agreement by written notice delivered to Eldorado following:

(a)           the failure of Owner to pay the principal amount of the First Mortgage Notes and all accrued and unpaid interest thereon at such time as the principal amount of all of the then outstanding First Mortgage Notes becomes due and payable, at maturity, upon acceleration or otherwise;

(b)           the failure of Owner to pay all amounts due and payable under Sections ____ and ____ [put an 8 year mandatory redemption] of the Partnership Agreement;

(c)           Eldorado’s material breach of the terms of this Agreement which breach is not cured within sixty (60) days following written notice thereof delivered to Eldorado by Owner.

11.03       Termination by Eldorado.  Eldorado shall have the right to terminate this Agreement at any time when any amount then due and payable to Eldorado pursuant to Article Five of this Agreement remains unpaid by giving written notice to Owner which specifies that

Exhibit D-18

termination is pursuant to this Section 11.03; provided that in no event shall such termination be effective without the consent of the Owners until such time as a replacement manager has been selected by the Owner and approved by the Board so long as (x) Owner shall have reimbursed Eldorado for all reasonably incurred and documented out of pocket expenses associated with the performance of its obligations hereof no later than 30 days following submission by Eldorado to Owner of the applicable request for reimbursement pursuant to the terms hereof and (y) Owner shall have paid Eldorado $100,000 per month for each month beginning on the 180th day following the date of the written notice of termination delivered pursuant to this Section 11.03 that Eldorado continues to serve as the manager pursuant to the terms hereof, which amount shall be paid no later than 15 days following the end of each such month.

11.04       Eldorado’s and Owner’s Right to Terminate for License Issues.

(a)           Each of Eldorado and Owner shall have the right to terminate this Agreement upon ninety (90) days written notice to the other (or such lesser period mandated by the Board or another gaming regulatory authority) in the event of the occurrence of any event or the existence of any facts with respect to the ownership or management of the Complex that, in the terminating party’s good faith opinion, would jeopardize any gaming license or application for gaming license of such terminating party or its affiliated entities anywhere in the United States provided, however, that so long as Eldorado continues to receive timely payments of the compensation specified in Article Five of this Agreement, unless otherwise required by the Board or another gaming regulatory authority, such termination shall not be effective without the consent of the Owner until such time as a replacement manager has been selected by the Owner and approved by the Board.

(b)           Without limiting reasonableness to such circumstances, a determination made by the terminating party referred to in Section 11.03(a) of this Agreement shall be deemed to be reasonable if based upon: (i) any written communication from a gaming regulatory authority of the applicable state; or (ii) written evidence that, if true, the terminating party’s participation in, or involvement with, this Agreement and/or Eldorado’s management of the Complex would violate any law, rule or regulation administrated by any gaming regulatory authority, so long as such evidence is not induced in bad faith by its recipient.

11.05       Termination Buy-Out Offer.  In the event of a termination of this Agreement in accordance with the provisions hereof, Owner will be deemed to have made an offer on the part of the Owner and/or its constituent partners (other than Eldorado’s affiliates) to purchase the Eldorado affiliates’ interest in Owner (the “Termination Buy-Out Offer”) for an amount equal to the lesser of (a) Appraised Value (as defined below), (b) book value of such interest or (c) such other amount as shall be required by the Board or another gaming authority; provided that in no event shall such amount be less than $100.  The Eldorado Affiliates shall be deemed to have accepted the Termination Buy-Out Offer in the event of a termination pursuant to the terms of this Agreement.  If the Eldorado Affiliates elect to accept the Termination Buy-Out Offer, they shall notify Owner in writing within thirty (30) days of the giving of a notice of termination of this Agreement.  The closing of, and payment to Eldorado’s affiliates for, such Termination Buy-Out Offer shall occur no later than the effective date of Eldorado’s termination as manager of the Complex.  The “Appraised Value” of the Eldorado Affiliates’ ownership interest in Owner will be determined by an independent investment banking firm of national standing to be chosen by

Exhibit D-19

the Eldorado Affiliates and [Newco] on behalf of the Owner.  In the event that the Eldorado Affiliates, on the one hand, and [Newco] on behalf of Owner, on the other hand, cannot agree on an independent investment banking firm, then each shall select an independent investment banking firm and the Appraisal Value shall be the average of the values determined by such investment banking firms.  All costs (including investment banking fees) attributable to obtaining the foregoing investment banking valuation shall be borne by the Owner and shall not reduce the payment due to the Eldorado Affiliates.

ARTICLE TWELVE
SUCCESSORS AND ASSIGNS

12.01       Assignments by Eldorado.  Owner shall use its commercially reasonable efforts to obtain the approval of the gaming authorities of the State of Louisiana for the assignment of this Agreement to Eldorado Resorts and promptly following receipt of such approval shall effect such assignment.  Owner’s consent shall not be required for Eldorado to assign all of its rights and obligations under this Agreement or its rights and interests in the operation of the Complex to Eldorado Resorts and such assignment shall serve to fully relieve and discharge Eldorado from any further duties or obligations pursuant to this Agreement. In the event of an assignment pursuant to this Section 12.01 of all of Eldorado’s rights and obligations under this Agreement, every reference in this Agreement to “Eldorado” shall thereafter be deemed to refer to the entity to which such assignment is made to the same extent as if such references had been to such assignee.  Eldorado shall not be permitted to collaterally assign this Agreement or its rights and interest in the operation of the Complex to any entity as security for indebtedness.  Except as hereinabove provided, neither Eldorado nor Owner shall assign this Agreement without the prior written consent of the non-assigning party. It is understood and agreed that any consent granted by the non-assigning party to any such assignment shall not be deemed a waiver of the covenant herein contained against assignment in any subsequent case.

12.02       Assigns Bound.  Subject to the provisions of this Agreement regarding and/or restricting sale or assignments as set forth elsewhere in this Agreement, the terms, provisions, covenants, undertakings, agreements, obligations and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors in interest and the assigns of the parties hereto with the same effect as if mentioned in each instance where the party hereto is named or referred to, except that no assignment, transfer pledge, mortgage, lease or sublease by or through Eldorado or by or through Owner, as the case may be, in violation of the provision of this Agreement shall vest any rights in the assignee, transferee, mortgagee, pledge, lessee, sublessee or occupant.

ARTICLE THIRTEEN
GENERAL PROVISIONS

13.01       Best Evidence.  This Agreement shall be executed in original and “Xerox” or photostatic copies and each copy bearing original signatures of the parties hereto in ink shall be deemed an original.

13.02       Amendment or Modification.  This Agreement may not be amended or modified except by a writing signed by all parties hereto.

Exhibit D-20

13.03       Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Louisiana in effect on the date of the execution of this Agreement. Notwithstanding the foregoing, this Agreement shall, as required, be governed by and construed in accordance with the Louisiana Gaming Control Law and the rules and regulations of the Louisiana Gaming Control Board promulgated thereunder.

13.04       Interpretation.  The preamble recitals of this Agreement are incorporated into and made a part of this Agreement; titles of Sections and Articles are for convenience only and are not to be considered a part of this Agreement.  All references to years shall mean a year commencing as of the first day of January of each year.  All references to the singular shall include the plural and all references to gender shall, as appropriate, include other genders.

13.05       Severability.  In the event any one or more provisions of this Agreement is judicially declared null and void or otherwise unenforceable, the remainder of this Agreement shall survive, unless such survival vitiates the intent of the parties hereto.

13.06       Prohibition on Recordation/Covenant of Disclosure.

(a)           Eldorado hereby covenants and agrees that it shall take no action, nor authorize or suffer any one to take any action, the result of which would be to cause this Agreement, or a memorandum thereof, to be filed of record against the realty of the Complex. This covenant prohibiting recordation shall not apply to the filing of a judgment lien by reason of an action or cause of action arising from this Agreement or the breach thereof.

(b)           Owner hereby covenants and agrees that it shall disclose the existence, terms, provisions and conditions of this Agreement to any and all prospective purchasers and mortgagees of the realty of the Complex.

13.07       Arbitration.  Any dispute, controversy or claim arising out of or related to this Agreement, shall be resolved in the following manner; provided, however, that any dispute, controversy or claim arising out of or related to the intellectual property rights of Eldorado (or Eldorado’s parent, subsidiary or affiliates) will not be subject to arbitration.  The parties hereto shall refer the matter to their chief executive officers for the negotiation of a mutually satisfactory resolution.  If no such resolution is reached, then at any time after fifteen (15) days following the date the matter was referred to the chief executive officers of the parties, either party hereto may notify the other of its intention to have the claim finally settled by confidential arbitration in Reno, Nevada, in accordance with the Commercial Arbitration Rules of the American Arbitration Association and in accordance with the Federal Rules of Civil Procedure and Evidence applicable thereto.  This agreement to arbitrate shall be specifically enforceable in any court of competent jurisdiction.

13.08       Force Majeure.  With the exception of payment obligations imposed under this Agreement (which obligations are not subject to suspension, extinguishment or cancellation as a consequence of this Section 13.08 or otherwise), the parties to this Agreement shall be excused from the performance of any obligation under this Agreement in the event such performance is hindered or prevented by strike, boycott, lockout or other labor trouble; and storm, fire, earthquake or act of God; any riot, civil disturbance, or any act of war or of the public enemy;

Exhibit D-21

the shortage, unavailability or disruption in the supply of labor, materials, fuels or the disruption of postal, electrical, telephone or other utility service; any present or future governmental law, ordinance, order rule or regulation; or any other cause or contingency beyond the respective parties’ control, but only during such time as such party is unable due to a specified reason herein to perform its obligations hereunder.

13.09       Waiver.  None of the terms of this Agreement, including this Section 13.09, or any term, right or remedy hereunder shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

13.10       General Warranties.  Each party hereto warrants and represents to the other as follows:

(a)           Each party has or will diligently pursue all necessary governmental licenses and permits required to satisfy its obligations under this Agreement; and,

(b)           Each party has the right, power, title and authority to enter into this Agreement.

13.11       Parol.  This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and this Agreement supersedes any prior understandings, agreements, or undertakings.

13.12       Effectiveness of Agreement.  This Agreement shall be rendered void and of no further force or effect if the Board fails to grant the requisite approvals required for the execution of this Agreement by the parties.

13.13       Regulatory Approvals.  This Agreement is subject to compliance with applicable requirements of the gaming authorities in the State of Louisiana and, if applicable, the requirements of any other jurisdiction in which either Eldorado or any of Eldorado’s affiliated entities has a gaming license.  Eldorado shall use its commercially reasonable efforts to achieve compliance with all such applicable requirements.  In the event that any of such approvals are not obtained, or are revoked or suspended, each of Owner and Eldorado shall have the right to terminate this Agreement on ninety (90) days prior written notice (or such lesser period as is mandated by any applicable gaming authority); provided, however, that, so long as Eldorado is receiving timely payment of the compensation specified in Article Five of this Agreement, unless otherwise required by the Board or another applicable gaming authority, in no event shall any such termination be effective until a replacement manager has been selected by Owner and approved by the Board.

Exhibit D-22

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

ELDORADO CASINO SHREVEPORT JOINT VENTURE

By:
Name:
Title:

ELDORADO SHREVEPORT #1, LLC

By:
Name:
Title:

ELDORADO SHREVEPORT #2, LLC

By:
Name:
Title:

Exhibit D-23

EXHIBIT “A”

DESCRIPTION OF THE COMPLEX